UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

MEDASSETS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of MedAssets, Inc. (“Company common stock”).
(2)

Aggregate number of securities to which transaction applies:

(1) 59,065,315 shares of Company common stock, (2) 271,101 shares of Company common stock underlying options with an exercise price below the merger consideration of $31.35, (3) 290,830 shares of Company common stock underlying restricted share awards, (4) 2,362,662 shares of Company common stock underlying restricted share units and (5) 448,407 shares of Company common stock underlying share appreciation rights with a base price below the merger consideration of $31.35.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Estimated solely for the purpose of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated as the sum of (1) 61,718,807 shares of Company common stock (including 290,830 shares of Company common stock underlying restricted share awards and 2,362,662 shares of Company common stock underlying restricted share units) multiplied by $31.35 per share, (2) 271,101 shares of Company common stock underlying options multiplied by $17.44, the difference between $31.35 and $13.91 (the weighted average exercise price of the options) and (3) 448,407 shares of Company common stock underlying share appreciation rights multiplied by $31.35 per share.

	(4)	Proposed maximum aggregate value of transaction: $1,953,670,160
	(5)	Total fee paid: $196,735, determined by multiplying 0.0001007 by the proposed maximum aggregate value of the transaction of $1,953,670,160.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2015

MEDASSETS, INC.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

                    , 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of MedAssets, Inc., a Delaware corporation (“MedAssets,” the “Company,” “we,” “our” or “us”), which we will hold at                     , on                     , 2015, at             , local time (the “special meeting”).

At the special meeting, holders of our common stock, par value $0.01 per share (“Company common stock”), will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of November 1, 2015, by and among Magnitude Parent Holdings, LLC, a Delaware limited liability company (“Parent”), Magnitude Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Parent and Merger Sub were formed by affiliates of Pamplona Capital Management LLP (“Sponsor” or “Pamplona”). Sponsor is a London and New York-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments. Pursuant to the merger agreement, at the effective time of the merger (the “effective time”), Merger Sub will be merged with and into the Company (the “merger”), and each share of Company common stock issued and outstanding at the effective time (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect subsidiary of the Company or Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware) will be cancelled and converted into the right to receive (i) $31.35 in cash, without interest, and (ii) if the effective time does not occur on or before January 30, 2016 (the “trigger date”) and the failure of the effective time to occur on or prior to the trigger date was not caused by the failure of the Company to perform in all material respects its obligations under the merger agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (X) the number of days during the period commencing on, and including, the trigger date and ending on the day immediately preceding the closing date of the merger and (Y) $0.008589041.

The board of directors of the Company (the “board”) has approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. The board recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

The enclosed proxy statement describes the merger agreement and the merger and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from

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documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of Company common stock vote in favor of the approval and adoption of the merger agreement and the merger. If you fail to vote on the approval and adoption of the merger agreement and the merger, the effect will be the same as a vote against the approval and adoption of the merger agreement and the merger.

While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable your shares of Company common stock to be voted on the matters to be considered at the special meeting. If you desire your shares of Company common stock to be voted in accordance with the board’s recommendation on all proposals, you need only sign, date and return the proxy in the enclosed postage-paid envelope. Otherwise, please mark the proxy to indicate your voting instructions; sign and date the proxy; and return it in the enclosed postage-paid envelope. You also may submit a proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services. Submitting a proxy will not prevent you from voting your shares of Company common stock in person if you subsequently choose to attend the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

If you hold your shares of Company common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares of Company common stock. Without those instructions, your shares of Company common stock will not be voted, which will have the same effect as voting against the proposal to approve and adopt the merger agreement and the merger.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500.

Thank you for your continued support.

Sincerely,

R. Halsey Wise
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated                     , 2015 and is first being mailed, together with the enclosed proxy card, to stockholders on or about                     , 2015.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED NOVEMBER 23, 2015

MEDASSETS, INC.

100 North Point Center East, Suite 200,

Alpharetta, Georgia 30022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of MedAssets, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of MedAssets, Inc., a Delaware corporation (“MedAssets,” the “Company,” “we,” “our” or “us”), will be held at                     , at             local time on                     , 2015 (the “special meeting”), to consider and vote upon the following proposals:

1. to approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of November 1, 2015, by and among Magnitude Parent Holdings, LLC, a Delaware limited liability company (“Parent”), Magnitude Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, and the merger of Merger Sub with and into the Company;

2. to approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the merger; and

3. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.

The holders of record of our common stock, par value $0.01 per share (“Company common stock”), at the close of business on                     , 2015, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person.

The board of directors of the Company (the “board”) has approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. The board recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is important, regardless of the number of shares of Company common stock you own. The approval of the merger agreement and the merger by the affirmative vote of holders of a majority of the outstanding shares of Company common stock is a condition to the completion of the merger. The advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, each requires the affirmative vote of holders of a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares of Company common stock will be represented at the special meeting if you are unable to attend.

You also may submit your proxy by using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

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If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval and adoption of the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote or submit your proxy, the effect will be that your shares of Company common stock may not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval and adoption of the merger agreement and the merger, but will not affect the advisory vote to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record, you may revoke your proxy by attending the meeting and voting in person.

By order of the Board of Directors,

Jonathan H. Glenn
Executive Vice President, Chief Legal Officer and Corporate Secretary

                    , 2015

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ANNEX A	Agreement and Plan of Merger
ANNEX B-1	Opinion of Goldman, Sachs & Co.
ANNEX B-2	Opinion of Deutsche Bank Securities Inc.
ANNEX C	Section 262 of the General Corporation Law of the State of Delaware — Appraisal Rights

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SUMMARY

This Summary discusses the material information contained in this proxy statement, including with respect to the merger agreement (as defined below), the merger (as defined below) and the other agreements entered into in connection with the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary may not contain all of the information that may be important to you. We have included page references to direct you to a more complete description of the topics presented in this Summary.

Parties to the Merger (page 19)

MedAssets, Inc.

MedAssets, Inc. (“MedAssets,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. MedAssets is a performance improvement company providing technology-enabled products and services that, together, help mitigate the increasing financial challenges faced by healthcare organizations, including hospitals, health systems, non-acute healthcare providers, payers, other service providers and product manufacturers. As of December 31, 2014, our client base included approximately 4,500 acute care hospitals and 123,000 ancillary or non-acute provider locations. See “Parties to the Merger — MedAssets, Inc.”

Our common stock is publicly traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “MDAS.”

Additional information about MedAssets is contained in our public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information.”

Magnitude Parent Holdings, LLC

Magnitude Parent Holdings, LLC (“Parent”) is a Delaware limited liability company that was formed on October 28, 2015 solely for the purpose of entering into the merger agreement and related agreements and completing the merger and the other transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent.

Magnitude Acquisition Corp.

Magnitude Acquisition Corp. (“Merger Sub”) is a Delaware corporation and an indirect wholly owned subsidiary of Parent that was formed on October 28, 2015 solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated thereby.

Each of Parent and Merger Sub is controlled by affiliates of Pamplona Capital Management LLP (“Sponsor” or “Pamplona”), a London and New York-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single-manager hedge fund investments.

The Merger Proposal (page 24)

You will be asked to consider and vote upon the proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 1, 2015, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “merger agreement”) and the merger of Merger Sub with and into the Company (the “merger”). The merger agreement provides, among other things, that at the effective time of the merger (the

“effective time”), Merger Sub will be merged with and into the Company, and each share of the Company’s common stock, par value $0.01 per share (“Company common stock”), issued and outstanding at the effective time (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect subsidiary of the Company or Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will be cancelled and converted into the right to receive (i) $31.35 in cash, without interest, and (ii) if the effective time does not occur on or before January 30, 2016 (the “trigger date”) and the failure of the effective time to occur on or prior to the trigger date was not caused by the failure of the Company to perform in all material respects its obligations under the merger agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (X) the number of days during the period commencing on, and including, the trigger date and ending on the day immediately preceding the closing date of the merger (the “closing date”) and (Y) $0.008589041 (the “additional per share consideration”) ((i) and (ii) collectively, the “merger consideration”).

As a result of the merger, the Company will become an indirect wholly owned subsidiary of Parent.

The Special Meeting (page 20)

The special meeting will be held at                     , on                     , 2015,                     at local time (the “special meeting”).

Record Date and Quorum (page 21)

The holders of record of the Company common stock as of the close of business on                     , 2015, which the Company has set as the record date for the special meeting (the “record date”), are entitled to receive notice of and to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the Company common stock issued and outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote for the Merger (page 21)

Each share of Company common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting for the proposal to approve and adopt the merger agreement and the merger will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

As of the record date, there were             shares of Company common stock issued and outstanding.

As of the record date, the directors and executive officers of the Company owned, in the aggregate,             shares of Company common stock, representing     % of the issued and outstanding Company common stock entitled to vote at the special meeting. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Conditions to the Merger (page 78)

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the approval and adoption of the merger agreement and the merger by the stockholders of the Company (the “required stockholder approval”);

•

the absence of any statute, rule, regulation, executive order, decree or ruling having been adopted or promulgated, or temporary restraining order, preliminary or permanent injunction or other order having been issued by a court or other United States governmental entity having the effect of making the merger illegal or otherwise prohibiting the completion of the merger; and

•

the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) or any extension thereof.

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Parent, on or prior to the closing date, of the following additional conditions:

•

the representations and warranties of the Company must be true and correct in the manner described under “The Merger Agreement — Conditions to the Merger”, and the Company must have delivered a certificate of an executive officer to Parent to such effect;

•

the Company must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date, and the Company must have delivered a certificate of an executive officer to Parent to such effect; and

•	a Company material adverse effect (as defined under the section entitled “The Merger Agreement — Representations and Warranties”) must not have occurred since the date of the merger agreement.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, on or prior to the closing date, of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub must be true and correct in the manner described under “The Merger Agreement — Conditions to the Merger”, and Parent must have delivered a certificate of an executive officer to the Company to such effect; and

•

Parent and Merger Sub must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the closing date, and Parent must have delivered a certificate of an executive officer to the Company to such effect.

The completion of the merger is not subject to any financing condition. See “The Merger (Proposal 1) — Financing.”

When the Merger Becomes Effective (page 60)

We anticipate completing the merger in the first quarter of 2016, subject to the approval and adoption of the merger agreement and the merger by the Company’s stockholders as specified herein and the satisfaction or waiver of the other conditions to the completion of the merger. See “The Merger Agreement — Closing and Effective Time of the Merger.”

Reasons for the Merger; Recommendation of the Company’s Board of Directors in Favor of the Merger (page 33)

The board of directors of the Company (the “board”) recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. For a description of the reasons considered by the board in deciding to recommend approval and adoption of the merger agreement and the merger, see “The Merger (Proposal 1) — Reasons for the Merger.”

Opinions of the Company’s Financial Advisors (page 36)

Goldman, Sachs & Co.    At the November 1, 2015 meeting of the board, Goldman, Sachs & Co. (“Goldman Sachs”), financial advisor to MedAssets, rendered its oral opinion to the board, subsequently confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $31.35 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated November 1, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-1 and is incorporated herein by reference. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the proposed transaction or any other matter.

Deutsche Bank.    At the November 1, 2015 meeting of the board, Deutsche Bank Securities Inc. (“Deutsche Bank”), financial advisor to MedAssets, rendered its oral opinion to the board, confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the merger consideration of $31.35 in cash per share of Company common stock, without interest, was fair, from a financial point of view, to the holders of Company common stock, other than dissenting shares, shares owned directly by MedAssets, Parent or Merger Sub or shares owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or MedAssets.

The full text of Deutsche Bank’s written opinion, dated November 1, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this proxy statement as Annex B-2 and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the board in connection with and for the purpose of its evaluation of the proposed transaction. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any other matter. Deutsche Bank’s opinion was limited solely to the fairness of the merger consideration, from a financial point of view, to the holders of Company common stock (other than dissenting shares, shares owned directly by MedAssets, Parent or Merger Sub or shares owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or MedAssets), and Deutsche Bank did not express any opinion as to the underlying decision by MedAssets to engage in the transactions contemplated by the merger agreement or the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or business strategies.

For further information, see the section of this proxy statement entitled “The Merger (Proposal 1) — Opinions of the Company’s Financial Advisors” and Annexes B-1 and B-2.

Certain Effects of the Merger (page 24)

If the conditions to the completion of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its property, rights, privileges, powers, franchises, debts, liabilities and duties continuing unaffected by the merger. Upon completion of the merger, each share of Company common stock issued and outstanding at the effective time (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect subsidiary of the Company or Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the DGCL) will be cancelled and converted into the right to receive (i) $31.35 in cash, without interest, and (ii) if the effective time does not occur on or before January 30, 2016 and the failure of the effective time to occur on or prior to such date was not caused by the failure of the Company to perform in all material respects its obligations under the merger agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (X) the number of days during the period commencing on, and including, the trigger date and ending on the day immediately preceding the closing date of the merger and (Y) $0.008589041.

Treatment of Company Equity Awards (page 61)

Options.    Immediately prior to the effective time, each outstanding option to purchase Company common stock, whether vested or unvested, will become fully vested and, at the effective time, each such option will be cancelled in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (i) the positive difference, if any, between the merger consideration and the exercise price per share of Company common stock applicable to such option and (ii) the number of shares of Company common stock subject to such option.

Restricted Share Units and Restricted Share Awards.    Each restricted share award of, or restricted unit award with respect to, Company common stock outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each restricted share award and restricted share unit award will be canceled at the effective time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to such vested award and (2) the merger consideration.

Share Appreciation Rights.    Each award of a share appreciation right representing a right to acquire shares of Company common stock that is outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each share appreciation right will be cancelled at the effective time in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (1) the positive difference, if any, between the merger consideration and the base price per such share of such share appreciation right and (2) the total number of shares of Company common stock subject to such share appreciation right.

Interests of the Company’s Directors and Executive Officers in the Merger (page 49)

In considering the recommendation of the board with respect to the merger agreement and the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. Interests of executive officers and directors that may be different from or in addition to the interests of the Company’s stockholders include:

•

The merger agreement provides for the acceleration of the vesting and cash-out of Company stock options, Company restricted share units, Company restricted share awards and Company share appreciation rights.

•

The Company’s executive officers are parties to employment, consulting or change in control severance agreements or letter agreements with the Company that provide for severance benefits in the event of certain qualifying terminations of employment in connection with or following the merger.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.” The board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement and the merger.

Financing (page 46)

Parent estimates that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $2.8 billion. Parent expects this amount to be funded through a combination of the following:

•

debt financing in the form of (i) a senior secured first lien term loan facility in an aggregate principal amount of $1,130.0 million (the “first lien term loan facility”), (ii) an aggregate principal amount of up to $100.0 million revolving credit facility (the “revolving facility”) and (iii) a senior secured second lien term loan facility in an aggregate principal amount of $500.0 million (the “second lien term loan facility,” and, together with the first lien term loan facility and the revolving facility, the “debt facilities”; the financing available under the debt facilities, the “debt financing”). Parent has received firm commitments from Barclays Bank PLC (“Barclays”), Morgan Stanley Senior Funding, Inc. (“MSSF”), Macquarie Capital (USA) Inc. (“Macquarie Capital”), MIHI LLC (“Macquarie lender” and, together with Macquarie Capital, “Macquarie”) and GCI Capital Markets LLC (“Golub” and, together with Barclays, MSSF, Macquarie and/or their respective funds and affiliates, the “debt commitment parties”) to provide the debt financing; and

•

equity financing to be provided by Pamplona Capital Partners IV, L.P. (“Pamplona IV”) or other parties to whom it assigns a portion of its commitment, in an aggregate amount of up to approximately $1.238 billion to be funded on the closing date (the “equity financing,” and, together with the debt financing, the “financing”).

The consummation of the merger is not subject to a financing condition (although the funding of each of the debt financing and the equity financing is subject to the satisfaction of the conditions set forth in the applicable commitment letter under which such financing will be provided). We believe the amounts committed under the financing commitments will be sufficient to complete the merger, but we cannot assure you of that. Those amounts might be insufficient if, among other things, one or more of the parties to the financing commitments fails to fund the committed amounts in breach of such financing commitments or if the conditions to such financing are not met. Although obtaining the proceeds of any financing, including the financing under the financing commitments, is not a condition to the completion of the merger, the failure of Parent to obtain any portion of the committed financing (or alternative financing) may result in the failure of the merger to be completed. In that case, Parent may be obligated to pay the Company a reverse termination fee of $117.213 million, as described under “The Merger Agreement — Termination Fees.”

Limited Guarantee (page 48)

Pursuant to a limited guarantee, dated November 1, 2015, delivered by Pamplona IV in favor of the Company (the “limited guarantee”), Pamplona IV has guaranteed the payment obligations of Parent with respect to (i) the obligation of Parent under the merger agreement to pay a reverse termination fee of $117.213 million if the merger agreement is terminated by the Company or Parent under specified circumstances (see the section entitled “The Merger Agreement — Termination Fees”) and (ii) certain additional amounts, including Parent’s obligations to pay certain interest and expenses under the merger agreement and certain reimbursement and indemnification obligations of Parent under the merger agreement.

Pamplona IV’s obligations under the limited guarantee are subject to an aggregate cap equal to the amount of (i) $117.213 million plus (ii) Parent’s obligations to pay certain interest and expenses specified in the merger agreement plus (iii) certain expense reimbursement and indemnification obligations of Parent specified in the merger agreement plus (iv) the reasonable fees and out-of-pocket expenses incurred by the Company in connection with its successful enforcement of the limited guarantee after a final, non-appealable judgment.

Carveout Transaction (page 77)

Concurrently with the execution of the merger agreement, Parent entered into a separate purchase agreement for the transfer by Parent of ownership of the Company’s and its subsidiaries’ businesses (other than the Company’s and its subsidiaries’ Revenue Cycle Management business (the “RCM business”)) to VHA-UHC Alliance Holdco, LLC (“VHA”) (such transaction, the “carveout transaction”) following the completion of the merger. Parent and Merger Sub have agreed not to take or agree to take any action with respect to the carveout transaction or any other arrangement with respect to VHA or its affiliates that would be reasonably likely to prevent or materially delay the completion of the merger. No approval of the holders of Company common stock is required in order to complete the carveout transaction and our stockholders will not receive any consideration in, or as a result of, the carveout transaction.

Material U.S. Federal Income Tax Consequences of the Merger (page 55)

If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 57)

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On November 16, 2015, both the Company and Parent filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the Notification and Report Forms are deemed complete, the required waiting period will expire on December 16, 2016, unless earlier terminated or extended by a request for additional information.

Dissenters’ Rights (page 90)

Under Delaware law, holders of Company common stock who do not vote in favor of approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as or less than the merger consideration that would have otherwise been received for those shares.

Delisting and Deregistration of Company Common Stock (page 58)

If the merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, the Company would no longer file periodic reports with the Securities and Exchange Commission (the “SEC”) on account of the Company common stock.

No Solicitation by the Company (page 70)

The merger agreement generally restricts the Company’s ability to solicit acquisition proposals (as defined under the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”) from third parties, or participate in discussions or negotiations with third parties regarding any acquisition proposal. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement and prior to the receipt of the required stockholder approval, the Company is permitted to engage in negotiations with, and provide information to, third parties making an unsolicited acquisition proposal that the board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to result in a superior proposal (as defined under the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”). Under certain circumstances, the Company is permitted to terminate the merger agreement prior to the approval and adoption of the merger agreement by the Company’s stockholders in order to enter into a definitive agreement with respect to a superior proposal, upon payment by the Company of a termination fee of $58.606 million to Parent.

Termination (page 80)

The merger agreement may be terminated at any time prior to the effective time, and except as described below, whether before or after receipt of the required stockholder approval:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent if:

•

the effective time has not occurred on or before May 2, 2016, so long as the party seeking to terminate has not undertaken any action or failed to fulfill any obligation under the merger agreement that has contributed to the failure of the effective time to occur on or before such date, and such action or failure to perform constituted a breach of the merger agreement in any material respect;

•

any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement (other than the carveout transaction) and such order, decree ruling or other action has become final and non-appealable, so long as the party seeking to terminate did not breach any provision under the merger agreement in any material respect, which breach resulted in the injunction or the failure of the injunction to be resisted, resolved or lifted; or

•	the required stockholder approval is not obtained at the special meeting (including any adjournments or postponements) at which the merger is voted upon;

•	by Parent if:

•

prior to the special meeting, (i) the board effects a change of recommendation (as defined in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”) or approves or recommends a superior proposal (or the board has resolved to do any of the foregoing); or (ii) the Company or any of its subsidiaries enters into an alternative acquisition agreement (as defined in the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”), whether or not permitted under the merger agreement; or

•

the Company breaches any representation, warranty, covenant or agreement such that the conditions to Parent’s obligations to complete the merger would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured and is not cured prior to the earlier of (A) 30 days following notice of such breach and (B) May 2, 2016, provided that Parent will not have the right to terminate the merger agreement pursuant to its right described under this bullet point if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement and the conditions to the Company’s obligations to complete the merger would not be satisfied (such termination, termination for “Company breach”);

•	by the Company if:

•

prior to obtaining the required stockholder approval pursuant to its termination right in connection with entering into a definitive agreement with respect to a superior proposal and subject to its compliance with its obligations described under the section titled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals,” provided that in case of such termination the Company must pay the Company termination fee to Parent or Parent’s designee, as specified in the section titled The Merger Agreement — Termination Fees;

•

Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement (other than its representation and covenant with respect to obtaining financing), such that the conditions to the Company’s obligations to complete the merger would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations to complete the merger), if such breach is reasonably capable of being cured and is not cured prior to the earlier of (A) 30 days following notice of such breach and (b) May 2, 2016, provided that the Company will not have the right to terminate the merger agreement pursuant to its right described under this bullet point if the Company is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and the conditions to Parent’s obligations to complete the merger would not be satisfied (such termination, termination for “Parent breach”); or

•

(i) the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied or waived on the date on which the closing should have occurred under the merger agreement, (ii) the Company has irrevocably confirmed to Parent in writing that such conditions have been satisfied or waived and the Company is prepared to take such actions within its control to cause the closing to occur, and (iii) Parent and Merger Sub do not complete the merger by the third business day after the date on which the closing should have occurred under the merger agreement and the Company was prepared to take such actions within its control to cause the closing to occur on each business day of such three business day period (such termination, termination for “non-completion of the merger”).

Termination Fees (page 81)

The Company is required to pay to Parent or its designee a termination fee of $58.606 million in cash (less any applicable expenses previously paid to Parent by the Company) in the event that:

•

the Company terminates the merger agreement in connection with entering into a definitive agreement with respect to a superior proposal pursuant to the termination right described under the section titled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals;”

•

Parent terminates the merger agreement because, prior to the special meeting, (i) there has been a change in recommendation (as defined under the section entitled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”) or the board has approved or recommended a superior proposal (or has resolved to do any of the foregoing) or (ii) the Company or any of its subsidiaries has entered into an alternative acquisition agreement, whether or not permitted under the merger agreement; or

•

(i) after the date of the merger agreement, (A) any acquisition proposal has been received by the Company, any of its subsidiaries or any of their respective representatives which has become known to the public, or (B) any person has publicly proposed or disclosed any acquisition proposal or an intention (whether or not conditional) to make an acquisition proposal (and, in each case, in the case of termination by either Parent or Company for a failure to obtain the required stockholder approval, has not been withdrawn without qualification at least 10 day s before the special meeting, (ii) the merger agreement is terminated (A) by Parent or the Company due to a failure of the effective time to have occurred by May 2, 2016 (provided that the special meeting will not have occurred at or prior to the time of such termination and there has been no governmental order or injunction which prevented the special meeting from occurring prior to May 2, 2016) or (B) by Parent or Company for a failure to obtain the required stockholder approval or (C) by Parent for Company breach due to a material breach by the Company of certain specified covenants under the merger agreement, and (iii) concurrently with or within 12 months of such termination, the Company enters into a definitive agreement providing for any acquisition proposal or consummates any transaction with respect to any acquisition proposal (in each case, substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “acquisition proposal” described under the section titled “The Merger Agreement — Other Covenants and Agreements — No Solicitation; Acquisition Proposals”).

Parent is required to pay to the Company or its designee a termination fee of $117.213 million in cash in the event that:

•	the Company terminates the merger agreement:

•	for Parent breach;

•	for non-completion of the merger;

•

because the effective time did not occur on or before May 2, 2016, and at the time of such termination, (1) the mutual conditions to closing (other than (A) the condition with respect to no injunctions, restraints or illegality, due to a statute, rule, regulation, executive order, decree or ruling, order, injunction or other order making the merger illegal or otherwise prohibiting the completion of the merger under any antitrust law, and (B) the condition with respect to the expiration or termination of the HSR waiting period) and (2) the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing; provided that such conditions would be capable of being satisfied assuming the closing was the date of termination); or

•

either the Company or Parent terminates the merger agreement because the effective time did not occur on or before May 2, 2016, and at the time of such termination, the Company would have been entitled to terminate the merger agreement for Parent breach or non-completion of the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	On November 1, 2015, the Company entered into a merger agreement providing for the merger of Merger Sub, an indirect wholly owned subsidiary of Parent, with and into the Company, with the Company surviving the merger as an indirect wholly owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation of proxies by the board in favor of the proposal to approve and adopt the merger agreement and the merger and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company pursuant to the merger agreement. As a result of the merger, following the effective time, the Company will become an indirect wholly owned subsidiary of Parent, and you will no longer own shares in the Company, only the right to receive the merger consideration.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will be entitled to receive (i) $31.35 in cash, without interest, and (ii) the additional per share consideration, if any, for each share of Company common stock that you own. For example, if you own 100 shares of Company common stock, you will be entitled to receive $3,135.00 in cash plus the additional per share consideration, if any, in exchange for your shares of Company common stock. You will not be entitled to receive shares in the surviving corporation or in Parent.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at on , 2015 at local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve and adopt the merger agreement and the merger;

•	to approve, on an advisory (non-binding) basis, the compensation that will or may be payable to the named executive officers of the Company in connection with the merger; and

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement and the merger.

Q:	What vote of the Company’s stockholders is required to approve and adopt the merger agreement and the merger?

A:	Stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date for the determination of stockholders entitled to vote at the special meeting must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

As of                     , 2015, the record date for the special meeting, there were             shares of Company common stock issued and outstanding.

Q:	How will our directors and executive officers vote on the proposal to approve and adopt the merger agreement and the merger?

A:	The directors and executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to approve and adopt the merger agreement and the merger.

As of                     , 2015, the record date for the special meeting, the directors and executive officers of the Company owned, in the aggregate,             shares of Company common stock, representing     % of the issued and outstanding Company common stock entitled to vote at the special meeting.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board with respect to the merger agreement and the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The board was aware of the different or additional interests described herein and considered these interests along with other matters in approving and adopting the merger agreement and the merger. See “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.”

Q:	How many shares are needed to constitute a quorum?

A:	A quorum will be present if holders of record of a majority of the shares of Company common stock issued and outstanding and entitled to vote on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present for the transaction of business at the special meeting.

If your shares are held in “street name” by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, these shares will be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:	What vote of the Company’s stockholders is required to approve other matters to be discussed at the special meeting?

A:	The advisory (non-binding) proposal to approve the compensation that will or may be payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting each requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

Q:	How does the board recommend that I vote?

A:	The board recommends that our stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the merger. The board also recommends that our stockholders vote “FOR” the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal regarding adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	What are some of the effects the merger will have on the Company?

A:	The Company common stock is currently registered under the Exchange Act, and is quoted on Nasdaq under the ticker symbol “MDAS.” As a result of the merger, the Company will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent. Following the completion of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement and the merger are not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain a public company, and shares of the Company common stock will continue to be listed and quoted on Nasdaq. Under specified circumstances, the Company may be required to pay Parent a termination fee of $58.606 million and/or reimburse Parent’s reasonable out-of-pocket expenses up to a maximum amount of $12.5 million (with any expense reimbursement paid to Parent reducing the amount of any termination fee payable by the Company), or Parent may be required to pay the Company a termination fee of $117.213 million. See “The Merger Agreement — Termination Fees” and “The Merger Agreement — Expenses.”

Q:	What will happen if stockholders do not approve the advisory proposal on executive compensation that will or may become payable to the Company’s named executive officers in connection with the merger?

A:	The approval of this proposal is not a condition to the completion of the merger. The vote on this proposal is an advisory vote and will not be binding on the Company or Parent. If the merger agreement and the merger are approved and adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers even if stockholders fail to approve this proposal.

Q:	What do I need to do now? How do I vote my shares of Company common stock?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	mail, using the enclosed postage-paid envelope;

•	telephone, using the toll-free number listed on each proxy card; or

•	the Internet, at the address provided on each proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Can I revoke my proxy?

A:	Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022, Attention: Corporate Secretary, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked). Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.

Q:	What happens if I do not vote?

A:	The vote to approve and adopt the merger agreement and the merger is based on the total number of shares of Company common stock issued and outstanding on the record date, not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger.

Q:	Will my shares of Company common stock held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares of Company common stock you may hold in “street name” will be deemed to be held by a different stockholder than any shares of Company common stock you hold of record, any shares of Company common stock so held will not be combined for voting purposes with shares of Company common stock you hold of record. Similarly, if you own shares of Company common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of Company common stock because they are held in a different form of record ownership. Shares of Company common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Shares of Company common stock held in an individual retirement account must be voted under the rules governing the account.

Q:	What happens if I sell my shares of Company common stock before completion of the merger?

A:	If you transfer your shares of Company common stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Company common stock through completion of the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the completion of the merger. So, if you transfer your shares of Company common stock after the record date but before the completion of the merger, you will have transferred your right to receive the merger consideration in the merger, but you will have retained the right to vote at the special meeting.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Do not send in your certificates now.

Q:	I do not know where my stock certificate is — how will I get the merger consideration for my shares?

A:	If the merger is completed, the transmittal materials you will receive after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	Am I entitled to exercise dissenters’ or appraisal rights instead of receiving the merger consideration for my shares of Company common stock?

A:	Yes. Under Delaware law, holders of Company common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger will have the right to seek appraisal and receive the judicially determined “fair value” of their shares of Company common stock in lieu of receiving the merger consideration if the merger closes, but only if they perfect their appraisal rights by precisely complying with the required procedures under Section 262 of the DGCL. This appraisal value could be more than, the same as, or less than the merger consideration that would have otherwise been received for those shares.

To exercise appraisal rights under Delaware law, stockholders must submit a written demand for appraisal to the Company prior to the vote on the proposal to approve and adopt the merger agreement and the merger, must not vote in favor of the proposal to approve and adopt the merger agreement and the merger and must continue to hold the shares of Company common stock of record through the effective time. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The text of the Delaware appraisal rights statute, Section 262 of the DGCL, is reproduced in its entirety as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

Q:	Will I have to pay taxes on the merger consideration I receive?

A:	If you are a U.S. holder, the receipt of cash in exchange for shares of Company common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the merger will generally not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Company common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of Company common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company common stock are voted.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Company common stock held through brokerage firms. If your family has multiple accounts holding Company common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact MacKenzie Partners, Inc., which is acting as the proxy solicitor for the Company in connection with the merger, or the Company.

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 959-5500

or

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

Attention: Investor Relations

(678) 323-2500

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents incorporated by reference in this proxy statement, contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995, and include the intent, belief or current expectations of the Company and its management team with respect to the Company’s future business operations. Any forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this proxy statement and the documents incorporated by reference in this proxy statement include, but are not limited to: failure to realize improvements in performance, efficiency and profitability; failure to complete anticipated sales under negotiations; failure to successfully implement revenue backlog; lack of revenue growth; customer losses; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of Company common stock. Additional factors that could cause actual results to differ materially from those contemplated within this proxy statement can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2014 filed with the SEC and available at http://ir.medassets.com. The Company disclaims any responsibility to update any forward-looking statements.

The following factors, among others, could cause our actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the transactions contemplated by the merger agreement (other than the carveout transaction) due to the failure to obtain the required stockholder approval; (3) the inability to satisfy the other conditions specified in the merger agreement, including, without limitation, the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the merger agreement (other than the carveout transaction); (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings that may be instituted against the Company, Parent or Merger Sub or others following announcement of the merger agreement and transactions contemplated therein; and (6) the possibility that the Company may be adversely affected by other economic, business and/or competitive factors.

PARTIES TO THE MERGER

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

(678) 323-2500

MedAssets, Inc. was incorporated in Delaware in 1999 and is headquartered in Alpharetta, Georgia. MedAssets is a performance improvement company providing technology-enabled products and services that, together, help mitigate the increasing financial challenges faced by healthcare organizations, including hospitals, health systems, non-acute healthcare providers, payers, other service providers and product manufacturers. As of December 31, 2014, our client base included approximately 4,500 acute care hospitals and 123,000 ancillary or non-acute provider locations.

MedAssets’ common stock currently trades on Nasdaq under the ticker symbol “MDAS.”

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and which is incorporated by reference into this proxy statement. See “Where You Can Find Additional Information.”

Magnitude Parent Holdings, LLC

375 Park Avenue, 23rd Floor

New York, New York 10152

(212) 207-6820

Magnitude Parent Holdings, LLC is a Delaware limited liability company that was formed on October 28, 2015 solely for the purpose of entering into the merger agreement and related agreements and completing the merger and the other transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and the related agreements. Upon completion of the merger, the Company will be an indirect wholly owned subsidiary of Parent.

Magnitude Acquisition Corp.

375 Park Avenue, 23rd Floor

New York, New York 10152

(212) 207-6820

Magnitude Acquisition Corp. is a Delaware corporation and an indirect wholly owned subsidiary of Parent that was formed on October 28, 2015 solely for the purpose of entering into the merger agreement and completing the merger and the other transactions contemplated thereby.

Each of Parent and Merger Sub is controlled by affiliates of Pamplona Capital Management LLP, a London and New York-based specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments.

THE SPECIAL MEETING

We are furnishing this proxy statement to the Company’s stockholders as part of the solicitation of proxies by the board for use at the special meeting. This proxy statement provides the Company’s stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board for use at the special meeting to be held at                     on                     , 2015, at                     local time, or at any adjournment or postponement thereof.

Purposes of the Special Meeting

One purpose of the special meeting is for our stockholders to consider and vote upon the proposal to approve and adopt the merger agreement and the merger. Our stockholders must approve and adopt the merger agreement and the merger for the merger to occur. If our stockholders fail to approve and adopt the merger agreement and the merger, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that will or may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section entitled “The Merger (Proposal 1) — Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation that will or may become payable in connection with the merger is a vote separate and apart from the vote to approve and adopt the merger agreement and the merger. Accordingly, a stockholder may vote to approve and adopt the merger agreement and the merger and vote not to approve the executive compensation and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement and the merger are adopted and approved and regardless of the outcome of the advisory vote. Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger.

This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                      , 2015.

Recommendation of the Company’s Board of Directors

After careful consideration, the board has approved the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and has determined that it is advisable to and in the best interests of the Company and its stockholders to enter into the merger agreement. Certain factors considered by the board in reaching its decision to approve and adopt the merger agreement and the merger can be found in the section entitled “The Merger (Proposal 1) — Reasons for the Merger.”

The board recommends that the stockholders of the Company vote “FOR” the proposal to approve and adopt the merger agreement and the merger. In addition, the board recommends that the stockholders of the Company vote “FOR” the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date and Quorum

The holders of record of Company common stock as of the close of business on                     , 2015, which the Company has set as the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, shares of Company common stock were issued and outstanding.

The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the Company common stock issued and outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions and broker non-votes, described below under the sub-heading “— Voting; Proxies; Revocation — Providing Voting Instructions by Proxy,” will be included in the calculation of the number of shares considered to be present at the special meeting.

Required Vote

Each share of Company common stock issued and outstanding at the close of business on the record date is entitled to one vote at the special meeting.

For the Company to complete the merger, stockholders holding a majority of the shares of Company common stock issued and outstanding at the close of business on the record date must vote “FOR” the proposal to approve and adopt the merger agreement and the merger. A failure to vote your shares of Company common stock or an abstention from voting will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger.

Approval of each of the advisory (non-binding) proposal on executive compensation that will or may become payable to the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

As of the record date, there were             shares of Company common stock issued and outstanding.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote             shares of Company common stock, or approximately     % of the shares of Company common stock issued and outstanding on that date. We currently expect that the Company’s directors and executive officers will vote their shares in favor of the proposal to approve and adopt the merger agreement and the merger and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting; Proxies; Revocation

Attendance

All holders of shares of Company common stock as of the close of business on                     , 2015, the record date, including stockholders of record and beneficial owners of Company common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your bank, broker or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of Company common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares of Company common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Company Common Stock Held by Record Holder

If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

Submit a Proxy by Telephone or via the Internet. This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares of Company common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

Submit a Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of Company common stock will be voted in the manner directed by you on your proxy card.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to approve and adopt the merger agreement and the merger, the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of Company common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to approve and adopt the merger agreement and the merger and will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, or the advisory (non-binding) proposal to approve the compensation that will or may become payable to the named executive officers of the Company in connection with the merger.

Shares of Company Common Stock Held in “Street Name”

If your shares of Company common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of Nasdaq, banks, brokers and other nominees who hold shares of Company common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to the proposal to approve and adopt the merger agreement and the merger or any of the other proposals described in this proxy statement. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger and will have no effect on the adjournment proposal or the advisory (non-binding) proposal on executive compensation that will or may become payable to the Company’s named executive officers in connection with the merger. For shares of Company common stock held in “street name,” only shares of Company common stock affirmatively voted “FOR” the proposal to approve and adopt the merger agreement and the merger will be counted as a favorable vote for such proposal.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•

submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	delivering to the Corporate Secretary of the Company a written notice of revocation c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, GA 30022.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Company common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve and adopt the merger agreement and the merger, a vote “AGAINST” the advisory (non-binding) proposal on executive compensation that will or may become payable to the Company’s named executive officers in connection with the merger and a vote “AGAINST” the adjournment proposal.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to approve and adopt the merger agreement and the merger, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that failure to do so could reasonably be expected to result in a violation of applicable law.

The special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of outstanding Company common stock. MacKenzie Partners, Inc., a proxy solicitation firm, has been retained to assist in the solicitation of proxies for the special meeting, and the Company will pay MacKenzie Partners, Inc. a retainer of $15,000 with a final fee not expected to exceed $75,000 for advisory and consulting services and as proxy solicitor for the Company in connection with the special meeting. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by MacKenzie Partners, Inc. or, without additional compensation, by certain of the Company’s directors, officers and employees.

Other Information

You should not return your stock certificate or send documents representing Company common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of Company common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

Certain Effects of the Merger

If the merger agreement and the merger are approved and adopted by the Company’s stockholders and certain other conditions to the completion of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company with the Company being the surviving corporation in the merger.

Upon the completion of the merger, each share of Company common stock issued and outstanding immediately prior to the effective time (other than shares (a) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect subsidiary of the Company or Parent or (b) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the DGCL) will be cancelled and converted into the right to receive (i) $31.35 in cash, without interest, and (ii) if the effective time does not occur on or before January 30, 2016 and the failure of the effective time to occur on or prior to such date was not caused by the failure of the Company to perform in all material respects its obligations under the merger agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (X) the number of days during the period commencing on, and including, the trigger date and ending on the day immediately preceding the closing date of the merger and (Y) $0.008589041.

The Company common stock is currently registered under the Exchange Act and is quoted on Nasdaq under the ticker symbol “MDAS.” As a result of the merger, the Company will cease to be a publicly traded company and will be indirectly wholly owned by Parent. Following the completion of the merger, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to the Company common stock, in each case in accordance with applicable law, rules and regulations.

Background of the Merger

As part of their ongoing evaluation of the Company’s business, the board and the Company’s senior management regularly review and assess the Company’s operations and financial performance and industry conditions as they may affect the Company’s long-term strategic goals and plans, including the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.

In late November of 2014, representatives of a hedge fund (“Party A”) contacted Mr. John Bardis, the chief executive officer of the Company at that time, and proposed that the board consider a going-private transaction in respect of the Company. After discussing such preliminary contact with other members of senior management, representatives of Willkie Farr & Gallagher LLP (“Willkie Farr”), the Company’s outside legal counsel, and Deutsche Bank Securities Inc. (“Deutsche Bank”), the Company’s long standing financial advisor, Mr. Bardis agreed to meet with representatives of Party A to better understand their views on the Company and the markets in which the Company operates.

Following the meeting between Party A and Mr. Bardis, on December 2, 2014, Mr. Bardis received a joint indication of interest from Party A and a private equity fund (“Party B”) offering to acquire the Company for $26.00 to $28.00 per share in cash, subject to confirmatory diligence and certain other conditions, including discussing a potential transaction on an exclusive basis.

On December 3, 2014, the board held a meeting attended by representatives of Willkie Farr, at which Mr. Bardis apprised the board with respect to the recent communications from Party A and Party B, including the indication of interest to acquire the Company. Willkie Farr advised the board regarding its fiduciary duties in the context of considering a potential sale. At this meeting, the board engaged in a discussion regarding, among other things, the proposal, the potential benefits and risks of engaging in a broader strategic process with multiple potential buyers rather than an exclusive arrangement with Party A and Party B, and other possible strategic alternatives. The board, after consultation with its advisors, instructed senior management to continue discussions with Party A and Party B and considered whether to create a transaction committee to oversee such discussions. In connection with these discussions, Mr. R. Halsey Wise informed the board of certain relationships between Mr. Wise and affiliates of Party B that could be viewed as a potential conflict of interest.

On December 4, 2014, the board held a meeting attended by members of senior management and representatives of Willkie Farr and Deutsche Bank, at which the discussions from the prior day’s meeting were summarized. Willkie Farr then summarized the directors’ fiduciary duties and certain related matters. The board approved the formation of a transaction committee consisting of Messrs. Bardis, Hyman, Piccolo and Wesson to oversee the discussions with Party A and Party B, and to consider approaching other potential buyers and exploring other strategic alternatives. Deutsche Bank also reviewed with the board certain preliminary financial analyses of the Company and discussed potential buyers that may be interested in pursuing a transaction with the Company. The board determined, after discussion with Willkie Farr and Deutsche Bank, that entering into an exclusive arrangement with Party A and Party B would not be in the best interest of the Company or its stockholders. Senior management noted that the preliminary indication of interest made by Party A and Party B was likely based on market estimates of the Company’s 2015 financial performance and results, which were materially higher than management’s own projections with respect to the Company’s 2015 financial performance and results, and that it was therefore unlikely that Party A and Party B would proceed with a transaction at a price equal to or higher than what was indicated in such preliminary indication of interest. At this meeting, the board appointed Mr. Michael P. Nolte to serve as the Company’s president and as a director of the Company.

Also at the December 4, 2014 board meeting, Mr. Bardis indicated that he had begun to consider stepping down from his role as chief executive officer of the Company for personal reasons. As a result, beginning in early December 2014, the board began evaluating various alternatives with respect to replacing Mr. Bardis as chief executive officer. In connection with this, several independent directors approached Mr. Wise to gauge his potential interest in serving as the chief executive officer of the Company, given his past experience leading public and private companies.

On December 15, 2014, the board held a telephonic meeting attended by the non-executive directors and representatives of Willkie Farr, at which succession planning with respect to the chief executive officer was discussed, including various conversations that independent directors had had with Mr. Wise relating to his possible willingness to serve in such position. The board also discussed potential strategic alternatives and Willkie Farr reviewed with the directors their fiduciary duties arising from the board’s deliberations. In connection with these discussions, Mr. Wise noted that he would abstain from any vote on whether to continue the exploration of a potential sales process due to certain relationships between Mr. Wise and affiliates of Party B that could be viewed as a potential conflict of interest for him personally. The non-executive directors (other than Mr. Wise) concluded that further discussion with respect to considering the exploration of a potential sales process was needed prior to any decision on the matter.

During the period between December 15, 2014 and the appointment of Mr. Wise as chief executive officer of the Company on February 17, 2015, certain directors and members of senior management engaged in contractual negotiations with respect to the resignation of Mr. Bardis and the potential appointment of Mr. Wise as chief executive officer. Mr. Wise did not take part in the deliberations of the board with respect to the resignation of Mr. Bardis or in any negotiations with Mr. Bardis.

On December 23, 2014, the board held a telephonic meeting attended by representatives of Willkie Farr, at which the board discussed the substance of the December 15, 2014 meeting of the non-executive directors. Mr. Wesson began the meeting by summarizing the discussions previously had among the non-executive directors (other than Mr. Wise) and the potential benefits and risks of pursuing a process to sell the Company at that time.

On January 13, 2015, the Company publicly disclosed preliminary commentary on its full-year 2014 financial performance and its preliminary views related to its projected 2015 financial performance.

On January 28, 2015, the Company entered into confidentiality agreements with each of Party A and Party B in order to facilitate a limited due diligence review of the Company by Party A and Party B.

On February 10, 2015, the board held a telephonic meeting attended by members of senior management and representatives of Willkie Farr, at which the board discussed the Company’s performance in 2014, the Company’s projected results for 2015 (which were materially below consensus 2015 expectations) and steps that could be taken in an attempt to improve the Company’s performance going forward. Following such discussions and further deliberation, the board determined that it was not in the best interest of the Company or its stockholders to pursue a transaction with Party A and Party B or any other parties at that time, and instructed senior management to cease discussions with Party A and Party B and to conclude their related review. The non-executive directors (other than Mr. Wise) then discussed the Company’s chief executive officer transition and formed a committee consisting of Messrs. Hyman, Mulligan and Wesson to progress the ongoing contractual negotiations with Messrs. Bardis and Wise. Between February 10, 2015 and February 17, 2015, such committee and Mr. Wise engaged in contractual discussions.

On February 17, 2015, the Company announced its 2014 financial results and financial guidance for 2015 that was materially below consensus 2015 expectations, and that Mr. Bardis was resigning as the chairman of the board and chief executive officer for personal reasons. In connection with the resignation of Mr. Bardis, the board appointed Mr. Wise as chairman and chief executive officer of the Company, effective immediately, after its consideration and evaluation of a number of other alternatives with respect to the chief executive officer position.

On March 17, 2015, the Company announced that Mr. Charles Garner, the Company’s executive vice president and chief financial officer at that time, had been promoted to a newly created leadership position of chief strategy and transformation officer of the Company. In connection with the promotion of Mr. Garner, the board appointed Mr. Anthony Colaluca to serve as the Company’s executive vice president and chief financial officer.

Throughout the spring of 2015, Mr. Wise and senior management undertook a strategic review of the Company’s historical and projected financial performance, the competitive landscape of, and challenges facing the, healthcare industry and steps to improve the Company’s financial performance in the future. During this time, the Company introduced a multi-year business transformation and value creation plan aimed at increasing stockholder value, growth and strategic position.

In early May 2015, representatives of a potential strategic buyer (“Party C”), with whom members of senior management had previously had general business discussions, contacted representatives of Deutsche Bank to arrange a meeting with the Company. After consulting with members of the board, Mr. Wise and a representative of Deutsche Bank met with a representative of Party C on May 11, 2015 to discuss further business relationship details, and the representative of Party C informed Mr. Wise of Party C’s interest in potentially acquiring the Company.

On May 26, 2015, Mr. Wise met with a representative of a company (“Party D”) who had requested a meeting with Mr. Wise for general discussion purposes. At this meeting, the representative of Party D, a potential strategic buyer, indicated that Party D was interested in pursuing an acquisition of the Company.

On June 1, 2015, members of senior management held discussions with representatives of Willkie Farr and Deutsche Bank regarding these recent discussions and considered potential benefits and risks in the event that an acquisition by either Party C or Party D was pursued, including potential regulatory concerns. The potential benefits of continuing separate discussions with each of Party C and Party D at a measured pace in light of the ongoing contract negotiations between the Company and Tenet Healthcare (“Tenet”) and the Company’s ongoing business transformation and value creation plan were also discussed.

On June 9, 2015, representatives of Party C contacted Deutsche Bank and indicated that Party C was considering making an offer to acquire the Company for no more than $28.00 per share in cash, subject to confirmatory diligence and certain other conditions.

On June 11, 2015, the board met and discussed various macro and micro industry trends facing the Company, the Company’s business transformation and value creation plan, and discussions with Party C and Party D. The board elected to form an executive committee consisting of Messrs. Hyman, Mulligan, Wesson and Wise, to coordinate with senior management with respect to strategic alternatives. Following the formation of the executive committee and through October 2015, the executive committee met regularly with senior management and Willkie Farr to discuss the Company’s strategic alternatives, including the various indications of interest the Company received during this time period.

During the subsequent months, members of senior management regularly updated the board and the executive committee regarding discussions concerning the various indications of interests with respect to a potential acquisition of the Company and all related developments.

On June 22, 2015, the Company announced that Mr. Kevin M. Twomey had been appointed by the board to serve as an independent director of the Company.

On July 7, 2015, representatives of Party C and the Company met to discuss Party C’s interest in acquiring the Company. At that meeting, representatives of Party C reiterated their prior interest in potentially acquiring the Company, certain portions of the Company or forming other strategic alliances.

On July 19, 2015, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr, at which the members of the committee discussed a call received by an independent director of the board from a representative of a nationally recognized investment bank (“Bank A”). Such representative indicated that Bank A had been approached by a potential strategic buyer of the Company interested in retaining Bank A in connection therewith.

On July 20, 2015, Mr. Wise received a joint indication of interest from a private equity fund, Pamplona Capital Management LLC (“Pamplona”), and a potential strategic buyer, VHA-UHC Alliance NewCo, Inc. (“VHA”), to acquire the Company for $26.50 to $27.50 per share in cash, subject to confirmatory diligence and certain other conditions.

Also on July 20, 2015, the board held a telephonic meeting attended by representatives of Willkie Farr, at which the board discussed the indication of interest from Pamplona and VHA, the discussions with Bank A regarding a potential strategic acquirer of the Company, the potential roles that Bank A could serve for the Company and the advisability of engaging another financial advisor generally. The board was also informed that Party C had again reached out to representatives of Deutsche Bank the prior week and again indicated that they were interested in potentially acquiring the Company. Willkie Farr reviewed with the board an overview of its fiduciary duties in light of these events and the fact that the board had not yet decided to sell, or otherwise pursue a change of control of, the Company. The board then discussed the progress of the Company’s ongoing business transformation and value creation plan, the ongoing contract negotiations with Tenet and the desire to resolve such negotiations prior to determining whether or not to engage in any strategic process regarding a potential sale of the Company.

On July 23, 2015, Mr. Wise and representatives of Pamplona and VHA telephonically discussed Pamplona’s and VHA’s July 20, 2015 indication of interest.

On July 24, 2015, members of senior management had an introductory call with representatives of Goldman, Sachs & Co. (“Goldman Sachs”) to discuss their potential engagement as a financial advisor of the Company. In furtherance of that potential engagement, on July 29, 2015, the Company entered into a non-disclosure agreement with Goldman Sachs.

On July 29, 2015, Mr. Wise received a letter from Pamplona and VHA, which clarified certain aspects of Pamplona’s and VHA’s July 20, 2015 indication of interest, including with respect to value, timing and certainty of the transaction proposed by Pamplona and VHA.

On July 30, 2015, the Company received verbal notification from Tenet that the Company’s supply chain solutions agreement with Tenet (the “SCS Agreement”) would not be renewed following its scheduled expiration on January 31, 2016, which was subsequently confirmed in writing on August 4, 2015. That same day, the board met telephonically to discuss this development and the potential impact it would have on the Company.

During the evening of August 3, 2015, the Company received a letter from Starboard Value LP (“Starboard”) concerning Starboard’s recently announced ownership position and the business and operations of the Company. Later that evening, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr and Goldman Sachs to discuss the Starboard letter.

On August 4, 2015, the Company filed a Form 8-K disclosing Tenet’s decision not to renew the SCS Agreement.

On August 6, 2015, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr, at which the members of the committee were updated on the status of various discussions with Pamplona, VHA, Party C and Party D. The directors were informed that meetings had been arranged for the following week with representatives of each of Pamplona and VHA, and additionally with Party D. The directors also discussed the potential engagement of Goldman Sachs and Deutsche Bank, both of whom were being considered as potential financial advisors to the Company, and recent communications with Starboard.

On August 12, 2015, representatives of the Company, Willkie Farr and Goldman Sachs convened to discuss various strategic alternatives and the potential engagement of Goldman Sachs as a financial advisor to the Company.

On August 14, 2015, a representative of Party D and Mr. Wise met to discuss Party D’s interest in acquiring the Company. Later that day, representatives of the Company met with representatives of Pamplona and VHA to discuss further the details of their joint July 20 and July 29, 2015 letters with respect to potentially acquiring the Company.

On August 18, 2015, the board held a telephonic meeting attended by members of senior management and representatives of Goldman Sachs and Willkie Farr, at which a potential sale of the Company and the Company’s ongoing business transformation and value creation plan were discussed.

On August 20, 2015, Pamplona and VHA submitted a revised joint indication of interest to acquire the Company for $28.50 per share in cash. Later that day, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr to discuss the revised joint indication of interest of Pamplona and VHA and a potential sale of the Company.

On August 24, 2015, representatives of the Company met with representatives of Starboard to discuss the August 3, 2015 letter from Starboard and related matters.

On August 25, 2015, Mr. Wise, at the direction of the board, spoke with a representative of Pamplona regarding the terms of its proposal, including the proposed per share purchase price and the need for an increase in such price.

On August 27, 2015, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr, at which the members of the committee discussed the meeting with Starboard and discussions that Mr. Wise had with representatives of Pamplona and the chief executive officer of Party D. Mr. Wise also informed the directors that representatives from another private equity fund (“Party E”) had reached out to Mr. Wise to express their interest in speaking with the Company and taking part in any process with respect to a sale of the Company in the event that the Company pursued a sale.

On August 31, 2015, the board held a meeting attended by members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr, at which the board was updated regarding the current status of discussions with Pamplona, VHA, Party D and Party E, along with new interest in a potential transaction that was expressed by another private equity fund (“Party F”) (representatives of which previously contacted senior management of the Company on August 28, 2015), and additionally by Party B. Goldman Sachs and Deutsche Bank discussed with the board certain potential strategic alternatives to a potential sale of the Company that the board could consider, including remaining an independent company, conducting a leveraged recapitalization in connection with share repurchases, the separate sales of the Company’s operating segments, and discussed a preliminary valuation summary for the Company. The board also discussed a list of potential strategic and financial buyers, including the risks associated with each, and the tax implications and execution risks associated with the strategic alternatives of the Company. As part of such discussion, Willkie Farr summarized for the board the fiduciary duties of directors that applied to the various matters being considered and discussed the potential antitrust issues in respect of certain potential strategic buyers. At the end of such meeting, the board approved further consideration of strategic alternatives available to the Company with the assistance of Goldman Sachs, Deutsche Bank and Willkie Farr. The board also authorized senior management to engage each of Goldman Sachs and Deutsche Bank as the Company’s advisors, in each case following a discussion of each such financial advisor’s proposed fee structure and prior and current relationships with potential likely buyers, and to direct them to reach out to potential strategic and financial buyers on behalf of the Company regarding a potential sale of the Company.

On September 1, 2015, the Company formally engaged each of Goldman Sachs and Deutsche Bank as the Company’s financial advisors in connection with a potential transaction.

Between September 1, 2015 and September 18, 2015, in accordance with the board’s directives, Goldman Sachs and Deutsche Bank contacted 11 potential strategic and financial buyers on behalf of the Company regarding a potential sale of the Company. Such buyers included Pamplona and VHA, Party B, Party C, Party D, Party E and Party F, in addition to another potential strategic buyer (“Party G”) and two other potential financial buyers (“Party H” and “Party I”), together with two other potential strategic buyers who declined to participate in the process. Pamplona, VHA, Party B, Party C, Party D, Party E, Party F, Party G, Party H and Party I, upon execution of a confidentiality agreement, received certain confidential information about the Company. Each party was also requested to submit written initial indications of interest by September 29, 2015.

On September 8, 2015, the Company announced that Mr. Frederick A. Hessler had been appointed by the board to serve as an independent director of the Company. Additionally, the Company announced that Mr. Nolte, the Company’s president and chief operating officer, and Rand A. Ballard, the Company’s senior executive vice president and chief customer officer, volunteered to step down from the board at the next annual meeting of the Company’s stockholders.

Between September 15, 2015 and September 24, 2015, the Company held in-person management presentations and telephonic discussions with Pamplona, VHA, Party B, Party C, Party D, Party E, Party F, Party G, Party H and Party I. During that time, the Company’s senior management, together with the Company’s legal and financial advisors, continued evaluating the potential transaction and each potential buyer, including the advantages, disadvantages, risks and background associated with each potential strategic buyer and potential financial buyer. Additionally, during that time, the Company continued to implement its business transformation and value creation plan.

On September 30, 2015, as part of the Company’s ongoing business transformation and value creation plan, the Company announced the implementation of a cost reduction program to improve operating efficiency and align its cost structure commensurate with expected future net revenue.

Between September 29, 2015 and October 5, 2015, seven potential buyers, including Pamplona and VHA acting jointly, submitted initial indications of interest for an acquisition of the Company, which ranged from $22.00 per share (which price represented a slight premium to the Company’s then recent closing stock price) to $30.00 per share. In its joint indication of interest with VHA, Pamplona stated that it would be prepared to pay $28.50 per share to acquire the Company. Party B and Party I did not submit indications of interest and did not continue in the process.

On October 1, 2015, the board held a meeting attended by members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr, at which the board was updated on the potential sale of the Company, including a summary of the discussions and meetings that had taken place with the 11 potential buyers and the formal indications of interest that had been received to date. The board, members of senior management, Goldman Sachs, Deutsche Bank and Willkie Farr discussed, among other things, the advantages, disadvantages, risks, financial wherewithal and background associated with each potential strategic buyer and potential financial buyer, including those that had not yet submitted or declined to submit formal indications of interest. As part of such discussion, Willkie Farr discussed potential regulatory risks in respect of certain potential strategic buyers. At the end of such meeting, the board authorized continued discussions with a narrowed list of potential buyers — Pamplona and VHA, Party D, Party E, Party G and Party H — and authorized the executive committee of the board to make process-related decisions in connection with the potential sale of the Company between board meetings.

The remaining potential buyers were given the opportunity to meet with senior management and to receive additional confidential information about the Company between October 3, 2015 and October 26, 2015. In connection with their continued diligence review, each of Pamplona, VHA, Party D and Party G executed an addendum to its confidentiality agreement that provided such party’s outside legal counsel, accountants, financing sources and other outside advisors access to certain competitively sensitive confidential information about the Company, which was subject to heightened confidentiality obligations.

On October 7, 2015, members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie held a telephonic meeting to discuss the material terms of the draft merger agreements to be provided to potential strategic buyers and potential financial buyers. Later that same day, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr, at which the directors discussed the progress with the various potential buyers since the last board meeting. Mr. Wise summarized meetings with several of the potential buyers and then discussed timing of the remaining diligence and process with the executive committee.

On October 10, 2015, at the direction of the Company, Goldman Sachs and Deutsche Bank distributed a letter to each of the five remaining potential buyers in the process, requesting a revised draft of the merger agreement, disclosure schedules and final firm and binding proposals for an acquisition of the Company by October 26, 2015. On October 15, 2015, a draft merger agreement was distributed to each of the remaining potential buyers. On October 21, 2015, a draft of the Company’s disclosure schedules were distributed to each of the remaining potential buyers.

On October 17, 2015, the executive committee of the board held a telephonic meeting attended by representatives of Willkie Farr, at which the directors discussed, among other things, discussions that had occurred over the past week with the remaining potential buyers and the progress and commitment being made by each.

Between October 19, 2015 and October 23, 2015, Party E and Party G each indicated that they did not intend to participate further in the Company’s process or to submit a final proposal for the Company.

On October 23, 2015, the board held a telephonic meeting attended by members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr, at which the board was updated with the status regarding the potential sale of the Company and the Company’s ongoing business transformation and value creation plan. The board, management, Goldman Sachs, Deutsche Bank and Willkie discussed the three remaining bidders, including potential advantages, disadvantages and risks associated with each, and certain financial matters related to each. At the request of the board, Willkie Farr discussed the potential antitrust issues that would need to be considered with certain remaining bidders and the antitrust analysis it had performed to date. The board, management, Goldman Sachs, Deutsche Bank and Willkie Farr then discussed how such risks could affect deal timing and certainty, and the board considered how to weigh such risks when evaluating bids. Willkie Farr then summarized certain recent developments in law, fiduciary duties and potential merger agreement issues. At the request of Willkie Farr, on October 27, 2015, Goldman Sachs and Deutsche Bank provided letters to the Company formally disclosing their recent prior relationships with the remaining bidders.

Subsequently on October 23, 2015, Party D indicated that it did not intend to participate further in the Company’s process or to submit a final proposal for the Company.

On October 26, 2015, Pamplona and VHA jointly submitted a written final-round all-cash proposal in which Pamplona would be the sole acquirer of the entire Company and would separately enter into a transaction with VHA with respect to the SCM segment of the Company. Such proposal included a price of $31.00 per share with a 10% per annum ticking fee commencing 90 days after the signing of the merger agreement, a revised draft of the merger agreement, a revised draft of the Company’s disclosure schedules, a draft of an equity commitment letter, a draft of a limited guarantee, executed commitment papers from three of Pamplona’s debt financing sources and a letter of support from Pamplona’s lead investor. Later that evening, Party H submitted an indication of interest requesting additional time to prepare a bid and indicating that if it were required to make a bid on the date of the indication of interest, it would likely offer a price per share centered slightly above the then market trading levels of the Company’s common stock and below the valuation range included in Party H’s initial indication of interest.

On October 27, 2015, members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr convened to discuss the revised draft of the merger agreement and the material business issues raised by the final proposal that had been received by Pamplona and VHA, including the proposed per share purchase price. Members of senior management authorized Goldman Sachs and Deutsche Bank to engage in discussions with Pamplona following this meeting regarding the terms of its proposal, including the proposed per share purchase price.

Later that day, the board held a meeting attended by members of senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr. The board and senior management reviewed the progress of the Company’s ongoing business transformation and value creation plan and the Company’s financial projections for 2015 and Goldman Sachs, Deutsche Bank and Willkie Farr reviewed the terms of the final proposal that had been received from Pamplona and VHA, including Pamplona’s proposed per share purchase price, financing and related conditionality, timing for completion of diligence and significant closing conditions. Goldman Sachs and Deutsche Bank also updated the board regarding certain financial matters, including a preliminary analysis of their valuation of the Company and Pamplona’s proposal. Willkie Farr reviewed with the board its fiduciary duties in considering a potential sale of the Company and provided the board with a summary overview of the material provisions of the revised draft of the merger agreement submitted by Pamplona. The board considered issues presented by Pamplona’s draft of the merger agreement, which included risk allocation relating to obtaining antitrust approval, the size of the proposed termination fee payable by the Company and the circumstances in which it would be paid, the size of the proposed reverse termination fee payable by Pamplona, the required cooperation of the Company in connection with Pamplona’s separate transaction with VHA in respect of the SCM segment of the Company and certain expense reimbursements of Pamplona by the Company.

Following the conclusion of such meeting, Pamplona spoke with representatives of Goldman Sachs and Deutsche Bank and indicated that it would be willing to increase its proposed purchase price to $31.35 per share with the same 10% per annum ticking fee commencing 90 days after the signing of the merger agreement and lower the size of the termination fee, among other things.

Between October 27, 2015 and November 1, 2015, Willkie Farr and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), outside legal counsel to Pamplona, engaged in negotiations regarding the merger agreement, including the extent and scope of the Company’s representations and warranties, the extent and scope of the covenants of each party, the size of the termination fee and reverse termination fee and the circumstances under which each would become payable, and the Company’s obligations regarding the reimbursement of certain expenses in the event the merger agreement was terminated. Willkie Farr and Simpson Thacher exchanged several revised drafts of the merger agreement, disclosure schedules, equity commitment letter, limited guarantee and commitment letters from Pamplona’s financing sources during this time period.

On October 29, 2015 the board held a telephonic meeting attended by the Company’s senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr. Mr. Wise updated the board on developments relating to Pamplona’s proposal over the prior two days. Mr. Wise also informed the board that Pamplona and VHA had noted to him that they were impressed with the Company’s senior management team and that Mr. Wise indicated that any discussions regarding potential employment arrangements with any members of management were not to occur until after the execution of definitive documents with respect to the merger. Goldman Sachs and Deutsche Bank gave an update on the process and expected timing and Willkie Farr summarized the progress on the merger agreement terms, including with respect to certainty of closing, proposed termination fees and certain other issues.

On November 1, 2015, the board held a telephonic meeting attended by the Company’s senior management and representatives of Goldman Sachs, Deutsche Bank and Willkie Farr. The board, senior management and the Company’s legal and financial advisors reviewed the terms of the revised offer of Pamplona of $31.35 per share in cash and discussed the merits and considerations of the proposed transaction with Pamplona. Willkie Farr reviewed with the board its fiduciary duties in considering and approving a potential sale of the Company and updated the board as to the resolution of the outstanding terms of the proposed merger agreement with Pamplona.

Also at this meeting, each of Goldman Sachs and Deutsche Bank reviewed with the board its financial analysis of the $31.35 per share cash consideration and rendered to the board its oral opinion, confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of such date and based on and subject to various qualifications, limitations and assumptions stated in its opinion, the $31.35 per share cash consideration to be received by certain holders of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Following extensive review of the materials presented before and at the meeting and the related discussion, the board agreed to approve the merger and the merger agreement, and the transactions contemplated thereby, substantially in the form presented to the board, and to recommend approval of the merger agreement by the Company’s stockholders.

Following the board’s approval of the merger and the merger agreement, the Company and Pamplona finalized and executed the merger agreement. Prior to commencement of trading on Nasdaq on November 2, 2015, the Company and Pamplona each issued a press release announcing the proposed transaction.

Reasons for the Merger

The board evaluated, with the assistance of the Company’s senior management and legal and financial advisors, the merger agreement, the merger and the other transactions contemplated by the merger agreement. The board recommended that the merger agreement, the merger and the other transactions contemplated by the merger agreement, were advisable, fair to and in the best interests of the Company and its stockholders.

In the course of making the recommendation described above, the directors considered the following positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement, each of which the directors believed supported their decision:

•

the current and historical market prices of the Company common stock, including the market performance of the Company common stock relative to those of other participants in the Company’s industry and general market indices, and the fact that the merger consideration of $31.35 in cash per share represented a 44.5% premium to the 30 day volume weighted average price for the period ended October 30, 2015, a 32.2% premium to the Company’s unaffected 52-week high closing stock price for the period ended October 30, 2015, a 32.4% premium to the Company’s unaffected closing stock price on October 30, 2015 and an 18.8% premium above the Company’s historical all-time high stock price of $26.39 on October 21, 2013;

•

that the merger consideration of $31.35 in cash per share is likely to be more favorable to the Company’s stockholders than the potential value that might result from other alternatives reasonably available to the Company, including, but not limited to, the divestiture by the Company, through spin-offs, split-offs and/or sales, of various of its business units, an acquisition of the Company by a different buyer, acquisitions by the Company of other businesses and the continued operation of the Company on a stand-alone basis in light of a number of factors, including the risks and uncertainty associated with those alternatives;

•

the fact that, as a public company, the market price of the Company common stock would be susceptible to adverse effects of earnings fluctuations that may result from changes in the Company’s operations specifically and changes in the healthcare industry and other industries in which the Company operates generally;

•

that, as a result of the arm’s-length negotiations between the parties, the merger consideration of $31.35 in cash per share was the highest price per share for the Company common stock that Pamplona was willing to pay at the time of those negotiations, and was the result of negotiations and a price increase by Pamplona from its proposal of $31.00 in cash per share, as described above in the section entitled “— Background of the Merger;”

•

the board’s understanding of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and the nature of the industry in which the Company competes, including:

•

the highly competitive and regulatory landscapes and how such competition and material changes in the political, economic or regulatory healthcare environment could affect the Company’s business, financial condition and results of operations;

•	the increased pricing competition for the Company’s services;

•

the complexity of the Company’s new-client projects and the unanticipated difficulties and delays that may arise as a result of failure by the Company or by the client to meet respective implementation responsibilities;

•	the ownership structure and business model of each of the Company and various of its competitors, including the impact on revenues, costs and expenses associated therewith; and

•	the Company’s balance sheet and the impact of the Company’s indebtedness on the Company’s ability to execute its strategy;

•

that the proposed merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

•

changes in the political, economic or regulatory healthcare environment that affect the group purchasing business or the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry;

•	increased competition in the group purchasing business;

•	frequent introduction of new products and services and rapidly evolving industry standards, technology and client needs; and

•	uncertainty in global economic conditions;

•

the joint financial presentation and opinions, each dated November 1, 2015, of Goldman Sachs and Deutsche Bank, respectively, in each case to the board as to the fairness, from a financial point of view and as of such date, of the merger consideration to be received pursuant to the merger agreement by certain holders of Company common stock, which each opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section of this proxy statement entitled “The Merger — Opinions of the Company’s Financial Advisors;”

•

the fact that the Company has engaged in discussions with various parties with respect to possible sales transactions and such transactions have not resulted in a definitive agreement or any proposals that the board considered more attractive than the merger;

•

the timing of the merger and the risk that if the Company did not accept Pamplona’s offer at the time that it did, the board might not have had another opportunity to do so, particularly if the financial markets fluctuate in a manner that makes it more difficult to finance an acquisition of the Company;

•	the terms and conditions of the merger agreement, including:

•

the Company’s right, subject to certain conditions, to respond to and negotiate with respect to certain unsolicited acquisition proposals made prior to the time the Company’s stockholders approve and adopt the merger agreement and the merger;

•

the ability of the board to terminate the merger agreement, in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $58.606 million, or approximately 3% of the equity value of the Company implied by the $31.35 per share merger consideration, which amount the board believed was reasonable in light of, among other matters, the benefits of the merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement — Termination Fees;”

•	the amount of the termination fee payable by Parent to the Company, including the guarantee thereof, and the circumstances under which it is payable; and

•

the covenants contained in the merger agreement obligating each of the parties to use its reasonable best efforts to resolve objections under any antitrust laws, including by selling, divesting or disposing of its assets or businesses if necessary; and

•

the absence of a financing condition in the merger agreement, the Company’s ability to seek specific performance, subject to specified limitations, to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement.

In the course of reaching the determinations and decisions and making the recommendation described above, the board considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement:

•

that the Company’s stockholders will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company common stock, and will not participate in any potential future sale of the Company to a third party;

•

the Company’s stockholders, upon completion of the merger, will receive in exchange for their shares (upon surrendering them) a fixed cash price agreed between the Company and Parent (subject to the Company’s stockholders’ right to pursue appraisal rights), and the Company’s stockholders will not have the right thereafter to liquidate their shares at a time and price of their choosing;

•

that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement and the merger are approved and adopted by the Company’s stockholders;

•

the risks and costs to the Company if the merger does not close, including uncertainty about the effect of the proposed merger on the Company’s employees, clients, suppliers and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause clients, suppliers and others to seek to change existing business relationships with the Company;

•

the merger agreement’s restrictions on the conduct of the Company’s business prior to the completion of the merger, generally requiring the Company to conduct its business only in the ordinary course and subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•

the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to provide Pamplona with an opportunity to propose adjustments to the merger agreement prior to the Company being able to terminate the merger agreement to implement a superior proposal;

•

the possibility that, under certain circumstances under the merger agreement, the Company may be required to pay a termination fee of $58.606 million (in addition to expense reimbursement), as more fully described under “The Merger Agreement — Termination Fees”;

•	the merger is conditioned upon the receipt of certain regulatory consents, which are beyond the Company’s control;

•

Parent and Merger Sub are newly formed entities with no substantial assets, and the Company’s recourse in the event of a breach by them of the merger agreement will be contractually limited to the amount of the termination fee payable by Parent;

•	the risk of incurring substantial expenses related to the merger, including in connection with any litigation that may result from the announcement or pendency of the merger; and

•	that the receipt of cash by stockholders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

Factors supporting the board’s recommendation and determination as to the procedural fairness of the merger upon the terms and subject to the conditions set forth in the merger agreement include, among other things, the following:

•

on various occasions during the negotiation process with Pamplona, management, the legal advisors and the financial advisors formally, informally and frequently briefed the board and its executive committee (orally and in writing) as to the status of the negotiations, including the material open issues and how they were resolved during which briefings the members of the board had the opportunity to, and did, question management, legal advisors and financial advisors;

•	representatives of the legal advisors and the financial advisors made themselves available to members of the board who wished to contact them individually to ask questions;

•	the merger requires the approval of the holders of a majority of the outstanding shares of the Company common stock entitled to vote at the special meeting;

•	the terms of the merger agreement allow the board to exercise its fiduciary duties to consider potential alternative transactions;

•

based on the advice of the Company’s financial and legal advisors that the termination fee and expense reimbursement amounts under the merger agreement are reasonable compared to other similar public company merger transactions, and would not unreasonably deter another potential purchaser from considering a transaction with the Company at a price higher than $31.35 per share merger consideration; and

•

stockholders who do not vote in favor of the merger proposal and follow the other procedures of Section 262 of the DGCL will have the right to require an appraisal of their shares of the Company common stock, in which case they would have the fair value of their shares determined by the Delaware Court and to receive payment based on that valuation.

The foregoing discussion of the information and factors considered by the board includes the material factors considered by the board. In view of the variety of factors considered in connection with its evaluation of the merger, the board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The board recommended the merger agreement and the merger based upon the totality of the information it considered.

Opinions of the Company’s Financial Advisors

Opinion of Goldman Sachs

At the November 1, 2015 meeting of the board, Goldman Sachs, financial advisor to MedAssets, rendered its oral opinion to the board, subsequently confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as the date of such opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the $31.35 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of the outstanding shares of Company common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated November 1, 2015, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B-1 and is incorporated herein by reference. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the board in connection with its consideration of the proposed transaction and the opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of MedAssets for the five years ended December 31, 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of MedAssets;

•	certain other communications from MedAssets to its stockholders;

•	certain publicly available research analyst reports for MedAssets; and

•

certain internal financial analyses and forecasts for MedAssets prepared by its management as approved for the financial advisors’ use by MedAssets, which we collectively refer to as the “Projections” and which are summarized below under “The Merger (Proposal 1) — Projected Financial Information”.

Goldman Sachs also held discussions with members of the senior management of MedAssets regarding their assessment of the past and current business operations, financial condition and future prospects of MedAssets; reviewed the reported price and trading activity for the shares of Company common stock; compared certain financial and stock market information for MedAssets with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the hospital outsourcing, healthcare services, and healthcare information technology industries and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the board that the Projections had been reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of MedAssets. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of MedAssets and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman Sachs assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of MedAssets to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to MedAssets; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of the outstanding shares of Company common stock, as of the date of the opinion, of the $31.35 in cash per share of Company common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of MedAssets; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MedAssets, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $31.35 in cash per share of Company common stock to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement or otherwise. The consideration to be paid to the holders of the outstanding shares of Company common stock is subject to adjustment pursuant to Section 1.7(a) of the merger agreement. Goldman Sachs did not express an opinion as to this adjustment. Goldman Sachs also did not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of MedAssets or Parent or the ability of MedAssets or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of the opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the board in connection with its consideration of the transactions contemplated by the merger agreement and such opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote with respect to such transactions contemplated by the merger agreement or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Goldman Sachs (together with Deutsche Bank) prepared the analyses described below for purposes of providing its opinion to the board as to the fairness from a financial point of view to the holders of Company common stock (other than Parent and its affiliates), as of the date of the opinion, of the $31.35 in cash per share of Company common stock to be paid to such holders pursuant to the merger agreement. Those analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of MedAssets, Goldman Sachs or any other person assumes responsibility if future results are materially different from those projections.

The $31.35 in cash per share of Company common stock was determined through arm’s-length negotiations between MedAssets and Parent and was approved by the board. Goldman Sachs provided advice to MedAssets during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to MedAssets or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of MedAssets, Parent, any of their respective affiliates and third parties, including any of the respective affiliates and portfolio companies of Pamplona, an affiliate of Parent, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as financial advisor to MedAssets in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs expects to receive fees for its services in connection with the transactions contemplated by the merger agreement all of which are contingent upon the completion of the transactions contemplated by the merger agreement, and MedAssets agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Pamplona and/or its affiliates and portfolio companies from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as (i) joint lead arranger for a term loan financing (aggregate principal amount $700,000,000) for Alvogen, Inc., a portfolio company of Pamplona, in September 2015; (ii) joint lead arranger for senior secured notes (aggregate principal amount of $375,000,000) issued by KCA Deutag, a portfolio company of Pamplona, in May 2014; and (iii) joint lead arranger for a term loan refinancing (aggregate principal amount of $375,000,000) for KCA Deutag in May 2014. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to MedAssets, Parent, Pamplona, and their respective affiliates and portfolio companies, as applicable, for which Goldman Sachs’ Investment Banking Division may receive compensation. Affiliates of Goldman Sachs may have co-invested with Pamplona, and its respective affiliates and may have invested in limited partnership units of affiliates of Pamplona from time to time and may do so in the future.

MedAssets selected Goldman Sachs as one of its financial advisors because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated September 1, 2015, MedAssets engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, MedAssets agreed to pay Goldman Sachs a fee determined based on the price per share paid in the merger. Based on the $31.35 in cash per share of Company common stock to be paid pursuant to the merger agreement, Goldman Sachs will be entitled to receive a fee of approximately (i) $15.5 million for its services as financial advisor to MedAssets in connection with the transactions contemplated by the merger agreement, or (ii) if the merger agreement is terminated prior to consummation of the transactions contemplated by the merger agreement or such transactions are not otherwise consummated, a fee equal to the lesser of $15.5 million and 7% of any payment or other consideration (excluding expense reimbursement for out-of-pocket expenses incurred by MedAssets in connection with the transactions contemplated by the merger agreement) received by MedAssets at any time related to such termination or non-consummation. In addition, MedAssets agreed to reimburse Goldman Sachs for certain of its expenses and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Opinion of Deutsche Bank

At the November 1, 2015 meeting of the board, Deutsche Bank, financial advisor to MedAssets, rendered its oral opinion to the board, confirmed by delivery of a written opinion dated November 1, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s written opinion, the merger consideration of $31.35 in cash per share of Company common stock, without interest, was fair, from a financial point of view, to the holders of Company common stock, other than dissenting shares, shares owned directly by MedAssets, Parent or Merger Sub or shares owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or MedAssets.

The full text of Deutsche Bank’s written opinion, dated November 1, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this proxy statement as Annex B-2 and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, the board in connection with and for the purpose of its evaluation of the proposed transaction. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Company common stock should vote with respect to the merger or any related matter. Deutsche Bank’s opinion was limited solely to the fairness of the merger consideration, from a financial point of view, to the holders of Company common stock (other than dissenting shares, shares owned directly by MedAssets, Parent or Merger Sub or shares owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or MedAssets), and Deutsche Bank did not express any opinion as to the underlying decision by MedAssets to engage in the transactions contemplated by the merger agreement or the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transactions or business strategies.

In connection with its role as financial advisor to MedAssets, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning MedAssets and certain internal analyses, financial forecasts and other information relating to MedAssets prepared by management of MedAssets, including the Projections. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of MedAssets regarding the businesses and prospects of MedAssets. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for the Company common stock;

•

to the extent publicly available, compared certain financial and stock market information for MedAssets with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the merger agreement, the limited guarantee, the equity commitment letter and the debt commitment letter; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning MedAssets, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank, with the knowledge and permission of the board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of MedAssets or Parent or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of MedAssets under any law relating to bankruptcy, insolvency or similar matters. With respect to the Projections made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed with the knowledge and permission of the board that such Projections had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of MedAssets as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such Projections or the assumptions on which they were based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed, with the knowledge and permission of the board, that, in all respects material to its analysis, the transactions contemplated by the merger agreement would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of the board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the transactions contemplated by the merger agreement will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by MedAssets and its other advisors with respect to such issues.

Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the transactions contemplated by the merger agreement relative to the merger consideration to be received by the holders of the Company common stock.

The board selected Deutsche Bank as its financial advisor in connection with the transactions contemplated by the merger agreement based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Pursuant to an engagement letter between MedAssets and Deutsche Bank, dated September 1, 2015, MedAssets has agreed to pay Deutsche Bank (i) contingent upon consummation of the transactions contemplated by the merger agreement, a fee of $8 million for its services as financial advisor to MedAssets in connection with the transactions contemplated by the merger agreement, or (ii) if the merger agreement is terminated prior to consummation of the merger or the transactions contemplated by the merger agreement are otherwise not consummated, a fee equal to the lesser of $8 million and 3% of any payment or other consideration (excluding expense reimbursement for out-of-pocket expenses incurred by MedAssets in connection with the transactions contemplated by the merger agreement) received by MedAssets at any time related to such termination or non-consummation. MedAssets has also agreed to reimburse Deutsche Bank for certain of its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

The $31.35 in cash, without interest, per share of Company common stock was determined through arm’s-length negotiations between MedAssets and Parent and was approved by the board. Deutsche Bank provided advice to MedAssets during these negotiations. Deutsche Bank did not, however, recommend any specific amount of consideration to MedAssets or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including having acted as (i) financial advisor to an affiliate of Parent on an acquisition in July 2015, (ii) arranger and bookrunner on a $125 million term loan for an affiliate of Parent in March 2015, (iii) arranger on a $125 million term loan for an affiliate of Parent in February 2014, (iv) bookrunner on a $495 million term loan for affiliates of Parent in January 2014, (v) financial advisor to an affiliate of Parent on an acquisition in December 2013 and (vi) arranger on a $770 million term loan, $75 million revolving credit facility and $325 million term loan, each for an affiliate of Parent, in May 2013. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to MedAssets or its affiliates for which they have received, and in the future may receive, compensation, including having acted as (i) financial advisor to MedAssets on an acquisition in September 2014, (ii) arranger of an amendment and increase in a revolving credit facility of $100 million for MedAssets in September 2014 and (iii) bookrunner on a $200 million revolving credit facility, $250 million term loan, and $300 million term loan, each for MedAssets, in February 2014. A portion of the proceeds from the transactions contemplated by the merger agreement will be used to repay indebtedness of MedAssets which has been extended in part by one or more members of the DB Group. The DB Group may also provide investment and commercial banking services to Parent and MedAssets in the future, for which Deutsche Bank would expect the DB Group to receive compensation. In the ordinary course of business, members of the

DB Group may actively trade in the securities and other instruments and obligations of Parent, MedAssets and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs and Deutsche Bank, which we refer to, together, as the “Financial Advisors,” to the board on November 1, 2015 in connection with rendering their respective opinions described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by the Financial Advisors, nor does the order of analyses described represent relative importance or weight given to those analyses by the Financial Advisors. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of the Financial Advisors’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 1, 2015 and is not necessarily indicative of current market conditions.

Illustrative Present Value of Future Stock Price Analysis

The Financial Advisors calculated illustrative ranges of implied present values per share of Company common stock as of September 30, 2015 based on theoretical future values for the Company common stock as of year end of 2015 through 2019 derived by the Financial Advisors. This analysis was designed to provide an indication of the present value of a theoretical future value of a share of Company common stock as of each applicable year end based on MedAssets’ estimated adjusted earnings before interest, taxes, depreciation and amortization, or “Adjusted EBITDA,” for the following year as reflected in the Projections.

Using the Projections, the Financial Advisors derived a range of theoretical future values for the shares of Company common stock as of year end of 2015 through 2019, by:

•

applying, with respect to each year end, illustrative one year forward EBITDA multiples ranging from 8.0x to 10.0x, to estimates of MedAssets’ Adjusted EBITDA for the following year, as reflected in the Projections, to derive a range of implied enterprise values for MedAssets as of such year end;

•	subtracting estimated net debt as of such year end from the resulting range of implied enterprise values to yield a range of implied equity values for MedAssets as of such year end; and

•	dividing the resulting range of implied equity values by the estimated fully diluted number of shares of Company common stock outstanding as of such year end.

By applying a discount rate of 9.79%, reflecting an estimate of MedAssets’ cost of equity, the Financial Advisors discounted to present value as of September 30, 2015 the range of theoretical future values it derived as of year end 2015 through 2019 to yield illustrative present values for the shares of Company common stock ranging from $19.48 to $33.03.

Illustrative Discounted Cash Flow Analysis

Using the Projections, the Financial Advisors performed a discounted cash flow analysis of MedAssets to derive a range of illustrative present values per share of Company common stock. Using discount rates ranging from 8.5% to 10.0%, reflecting an estimate of MedAssets’ weighted average cost of capital, or “WACC,” the Financial Advisors discounted to present value as of September 30, 2015, (i) estimates of the unlevered free cash for MedAssets during the period from September 30, 2015 through December 31, 2020, as reflected in the Projections, and (ii) a range of illustrative terminal values for MedAssets as of December 31, 2020 calculated by applying perpetuity growth rates ranging from 3.0% to 4.0% to a terminal year estimate of the unlevered free cash flow to be generated by MedAssets, as reflected in the Projections. The Financial Advisors derived ranges of illustrative enterprise values for MedAssets by adding the ranges of present values it derived based on the estimated unlevered free cash flows of MedAssets for the period from September 30, 2015 through December 31, 2020 and the ranges of present value it derived based on the illustrative terminal values for MedAssets as of December 31, 2020. The Financial Advisors subtracted from the range of illustrative enterprise values they derived, MedAssets’ net debt as of September 30, 2015, as provided by MedAssets management, and divided the results by the number of fully diluted outstanding shares of Company common stock, calculated based on information provided by MedAssets management, to derive illustrative present values for the shares of Company common stock ranging from $18.91 to $34.44.

The Financial Advisors also performed a sensitivity analysis to analyze the implied impact on an illustrative present value per share of $24.50 derived by performing a discounted cash flow analysis on the Projections using a 9.3% WACC and perpetuity growth rate of 3.5%, by varying MedAssets’ management’s assumptions and forecasts with respect to MedAssets’ Spend and Clinical Resource Management segment (“SCM”) revenue growth rate, Revenue Cycle Management segment (“RCM”) revenue growth rate, Sg2 segment (“Sg2”) revenue growth rate, MedAssets’ total revenue growth rate, and Adjusted EBITDA margins (see the section entitled “The Merger (Proposal 1)—Projected Financial Information.”) The following table presents the results of this analysis.

	Lever	Equity Value Per Share (-)/+ Compared to $24.50 Per Share	Change to Lever
Revenue Growth	SCM Revenue Growth	($1.53) - $1.60	+/- 1%
	RCM Revenue Growth	($1.02) - $1.07	+/- 1%
	Sg2 Revenue Growth	($0.96) - $1.14	+/- 5%
	Total Revenue Growth	($2.55) - $2.66	+/- 1%
Adjusted EBITDA Margin		($1.56) - $1.56	+/- 1%

Selected Transactions Analysis

The Financial Advisors analyzed certain publicly available information relating to the acquisition transactions listed below announced since November 2009 involving target companies in the hospital outsourcing, healthcare services, and healthcare information technology industries. With respect to each of these transactions, the Financial Advisors calculated the enterprise value of the target company based on the transaction price as a multiple of EBITDA for the last four quarter period prior to the announcement of the transaction, or “LTM EBITDA,” of the target company, calculated based on publicly available information regarding each transaction. The results of this analysis are listed below:

Announcement Date	Acquiror	Target	LTM EBITDA Multiple
10/13/15	International Business Machines Corporation	Merge Healthcare Incorporated	18.8x
06/09/10	Allscripts Healthcare Solutions, Inc.	Eclipsys Corporation	13.7x
07/30/12	Roper Industries, Inc.	Sunquest Information Systems, Inc.	12.2x
10/25/12	McKesson Corporation	PSS World Medical, Inc.	11.7x
08/04/11	Blackstone Capital Partners VI L.P.	Emdeon Inc.	10.8x
07/01/15	Madison Dearborn Partners, LLC	Patterson Medical Inc.	10.6x
02/14/11	Clayton, Dubilier & Rice, LLC	Emergency Medical Services Corporation	9.5x
11/05/09	TPG Capital, L.P.	IMS Health Incorporated	9.2x
05/17/10	Providence Equity Partners L.L.C.	Virtual Radiologic Corporation	8.5x

Although none of the selected transactions are directly comparable to the proposed merger, the target companies in the selected transactions were companies with operations that, for the purposes of this analysis, may be considered similar to certain of MedAssets’ financial results, and as such, for purposes of this analysis, the selected transactions may be considered similar to the proposed merger.

In addition, the Financial Advisors calculated an implied enterprise value for MedAssets based on the $31.35 price per share of Company common stock, which we refer to as the “MedAssets Transaction Enterprise Value” by multiplying such price per share of Company common stock by the number of fully diluted outstanding shares of Company common stock, calculated based on information provided by MedAssets management and adding to the result MedAssets’ net debt as of September 30, 2015, as provided by MedAssets management. The Financial Advisors then calculated MedAssets Transaction Enterprise Value as a multiple of MedAssets’ LTM EBITDA as provided by MedAssets management, to derive an implied LTM EBITDA multiple of 11.5x.

Based on their review of the LTM EBITDA multiples they calculated for MedAssets and the selected transactions and their professional judgment and experience, the Financial Advisors applied illustrative LTM EBITDA multiples ranging from 10.0x to 13.0x to MedAssets’ EBITDA for the four quarter period ended September 30, 2015, as provided by MedAssets management, to derive a range of illustrative enterprise values for MedAssets as of September 30, 2015. The Financial Advisors subtracted from this range of illustrative enterprise values MedAssets’ net debt as of September 30, 2015, as provided by MedAssets management, and divided the results by the number of fully diluted outstanding shares of Company common stock, calculated based on information provided by MedAssets management, to derive illustrative values for the shares of Company common stock ranging from $25.73 to $37.10.

Implied Premia Analysis

The Financial Advisors compared the $31.35 in cash per share of Company common stock to be received by the holders of such Company common stock in the transactions contemplated by the merger agreement in relation to (i) the closing price per share of Company common stock on October 30, 2015, the last completed trading day prior to public announcement of the merger, (ii) the highest price per share of Company common stock over the 52-week period ended as of October 30, 2015, (iii) the average price for the shares of Company common stock over the 3-month period ended as of October 30, 2015, (iv) the average price for the shares of Company common stock over the 1-month period ended as of October 30, 2015, (v) the volume weighted average price for the shares of Company common stock over the 30-trading day period ended as of October 30, 2015, and (vi) the all-time high price for the shares of Company common stock. These comparisons (which were reviewed by Deutsche Bank for informational purposes and not considered by Deutsche Bank to be part of its analysis for purposes of its opinion) indicated that the $31.35 in cash per share of Company common stock represented:

•	a premium of 32.4% to the closing price per share of Company common stock on October 30, 2015;

•	a premium of 32.2% to the highest price per share of Company common stock over the 52-week period ended as of October 30, 2015;

•	a premium of 45.5% to the average price for the shares of Company common stock over the 3-month period ended as of October 30, 2015;

•	a premium of 41.0% to the average price for the shares of Company common stock over the 1-month period ended as of October 30, 2015;

•	a premium of 44.5% to the volume weighted average price for the shares of Company common stock over the 30-trading day period ended as of October 30, 2015; and

•	a premium of 18.8% to the all-time high price for the shares of Company common stock.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Financial Advisors’ respective opinions. In arriving at their respective fairness determinations, each of the Financial

Advisors considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, each Financial Advisor made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods given the unpredictability of the underlying assumptions and estimates. However, financial forecasts for the Company for the three months ended December 31, 2015 and fiscal years 2016, 2017, 2018, 2019 and 2020 prepared by management were made available to potential buyers, including Pamplona, as well as to the Company’s board and Financial Advisors (the “Projections”). We have included a summary of these Projections below to give our stockholders access to certain nonpublic information provided to other parties, including Pamplona, in connection with the merger. The inclusion of the summary of the Projections should not be regarded as an indication that the board, the Company, Pamplona, Parent, Merger Sub, their respective affiliates, officers, directors, advisors or other representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of actual future results. During October 2015, management provided to Pamplona, other potential buyers and the Financial Advisors modified financial forecasts of the profit and loss statement for fiscal year 2015, reflecting its estimate of certain cost reduction steps and restructuring charges announced by the Company on September 30, 2015, which resulted in an increase to projected Adjusted EBITDA for the three months ended December 31, 2015 by approximately $2 million from $64 million to $66 million. On November 1, 2015, management updated the cash flow forecast used for internal purposes which resulted in a decrease in projected Unlevered Free Cash Flow of approximately $30 million for the three months ended December 31, 2015 from $20 million to negative $10 million. Management concluded that the modifications to Adjusted EBITDA and Unlevered Free Cash Flow for the three months ended December 31, 2015 included in the Projections were not material to the financial analyses conducted by the Financial Advisors and instructed the Financial Advisors to continue to rely on the Projections as reflecting, in all material respects, the best currently available estimates and judgments of management of the Company as to the future expected performance of the Company over the time periods included in the Projections for purposes of their analyses and related fairness opinions. On November 1, 2015, in connection with the Financial Advisors’ presentation of their analyses and related fairness opinions, management informed the board of these modifications and management’s conclusion that such modifications were not material for purposes of the financial analyses of the Financial Advisors and the Financial Advisors concurred with management’s conclusion.

The Company advised the recipients of the Projections that its internal financial forecasts upon which the Projections were based are subjective in many respects. The Projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company’s control. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. The Projections were prepared for internal use and to assist potential buyers with their due diligence investigations of the Company and were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections included in this proxy statement have been prepared by, and are the responsibility of, the Company’s management. KPMG LLP, the Company’s independent registered public accounting firm, has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the Projections and should not be read to do so.

Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Regarding Forward-Looking Statements,” and there is no assurance that the Projections or the underlying assumptions will be realized. Since the Projections cover multiple years, such information by its nature becomes less predictive with each successive year.

The following is a summary of certain line items of the Projections:

Adjusted EBITDA (dollars in millions)(1)

Three months ended December 31, 2015	Fiscal Year
	2016	2017	2018	2019	2020
$ 64	$251	$272	$294	$318	$352

Unlevered Free Cash Flow (dollars in millions)(2)

Three months ended December 31, 2015	Fiscal Year
	2016	2017	2018	2019	2020
$ 20	$96	$127	$142	$156	$173

(1)	Adjusted EBITDA is calculated on a consistent basis with the Company’s prior use of such term for the three months ended December 31, 2015 and fiscal year 2016 excludes one-time non-recurring items in the aggregate net amount of approximately $3 million and $6 million, respectively.

(2)	Unlevered free cash flow is defined as (a) Adjusted EBITDA, less (b) depreciation and amortization, less (c) equity compensation, less (d) restructuring charges, plus (e) capital lease income, less (f) taxes (assumed tax rate of 40%), plus (g) depreciation and amortization, less (h) capital expenditures, plus or minus (i) changes in net working capital, less (j) other operating cash flows (including deferred income tax expense and excess tax benefit from exercises of stock options).

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Projections.

For the foregoing reasons, as well as the basis and assumptions on which the Projections were compiled, the inclusion of specific portions of the Projections in this proxy statement should not be regarded as an indication that the Projections will necessarily be predictive of actual future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

Financing

Parent estimates that the total amount of funds required to complete the merger and related transactions and pay related fees and expenses will be approximately $2.8 billion, including assumed debt. Parent has received debt and equity commitments (which are described below) in an aggregate amount that we believe will be sufficient to complete the merger and the other transactions contemplated by the merger agreement (other than the carveout transaction), including the payment of related transaction fees and expenses at the completion of the merger. The funding of the financing is subject to the satisfaction of various conditions set forth in the commitment letters pursuant to which the financing will be provided.

Equity Financing

Pamplona IV, an affiliate of Sponsor, has committed to provide Parent the equity financing in an aggregate amount of up to approximately $1.238 billion. The equity financing will be provided pursuant to the equity commitment letter, dated as of November 1, 2015 between Pamplona IV and Parent (the “equity commitment letter”), pursuant to which Pamplona IV has committed to contribute the equity financing to Parent solely for the purpose of funding a portion of the merger consideration and any other payments to be made by Parent or Merger

Sub at the closing and all costs and expenses associated with the transactions contemplated by the merger agreement for which Parent and Merger Sub are responsible as set forth in the merger agreement, on the terms and subject to the conditions of the equity commitment letter. Funding of the equity financing is subject to conditions as provided in the equity commitment letter, including:

•	satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger;

•	the prior or substantially concurrent funding of the debt financing; and

•	the substantially concurrent completion of the merger in accordance with the merger agreement.

Pamplona IV’s obligation to fund the equity commitment will automatically and immediately terminate upon the earliest to occur of (subject to specified exceptions and qualifications):

•	the closing of the merger and the funding of the equity financing in accordance with the merger agreement;

•	the termination of the merger agreement in accordance with its terms; and

•

commencement by the Company or any of its controlled affiliates or its or its controlled affiliates’ directors, officers or employees acting at the direction of the Company of a lawsuit or other proceeding asserting any claim against Pamplona IV or any former, current or future director, officer, stockholder, direct or indirect equity holder, controlling person, agent, affiliate, general or limited partner, member, manager, assignee or employee (each, a “representative”) of Pamplona IV or Parent (or any of their successors’ or assignees’ representatives) or any former, current or future representative of any of the foregoing in connection with the merger agreement, the equity commitment letter, the limited guarantee or the transactions contemplated thereby, other than (i) in accordance with and subject to the terms and conditions of the limited guarantee, (ii) seeking specific performance of Pamplona IV’s obligation to cause the equity financing to be funded in accordance with the equity commitment letter and as permitted by the merger agreement or (iii) any claim related to a breach of the confidentiality agreement, dated as of September 14, 2015, between the Company and an affiliate of Sponsor.

Debt Financing

Parent has entered into a debt commitment letter, dated as of November 1, 2015 (the “debt commitment letter” and, together with the equity commitment letter, the “commitment letters”), with the debt commitment parties pursuant to which the debt commitment parties have committed to provide the debt financing to Parent and Merger Sub, the proceeds of which will be used on the closing date of the merger (i) to finance, in part, the payment of amounts payable under the merger agreement, the refinancing of certain of the Company’s indebtedness, and the payment of related fees and expenses, (ii) to provide for ongoing working capital and (iii) for other general corporate purposes of the Company and its subsidiaries. The aggregate principal amount of the first lien term loan facility and the second lien term loan facility may be increased to fund certain original issue discount or upfront fees in connection with the debt financing.

The obligations of the debt commitment parties to provide the debt financing under the debt commitment letter are subject to a number of conditions, including (i) that since November 1, 2015, there has not been any “Company material adverse effect” (as defined under the section entitled “The Merger Agreement — Representations and Warranties”), (ii) substantially simultaneous completion of the merger in accordance with the merger agreement (without giving effect to any modifications, amendments to the merger agreement or any waivers or consents thereof that are materially adverse to the lenders without their waiver or consent), (iii) the consummation of the equity financing prior to, or substantially simultaneously with, the initial borrowings under the debt facilities, (iv) the consummation of the refinancing of certain of the Company’s indebtedness prior to, or substantially simultaneously with, the initial borrowings under the debt facilities, (v) delivery of certain audited, unaudited and pro forma financial statements, (vi) the lead arrangers having been afforded a period of at least 15 consecutive business days (subject to certain blackout dates) following the receipt of certain financial statements, (vii) subject to certain limitations, the execution and delivery of guarantees by certain guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral, (viii) receipt by the administrative agents and the lead arrangers of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), (ix) the execution and delivery by the borrower and certain guarantors of definitive documentation, consistent with the debt commitment letter, (x) delivery of certain customary closing documents (including, among others, a customary solvency certificate), (xi) the material accuracy of certain specified representations and warranties and (xii) payment of applicable invoiced costs, fees and expenses.

The obligation of the debt commitment parties to provide the debt financing under the debt commitment letter will terminate at the earlier of (i) 11:59 p.m., New York City time, on May 9, 2016, (ii) the completion of the merger with or without the funding of the debt facilities and (ii) the termination of the merger agreement in accordance with its terms.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent will use its reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing (in an amount sufficient to complete the merger and to pay related fees and expenses due and payable as of the closing date) from the same or other sources and on terms and conditions (including the terms of any so-called “market flex” provisions) not materially less favorable to Parent than the terms and conditions in the debt commitment letter (including the terms of any so-called “market flex” provisions contained in the fee letter with respect to the fees related to the debt financing (the “fee letter”)). In no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require Parent or Merger Sub to, and Parent and Merger Sub will not be required to, (i) pay any fees or include an additional discount in excess of those contemplated by the debt commitment letter, or (ii) agree to any term that is outside of, or less favorable than, any economic provision (including those applicable to interest rate, margins, discounts, premiums, additional amortization or shorter or longer tenor) than those included in the debt commitment letter (including any term included in any so-called “market flex” provisions contained in the fee letter). As of the last practicable date before the printing of this proxy statement, the debt commitment letter remains in effect, and Parent has not notified us of any plans to utilize substitute financing. Except as described in this proxy statement, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing the debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The debt commitment parties may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment and to undertake a portion of the commitments to provide such debt financing.

Limited Guarantee

Concurrently with the execution of the merger agreement, Pamplona IV executed and delivered the limited guarantee, pursuant to which Pamplona IV has, subject to the terms and conditions of the limited guarantee, irrevocably, absolutely and unconditionally guaranteed the payment obligations of Parent with respect to (i) the obligation of Parent under the merger agreement to pay a reverse termination fee of $117.213 million if the merger agreement is terminated by the Company or Parent under specified circumstances (see the section entitled “The Merger Agreement—Termination Fees”) and (ii) certain additional amounts, including Parent’s obligations to pay certain interest and expenses under the merger agreement and certain reimbursement and indemnification obligations of Parent under the merger agreement.

Pamplona IV’s obligations under the limited guarantee are subject to an aggregate cap (the “cap”) equal to the amount of (i) $117.213 million plus (ii) Parent’s obligations to pay certain interest and expenses specified in the merger agreement plus (iii) certain expense reimbursement and indemnification obligations of Parent specified in the merger agreement plus (iv) the reasonable fees and out-of-pocket expenses incurred by the Company in connection with its successful enforcement of the limited guarantee after a final, non-appealable judgment.

Subject to specified exceptions, the limited guarantee will terminate and Pamplona IV will have no further obligations under the limited guarantee upon the earliest of:

•	the effective time;

•

the indefeasible payment under the limited guarantee to the Company by any combination of Pamplona IV, Parent, Merger Sub and/or any of their affiliates or any other person at their direction of an aggregate amount equal to the cap;

•

the termination of the merger agreement under certain circumstances in which Parent would not be required to pay the reverse termination fee or would not have certain other reimbursement, indemnification or other payment obligations thereunder; and

•

the 180th day after any termination of the merger agreement (other than under circumstances described in the immediately preceding bullet point) if the Company has not presented a claim for payment of the guaranteed obligations to Parent or Pamplona IV at the end of such period.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the board that you vote to approve and adopt the merger agreement and the merger, you should be aware that aside from their interests as stockholders of the Company, the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of other stockholders of the Company generally. Members of the board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement and the merger be approved and adopted. See the section entitled “The Merger (Proposal 1) — Background of the Merger” and the section entitled “The Merger (Proposal 1) — Reasons for the Merger.” The Company’s stockholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve and adopt the merger agreement and the merger. These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Treatment of Company Equity Awards

As described under “The Merger Agreement — Treatment of Company Equity Awards” below, equity-based awards held by the Company’s directors and executive officers as of the effective time will be treated at the effective time as follows:

Options.    Immediately prior to the effective time, each outstanding option to purchase Company common stock, whether vested or unvested, will become fully vested and, at the effective time, each such option will be cancelled in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (i) the positive difference, if any, between the merger consideration and the exercise price per share of Company common stock applicable to such option and (ii) the number of shares of Company common stock subject to such option.

Restricted Share Units and Restricted Share Awards.    Each restricted share award of, or restricted unit award with respect to, Company common stock outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each restricted share award and restricted share unit award will be canceled at the effective time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to such vested award and (2) the merger consideration.

Share Appreciation Rights.    Each award of a share appreciation right representing a right to acquire shares of Company common stock that is outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each share appreciation right will be cancelled at the effective time in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (1) the positive difference, if any, between the merger consideration and the base price per such share of such share appreciation right and (2) the total number of shares of Company common stock subject to such share appreciation right.

Quantification of Payments.    The following table sets forth the amounts that each director and executive officer of the Company would receive with respect to unvested stock options (minus the applicable exercise price), restricted share awards, restricted share units and unvested share appreciation rights (minus the applicable base price), as well as vested, unexercised options (minus the applicable exercise price) and vested, unexercised share appreciation rights (minus the applicable base price), assuming vesting of unvested performance-based vesting equity awards at target level, per share merger consideration of $31.35, and completion of the merger on January 15, 2016.

Name	Restricted Share Awards ($)	Share Appreciation Rights		Options		Restricted Share Units ($)	Total ($)
		Vested ($)	Unvested ($)	Vested ($)	Unvested ($)
Directors
Frederick A. Hessler(1)	—	—	—	—	—	—	—
Harris Hyman IV	—	275,403	—	761,032	—	—	1,036,435
Vernon R. Loucks, Jr.	—	682,379	—	50,974	—	—	733,353
Terrance J. Mulligan	—	882,489	—	80,727	—	—	963,216
C.A. Lance Piccolo	—	153,075	—	—	—	—	153,075
Kevin M. Twomey	—	—	—	—	—	—	—
Bruce F. Wesson	—	447,661	—	76,476	—	—	524,137
Carol J. Zierhoffer	—	—	—	—	—	—	—
Executive Officers
R. Halsey Wise	—	—	—	—	—	6,802,135	6,802,135
Anthony Colaluca, Jr.	—	—	—	—	—	2,345,011	2,345,011
John A. Bardis	614,868	—	—	—	—	4,925,210	5,540,078
Charles O. Garner	153,239	612,400	91,891	—	—	1,776,949	2,634,479
Michael P. Nolte	153,239	—	2,460,369	—	—	2,058,410	4,672,018
Rand A. Ballard	378,426	366,118	—	—	—	2,331,186	3,075,730
Amy D. Amick	107,311	—	—	—	—	1,448,339	1,555,650
Lance Culbreth	49,125	683,974	—	—	—	293,906	1,027,005
Jonathan Glenn	132,485	—	—	—	—	917,991	1,050,476
Bharat Sundaram	149,195	60,375	56,080	—	—	962,100	1,227,750

(1)	In lieu of the equity grant Mr. Hessler was entitled to receive in connection with his appointment to the board in 2015, upon completion of the merger, Mr. Hessler will receive a cash award, determined based on the value of such equity grant, of up to $81,000.

Employment, Consulting and Change in Control Severance Agreements with Executive Officers

The Company is party to employment agreements with Messrs. Ballard, Colaluca, Culbreth, Garner, Glenn, Nolte and Wise, as well as a consulting agreement with Mr. Bardis, pursuant to which the executive officers will be entitled to severance in the event of a qualifying termination (a termination by the Company without “cause” or by the executive officer with “good reason,” as such terms are defined in the applicable agreements). Messrs. Ballard, Colaluca, Culbreth, Garner, Glenn, Nolte and Wise, and, pursuant to change in control severance agreements with the Company, Ms. Amick and Mr. Sundaram, are also entitled to certain enhanced severance in the event of a qualifying termination during a “protected period” following a change in control. The protected period is two years following a change in control for Messrs. Ballard, Colaluca, Culbreth, Garner, Glenn, Nolte and Wise (except that, for Mr. Wise, the protected period will extend to February 17, 2018, if longer) and one year following a change in control for Ms. Amick and Mr. Sundaram. The merger will constitute a change in control for purposes of these agreements.

Employment Agreements with Messrs. Colaluca, Garner and Wise.    Pursuant to the terms of the employment agreements with Messrs. Colaluca, Garner and Wise, in the event of a qualifying termination, the executive officer is entitled to, subject to the execution of a general release of claims in favor of the Company and its affiliates: (i) a pro-rata annual bonus in respect of the year of termination, determined based on actual performance (unless the qualifying termination occurs during the protected period, in which case, the pro-rata annual bonus payment will be determined assuming target levels of performance), payable in a lump-sum payment; (ii) in the case of Messrs. Colaluca and Garner, a payment equal to the sum of one times (two times, if the qualifying termination occurs during the protected period) annual base salary plus target annual bonus, paid in substantially equal installments over a period of 12 months, or, in the case of Mr. Wise, a lump-sum payment equal to two times (three times, if the qualifying termination occurs during the protected period) the sum of annual base salary plus target annual bonus; (iii) to the extent permitted by applicable law, monthly payments of a portion (equal to the percentage of the executive officer’s health care premium costs covered by the Company as of the date of termination) of the executive officer’s monthly COBRA premium costs for a period of 12 months (18 months, in the case of Mr. Wise, or in the case of Messrs. Colaluca and Garner if the qualifying termination occurs during the protected period) following the termination date; and (iv) outplacement services for 12 months following the termination date, up to $25,000 ($50,000, in the case of Mr. Wise). The employment agreements contain standard confidentiality provisions and require that, during the term of employment and for a period of 24 months following termination, the executive officer abide by certain restrictive covenants, including non-solicitation and non-competition obligations, as a condition to the Company’s obligation to provide certain of the severance described above. Mr. Garner is also subject to a standstill agreement for a period of 24 months following termination that imposes certain restrictions and limitations with respect to him providing services to a private equity, hedge fund or similar firm if such services involve the Company or any competitors or from engaging in any form of transaction relating to the Company and/or its common stock or debt securities.

Employment Agreements with Messrs. Ballard, Culbreth, Glenn and Nolte.    Pursuant to the terms of the employment agreements with Messrs. Ballard, Culbreth, Glenn and Nolte, in the event of a qualifying termination, the executive officer is entitled to, subject to the execution of a general release of claims in favor of the Company and its affiliates: (i) a payment equal to a multiple of annual base salary (3.5 times for Mr. Ballard and 1.75 times for Mr. Nolte, or, if the qualifying termination occurs during the protected period, 5.25 times for Mr. Ballard and 3.5 times for Mr. Nolte), or a multiple of annual base salary plus target annual bonus (one times for Messrs. Culbreth and Glenn, or, if the qualifying termination occurs during the protected period, two times for Messrs. Culbreth and Glenn), in each case, payable in substantially equal installments over a number of months equal to the applicable severance multiple, multiplied by 12; and (ii) other than for Mr. Nolte, a lump-sum payment of $45,000. The employment agreements contain standard confidentiality provisions and require that, during the term of employment and for a period of 60 months following termination, in the case of Mr. Ballard, or 24 months following termination, in the case of Messrs. Culbreth, Glenn and Nolte, the executive officer abide by certain restrictive covenants, including non-solicitation and non-competition obligations, as a condition to the Company’s obligation to provide the severance described above.

Consulting Agreement with Mr. Bardis.    The Company is party to a consulting agreement with Mr. Bardis, pursuant to which, in the event of a qualifying termination, he is entitled to (i) continued payment of his consulting fees through February 17, 2018 (the expiration of the consulting term) and (ii) continue to participate in the Company’s healthcare plan at his own expense through February 17, 2018. The consulting agreement subjects Mr. Bardis to certain restrictive covenants, including non-solicitation and non-compete obligations, until February 17, 2018. Mr. Bardis is also subject to a standstill agreement that imposes certain restrictions and limitations with respect to proxy solicitations, voting trusts, tender offers, and acquisitions of common stock of the Company by Mr. Bardis until the earlier of February 17, 2018 and 6 months following a change in control.

Change in Control Severance Agreements

The Company maintains a Senior Executive Change in Control Severance Plan and is party to participation agreements with each of Ms. Amick and Mr. Sundaram, pursuant to which, in the event of a qualifying termination during the protected period, the executive officer is entitled to, subject to the execution of a general release of claims in favor of the Company and its affiliates, a multiple of annual base salary (two times, in the case of Ms. Amick, and one times, in the case of Mr. Sundaram) plus projected annual cash incentive amounts, payable in substantially equal installments over a number of months equal to the applicable severance multiple, multiplied by 12. In connection with their participation in the Senior Executive Change in Control Severance Plan, Ms. Amick and Mr. Sundaram are subject to standard confidentiality provisions and are required, during employment and following termination, to abide by certain restrictive covenants, including non-solicitation obligations that apply for 24 months post-termination and non-competition obligations that apply for 12 months post-termination (other than following a termination without “cause”), as a condition to the Company’s obligation to provide the severance described above.

In addition to the severance described above, the employment agreements, consulting agreement and change in control severance agreements, as well as certain of the executive officers’ equity award agreements include provisions providing for accelerated vesting of equity awards in certain situations. With respect to equity awards held by executive officers that are subject to performance-based vesting conditions for which the applicable performance period will not be completed as of immediately prior to the effective time, none of the executive officer agreements provide for vesting at a performance level other than target in the event of a change in control.

The employment agreements, consulting agreement and change in control severance agreements described above contain “modified cutback” provisions which provide that, in the event that any payments to an executive officer would constitute parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and will be subject to an excise tax under Section 4999 of the Code, such payments will be provided in full or to such lesser extent which would result in no portion being subject to such excise tax, whichever results in the executive officer receiving the greatest amount of payments on an after-tax basis.

The following table shows the amount of cash severance that would be payable to the Company’s executive officers under their employment, consulting and/or change in control severance agreements if they were to experience a qualifying termination prior to completion of the merger and if they were to experience a qualifying termination following the merger during the applicable protection period following the effective time.

Name	Cash Severance upon Qualifying Termination ($)(1)	Cash Severance upon Qualifying Termination following Change in Control ($)(2)
R. Halsey Wise	2,828,767	4,228,767
Anthony Colaluca, Jr.	712,329	1,412,329
John A. Bardis	1,360,000	1,360,000
Charles O. Garner	774,658	1,535,908
Michael P. Nolte	805,000	1,610,000
Rand A. Ballard	1,620,000	2,407,500
Amy D. Amick	—	1,174,607
Lance Culbreth	388,292	731,583
Jonathan Glenn	517,500	990,000
Bharat Sundaram	—	482,577

(1)	Amounts reported represent the value of severance payable to the Company’s executive officers in the event of a qualifying termination, without regard to the occurrence of a change in control, calculated based on annual base salaries for 2015 and target annual bonus amounts for 2015.

(2)	Amounts reported represent the value of severance payable to the Company’s executive officers in the event of a qualifying termination during the applicable protection period, assuming a termination on January 15, 2016, calculated based on annual base salaries for 2015 and target annual bonus amounts for 2015.

Indemnification and Insurance

The Company is party to indemnification agreements with each of its directors and executive officers that require the Company, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers. In addition, pursuant to the terms of the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Other Covenants and Agreements — Indemnification of Directors and Officers; Insurance.”

Quantification of Payments and Benefits to the Company’s Named Executive Officers

The information in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise related to the merger, and assumes, among other things, that each named executive officer will experience a qualifying termination immediately following the completion of the merger. For purposes of the table below, the Company is disclosing information for those individuals who were listed in the “Summary Compensation Table” incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as the Company’s current principal executive and principal financial officers. Further information about the compensation disclosed in the table below is set forth in “— Interests of the Company’s Directors and Executive Officers in the Merger” above. Please note that the amounts described and quantified below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date and do not reflect certain compensation actions that may occur before the effective time. For purposes of calculating the amounts included in the table below, we have assumed January 15, 2016 as the closing date of the merger and a termination of each named executive officer’s employment on January 15, 2016 immediately following the effective time. The following table does not take into account any potential reduction of payments or benefits due to the named executive officers that may be required pursuant to the terms of their respective agreements as a result of the application of Section 280G of the Code.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursement ($)	Other ($)	Total ($)
R. Halsey Wise	1,400,000	6,802,135	—	—	—	—	8,202,135
Anthony Colaluca, Jr.	700,000	2,345,011	—	6,971	—	—	3,051,982
John A. Bardis	—	5,540,078	—	—	—	—	5,540,078
Charles O. Garner	761,250	2,022,079	—	7,226	—	—	2,790,555
Michael P. Nolte	805,000	4,672,018	—	—	—	—	5,477,018
Rand A. Ballard	787,500	2,709,612	—	—	—	—	3,497,112
Amy D. Amick	1,174,607	1,555,650	—	—	—	—	2,730,257

(1)	Amounts reported represent the value of severance payable to the Company’s named executive officers in the event of a qualifying termination during the applicable protected period, calculated based on annual base salaries for 2015 and target annual bonus amounts for 2015. Amounts reported for Messrs. Wise, Colaluca, Garner, Nolte, and Ballard are the enhanced severance amounts payable in the event of a qualifying termination during the applicable protected period. The severance payments are “double-trigger” payments (i.e., they are conditioned upon the completion of the merger and the named executive officer’s qualifying termination during the applicable protected period). The continued payment of consulting fees to which Mr. Bardis is entitled in the event of a qualifying termination is not enhanced by reason of, nor conditioned upon the consummation of, the merger. Details regarding the terms of the severance payments, including whether amounts are payable in a lump sum or in installments, and the applicable restrictive covenant and release obligations on which the payments are conditioned, are set forth in “— Employment, Consulting and Change in Control Severance Agreements with Executive Officers” above.

(2)

As of the January 15, 2016 assumed closing date, the Company’s named executive officers will hold unvested restricted share awards subject to time vesting conditions, unvested share appreciation rights subject to time vesting conditions, and unvested restricted share unit awards subject to time vesting conditions and performance-based vesting conditions for which the applicable performance period will not be completed. Accordingly, and as described above under “— Treatment of Company Equity Awards,” upon completion of the merger: (i) each outstanding, unvested restricted share award held by the Company’s named executive officers will become fully vested and will be converted into the right to receive an amount equal to the merger consideration; (ii) each outstanding, unvested share appreciation right held by the Company’s named executive officers will become fully vested and will be converted into the right to receive an amount equal to the positive difference, if any, between the merger consideration and the base price of such share appreciation right; and (iii) each outstanding, unvested restricted share unit held by the Company’s named executive officers will (x) if such unit is subject only to time vesting conditions, become fully vested and will be converted into the right to receive an amount equal to the merger consideration, or (y) if such unit is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, become vested based on target performance and converted into the right to receive an amount equal to the merger consideration. None of the outstanding, unvested performance-based vesting restricted shares units held by the Company’s named executive officers are covered by an agreement, plan or arrangement that specifies vesting at a level of performance other than target in the event of a change in control. Amounts reported assume a per share merger consideration of $31.35. The vesting of the equity awards are “single-trigger” (i.e., they are only conditioned on the completion of the merger, not the named executive officer’s subsequent termination of employment following the effective time). Set forth below are the values of each type of unvested equity-based award that would vest and become payable in connection with the merger.

Name	Restricted Share Awards ($)	Share Appreciation Rights ($)	Restricted Share Units ($)
R. Halsey Wise	—	—	6,802,135
Anthony Colaluca, Jr.	—	—	2,345,011
John A. Bardis	614,868	—	4,925,210
Charles O. Garner	153,239	91,891	1,776,949
Michael P. Nolte	153,239	2,460,369	2,058,410
Rand A. Ballard	378,426	—	2,331,186
Amy D. Amick	107,311	—	1,448,339

(3)	Amounts reported represent the estimated value of payment of a portion (equal to the percentage of the named executive officer’s health care premium costs covered by the Company as of the date of the qualifying termination) of the named executive officer’s monthly COBRA premium costs. Amounts reported are the enhanced amounts payable in the event of a qualifying termination during the applicable protected period. The COBRA payments reported are “double-trigger” (i.e., they are conditioned upon the completion of the merger and the named executive officer’s qualifying termination during the applicable protected period). COBRA payments to be provided to Mr. Wise, as well as the outplacement services Messrs. Wise, Colaluca and Garner are entitled to receive, in each case, in the event of a qualifying termination, are not enhanced by reason of, nor conditioned upon the completion of, the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) of Company common stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service, each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common stock that is:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Company common stock, other than a partnership or other arrangement taxable as a partnership for U.S. federal income tax purposes, that is not a U.S. holder.

This discussion applies only to holders of shares of Company common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, real estate investment trusts, certain expatriates, partnerships, S corporations, or other pass-through entities or investors in partnerships or such other entities, holders who hold shares of Company common stock as part of a hedge, straddle, constructive sale or conversion transaction, holders who will hold, directly or indirectly, an equity interest in the surviving corporation, holders who acquired their shares of Company common stock through the exercise of employee stock options or other compensation arrangements and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s common stock (by vote or value)).

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Company common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Company common stock, you should consult your tax advisor.

Holders of Company common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Company common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Company common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Company common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Company common stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Company common stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•

gain, if any, on such shares resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by any applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “United States person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax,” generally at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate as may be specified under an applicable income tax treaty), but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Payments made to U.S. holders in exchange for shares of Company common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption from such withholding should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an Internal Revenue Service Form W-8BEN or W-8BEN-E (or an Internal Revenue Service Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the Internal Revenue Service in a timely manner.

This summary of the material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of common stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Antitrust Approval in the U.S.

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On November 16, 2015, both the Company and Parent filed their respective Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the Notification and Report Forms are deemed complete, the required waiting period will expire on December 16, 2016, unless earlier terminated or extended by a request for additional information.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither the Company nor Parent believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Delisting and Deregistration of Company Common Stock

If the merger is completed, the Company common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of our common stock.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following description of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

The representations, warranties, and covenants of the Company contained in the merger agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the merger agreement; (ii) have been qualified by matters specifically disclosed in (a) the Company’s filings with the SEC since December 31, 2013 and (b) confidential disclosures made to Parent and Merger Sub in the disclosure schedules delivered in connection with the merger agreement; (iii) are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors; (iv) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and (v) have been included in the merger agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the merger agreement is attached to this proxy statement only to provide the Company’s stockholders with information regarding the terms of the merger agreement and is not intended to modify or supplement any factual disclosures about the Company in the Company’s public reports filed with the SEC. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The merger agreement should not be read as a stand-alone document, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, 10-Q and other documents that the Company files or has filed with the SEC.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find Additional Information.”

Structure and Effect of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time (as defined below in the section entitled “The Merger Agreement— Closing and Effective Time of the Merger”), Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger. At the effective time, the certificate of incorporation of the Company as in effect immediately prior to the effective time will be amended and restated to be in the form (except with respect to the name of the Company) of the certificate of incorporation of Merger Sub. At the effective time, the bylaws of the Company as in effect immediately prior to the effective time will be amended and restated to be in the form (except with respect to the name of the Company) of the bylaws of Merger Sub. The directors of Merger Sub immediately prior to the effective time will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. The officers of the Company immediately prior to the effective time will be the initial officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

Closing and Effective Time of the Merger

The closing of the merger will take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York on the date that is the later of (a) the second business day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of closing) set forth in the merger agreement and (b) the next business day following the final day of the marketing period (as described below) or such earlier business day during the marketing period (described under the section titled “The Merger Agreement — Marketing Period”) as may be specified by Parent on no less than three business days’ prior written notice to the Company (which date set forth in such notice may be conditioned on the contemporaneous consummation of the financing) or at such other place, date or time as the Company, Parent and Merger Sub may agree in writing (the “closing date”).

The merger will become effective at the effective time of a certificate of merger filed with the Secretary of State of the State of Delaware or such later time as the parties may agree (the “effective time”). As of the date of this proxy statement, we anticipate completing the merger in the first quarter of 2016, subject to the approval and adoption of the merger agreement and the merger by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions. However, it is possible that factors outside the control of the Company, Parent or Merger Sub could delay the completion of the merger, or prevent it from being completed at all. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Company Common Stock

At the effective time, each share of Company common stock outstanding immediately prior to the effective time (other than shares (a) held by a stockholder who has properly exercised and perfected such holder’s appraisal rights under Section 262 of the DGCL (“dissenting shares”) or (b) owned by the Company as treasury stock or owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent or the Company), will be converted automatically into and will represent the right to receive (i) $31.35 in cash, without interest, and (ii) if the effective time does not occur on or before January 30, 2016 and the failure of the effective time to occur on or prior to such date was not caused by the failure of the Company to perform in all material respects its obligations under the merger agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (X) the number of days during the period commencing on, and including, the trigger date and ending on the day immediately preceding the closing date and (Y) $0.008589041(“the merger consideration”).

At the effective time, all shares that are owned by the Company as treasury stock and any shares owned by Parent or Merger Sub immediately prior to the effective time will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation and retirement.

At the effective time, each share of Company common stock owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or the Company issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation (except that the number of shares of Company common stock owned by any such subsidiary may be adjusted following the merger to maintain relative ownership percentages).

At the effective time, each share of capital stock of Merger Sub issued and outstanding immediately prior to the effective time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Treatment of Company Equity Awards

Under the merger agreement, awards outstanding under the Company’s stock plans as of the effective time will be treated at the effective time as follows:

Options.    Immediately prior to the effective time, each outstanding option to purchase Company common stock, whether vested or unvested, will become fully vested and, at the effective time, each such option will be cancelled in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (i) the positive difference, if any, between the merger consideration and the exercise price per share of Company common stock applicable to such option and (ii) the number of shares of Company common stock subject to such option.

Restricted Share Units and Restricted Share Awards.    Each restricted share award of, or restricted unit award with respect to, Company common stock outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each restricted share award and restricted share unit award will be canceled at the effective time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (1) the total number of shares of Company common stock subject to such vested award and (2) the merger consideration.

Share Appreciation Rights.    Each award of a share appreciation right representing a right to acquire shares of Company common stock that is outstanding immediately prior to the effective time will (i) if such award is subject only to time vesting conditions, become fully vested immediately prior to the effective time or (ii) if such award is subject to performance-based vesting conditions for which the applicable performance period is not completed as of immediately prior to the effective time, vest according to the following rules: (X) each agreement, plan or arrangement covering such award that specifies the level of performance at which the award will be earned in the event of a change in control will be applied; (Y) if there is no applicable agreement, plan or arrangement specifying the level of performance at which the award will be earned in the event of a change in control, then the award will vest based on target performance; and (Z) any award that does not vest in accordance with the preceding clause (X) or clause (Y) will be cancelled and terminated without consideration immediately prior to the effective time. To the extent vested pursuant to the immediately preceding sentence, each share appreciation right will be cancelled at the effective time in exchange for a right to receive an amount in cash equal to the product obtained by multiplying (1) the positive difference, if any, between the merger consideration and the base price per such share of such share appreciation right and (2) the total number of shares of Company common stock subject to such share appreciation right.

Employee Stock Purchase Plan.    As soon as practicable following the date of the merger agreement, the board will adopt resolutions to (A) cause the Company’s employee stock purchase plan (“ESPP”) not to (1) commence an offering period to purchase Company common stock that would otherwise begin after the end of the offering period in effect as of the date of the merger agreement or (2) accept payroll deductions to be used to purchase Company common stock under the such plan after the end of the offering period in effect as of the date of the merger agreement, (B) provide that (1) each individual participating in the offering period in effect as of the date of the merger agreement will not be permitted to increase his or her payroll contribution rate pursuant to such plan from the rate in effect when such offering period commenced and (2) no individual will be allowed to commence participation in such plan following the date of the merger agreement. No later than five days prior to the effective time, in the case of any outstanding purchase rights under the ESPP, the offering period (if any) under the ESPP will end and each participant’s accumulated payroll deduction will be used to purchase newly issued Company common stock in accordance with the terms of the ESPP.

Payment for Common Stock and Company Equity Awards in the Merger

At or prior to the effective time Parent will deposit, or cause to be deposited, with a bank or trust company that will be appointed by Parent and who will be reasonably satisfactory to the Company, as exchange agent, in trust for the benefit of the holders of the Company common stock, immediately available funds equal to the aggregate merger consideration. As promptly as practicable after the effective time and in any event not later than the third business day following the effective time, the exchange agent will be required to mail to each record holder of shares of Company common stock other than dissenting shares, (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates or book-entry shares in exchange for the merger consideration. The surviving corporation or one of its subsidiaries will pay to each holder of Company options, restricted shares, restricted share units and share appreciation rights the cash amounts described above under “— Treatment of Company Equity Awards” no later than three calendar days following the effective time. Each of the surviving corporation, the exchange agent, Merger Sub and Parent will be entitled to deduct and withhold from any amounts otherwise payable under the merger agreement such amounts as it is required to deduct pursuant to federal, state local or foreign tax law.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company, Parent and Merger Sub. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedules delivered by the Company to Parent and by Parent and Merger Sub to the Company in connection therewith) and have been used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters as facts. In addition, some of such representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from that generally applicable to stockholders.

The representations and warranties made by the Company (including, in certain cases, with respect to its subsidiaries) relate to, among other things, the following:

•	due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•	qualification to do business;

•

the absence of violations of or conflicts with, organizational documents, applicable law or governmental orders and certain material contracts as a result of the Company executing, delivering and, subject to receiving stockholder approval, performing the merger agreement;

•

subject to certain exceptions, the absence of consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with the Company’s execution, delivery and performance of the merger agreement;

•

the corporate power and authority of the Company to execute, deliver and, subject to receiving the required stockholder approval, perform the Company’s obligations under the merger agreement and to complete the transactions contemplated thereby (other than the carveout transaction), and no other corporate proceedings being necessary to authorize the execution, delivery and performance of the merger agreement or the completion of the transactions contemplated thereby (other than the carveout transaction);

•	the Company’s capitalization and the absence of any rights plan, “poison-pill,” subscription rights, voting agreement or other similar agreement or arrangement;

•	the Company’s ownership of its subsidiaries and the absence of any other subsidiaries;

•

the Company’s SEC filings since December 31, 2013 and the financial statements included therein, the implementation and maintenance of disclosure controls and procedures, and the accuracy of the information in this proxy statement;

•	the absence of any material adverse effect on the Company since June 30, 2015 through the date of the merger agreement and the absence of certain other changes or events for such period;

•	the payment of taxes, the filing of tax returns and other tax matters;

•	the absence of certain undisclosed liabilities;

•	matters related to the Company’s material leased real property;

•	intellectual property matters;

•	the Company’s licenses, permits, franchises, registrations, authorizations and approvals;

•

compliance with applicable laws, regulations, orders and other requirements of applicable governmental entities and compliance with the Sarbanes-Oxley Act of 2002, the listing and corporate governance rules and regulations of Nasdaq, the Company’s internal policies related to privacy and data security and compliance with certain health care laws since January 1, 2013;

•	the absence of legal proceedings and governmental orders;

•

material contracts, the validity and enforceability of material contracts and the absence of any breach or, since December 31, 2014, written notice of any violation of, default under or termination pursuant to material contracts;

•	employee benefit plans and employee matters;

•	insurance policies;

•	affiliate transactions;

•	environmental matters and compliance with environmental laws;

•	the absence of broker’s, finder’s or similar fees other than those owed to the Company’s financial advisors;

•	the inapplicability of state and federal anti-takeover laws to the merger;

•	the receipt by the board of opinions from the Company’s financial advisors;

•	the required stockholder approval;

•	the absence of any violation of certain anti-corruption laws;

•	compliance with economic sanctions, including those administered by the Office of Foreign Assets Control of the United States Department of Treasury;

•	compliance with certain export control laws; and

•	the acknowledgement of non-reliance on representations and warranties other than those set forth in the merger agreement, the limited guarantee or the equity commitment letter.

Many of the Company’s representations and warranties are qualified as to, among other things, “materiality” or “Company material adverse effect.” For purposes of the merger agreement, “Company material adverse effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (1) is or is reasonably likely to become materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (2) would or would reasonably be expected to prevent or materially impair or materially delay the ability of the Company to perform its obligations under the merger agreement or completion of the transactions contemplated thereby, provided that, with respect to the preceding clause (1), “Company material adverse effect” does not include the effect of any event, change, circumstance, effect, development or state of facts occurring after the date of the merger agreement and arising out of or attributable to:

•

general economic, business, financial or market conditions in any country or region in which the company or any of its subsidiaries conducts business, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

any change in the general conditions in any of the industries in which the Company and its subsidiaries operate, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

changes in law, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

changes in GAAP, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

the negotiation, execution, announcement, pendency or performance of the merger agreement or the transactions contemplated thereby or the completion of the transactions contemplated by the merger agreement (in each case, including the carveout transaction), including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees resulting therefrom (provided that such exceptions will not apply to that portion of any representation or warranty contained in the merger agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement, pendency or the performance of the merger agreement or the transactions contemplated thereby);

•

acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the merger agreement, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

earthquakes, hurricanes, floods, or other natural disasters, except to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other persons in the industries in which the Company and its subsidiaries operate;

•

any change in the market price or trading volume of the Company’s common stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute or be taken into account in determining whether there is or is reasonably likely to be a Company material adverse effect);

•

the failure of the Company to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of the Company (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Company material adverse effect); or

•	any adverse effect arising directly from any action specifically required to be taken by the Company by the terms of the merger agreement.

The representations and warranties made by Parent and Merger Sub, jointly and severally, to the Company are more limited and relate to, among other things, the following:

•	with respect to each of Parent and Merger Sub, due organization, valid existence, good standing and corporate power to own its properties and assets and conduct its business as currently conducted;

•

the absence of violations of or conflicts with organizational documents, applicable law or governmental orders and certain material contracts as a result of Parent and Merger Sub executing, delivering and performing the merger agreement;

•

the absence of any consents, waivers, authorizations or approvals of any governmental entity or any declaration or notice or filing or registration with any governmental entity being necessary or required in connection with Parent’s or Merger Sub’s execution, delivery and performance of the merger agreement;

•

the corporate power and authority of Parent and Merger Sub to execute, deliver, and perform their respective obligations under the merger agreement and to complete the transactions contemplated thereby, and no other corporate proceedings being necessary to authorize the merger agreement or the transactions contemplated thereby;

•	the capitalization of Merger Sub;

•	the accuracy of the information provided by Parent or its subsidiaries or affiliates for inclusion in this proxy statement;

•	the absence of broker’s, finder’s or other similar fees;

•

the execution, delivery, enforceability and sufficiency of the commitment letters, and the absence of any event that would cause the conditions to funding under such commitment letters not to be satisfied;

•	the solvency of Parent, the Company and its subsidiaries immediately after the completion of the merger;

•	the approval of the merger agreement and the completion of the transactions contemplated thereby (including the merger) by the board of directors of Parent;

•	no vote required of the stockholders of Parent;

•	the absence of legal proceedings and governmental orders;

•

the absence of any beneficial ownership by Parent or, to the knowledge of Parent, any of its controlled affiliates of shares of the Company’s capital stock or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock, both as of the date of the merger agreement and for the past three years;

•

acknowledgement of non-reliance on representations and warranties other than those set forth in the merger agreement and certain estimates, projections, forecasts and other forward-looking information regarding the Company and its subsidiaries; and

•

the absence of certain arrangements (1) between Parent, Merger Sub or Pamplona IV or any of their affiliates, on the one hand, and the Company’s management or directors or VHA, on the other hand, (2) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the merger consideration or pursuant to which any stockholder of the Company agrees to vote to approve the merger agreement or the merger or agrees to vote against any superior proposal (as defined below in the section entitled “The Merger Agreement— Other Covenants and Agreements– No Solicitation; Acquisition Proposals”).

Certain of the representations and warranties of Parent and Merger Sub are qualified as to, among other things, “materiality” or certain events, changes, circumstances, effects, developments or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under the merger agreement and obtain its financing.

The representations and warranties contained in the merger agreement will terminate upon the effective time.

Covenants Relating to the Conduct of Business

The Company has agreed to covenants in the merger agreement that affect the conduct of its business and that of its subsidiaries between the date of the merger agreement and the effective time of the merger (or the earlier termination of the merger agreement). Prior to such time, unless Parent gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company is required to, conduct its business (and its subsidiaries’ businesses) in the ordinary course and use, and cause its subsidiaries to use, reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its subsidiaries and keep available the services of its officers and employees.

In addition, subject to certain exceptions specified in the merger agreement, required by applicable law or as agreed by the parties, unless Parent gives its written consent (which cannot be unreasonably withheld, delayed or conditioned), the Company and its subsidiaries are restricted from, among other things:

•	making any change in any of its organizational documents;

•

issuing, granting, pledging or otherwise encumbering or subjecting to any lien (other than permitted liens) any additional shares of capital stock (other than pursuant to the ESPP or upon the exercise or settlement of Company options, Company restricted shares, Company restricted share units or Company stock appreciation rights outstanding on the date of the merger agreement in accordance with their terms in effect on the date of the merger agreement) or other equity securities, any option, warrant or right to acquire any capital stock or other equity securities, any security convertible into or exchangeable or exercisable for, or evidence the right to subscribe, such securities or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of its capital stock on a deferred basis or other rights linked to the value of any shares of its capital stock or altering in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

•

directly or indirectly making any sale, assignment, license, transfer, abandonment, lease, sublease or subjecting to any lien (other than permitted liens) or other conveyance of any material asset, right or property, including the Company property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment; (B) extensions to any “Company Lease” (as such term is defined in the merger agreement); and (C) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $5 million in the aggregate);

•

except for certain activities in the ordinary course of business, directly or indirectly making any acquisition of the capital stock or a material portion of the assets, rights or properties of any other person;

•

redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, any shares of its capital stock or other ownership interests, securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or declaring, authorizing, setting aside or paying any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company common stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company benefit plan;

•

except as required by Company benefit plans or as otherwise required by applicable law (1) except in the ordinary course of business consistent with past practice, increasing the compensation or other benefits payable or provided to employees of the Company or its subsidiaries who have an annual base salary below $200,000 (“non-management employees”), (2) entering into any employment, consulting, change of control, severance or retention agreement with any employee of the Company or its subsidiaries (except severance agreements or employment agreements terminable on no more than 60 days’ notice without penalty or expense, in each case that are entered into with employees who are non-management employees in the ordinary course of business consistent with past practice), (3) hiring any employees other than non-management employees, (4) taking any action to fund or secure the payment of any amounts under any Company benefit plan, (5) loaning or advancing any money or other property to any service provider of the Company, other than routine advances for business expenses in the ordinary course of business, (6) granting any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practices, (7) discretionarily accelerating the vesting or payment of any cash or equity award held by any former or current service provider of the Company, including any vesting or payment in connection with the transactions contemplated by the merger agreement (other than the carveout transaction), or (8) establishing, adopting, entering into, amending or terminating any Company benefit plan (or any plan, trust, fund, policy or arrangement that would be a Company benefit plan if it were in existence as of the date of the merger agreement) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company and its subsidiaries;

•

authorizing or entering into any agreement, contract, or commitment for any capital expenditures in excess of $2.5 million, except for expenditures of the category and nature contemplated by, and in an amount not exceeding the excess of (1) the Company’s 2015 and 2016 financial model over (2) an amount equal to 5% of the aggregate amount provided in the Company’s 2015 and 2016 financial model (whether or not such capital expenditure is made during the 2015 or 2016 fiscal year);

•

making any loans, advances or capital contributions to, or investments in, any person other than (A) the Company or any direct or indirect wholly owned subsidiary of the Company, (B) immaterial advances to employees in the ordinary course of business consistent with past practice or (C) in an amount not in excess of $2.5 million, in the aggregate, pursuant to contracts in effect as of the date of the merger agreement (other than to any employees of the Company or any of its subsidiaries);

•	making any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

•

(1) making or changing any material tax election, (2) changing an annual accounting period, (3) filing any amended material tax return, (4) entering into any closing agreement with respect to a material amount of tax, (5) settling any material tax claim or assessment, (6) consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to the Company or any of its subsidiaries or (7) surrendering any right to claim a refund of material taxes;

•

(1) commencing any litigation other than in the ordinary course of business consistent with past practice, (2) settling, releasing, or forgiving any claim requiring payments to be made in excess of $2.5 million individually or $5 million in the aggregate, other than intercompany claims, (3) waiving any right with respect to any material claim held by the Company or its subsidiaries other than in the ordinary course of business, or (4) settling or resolving any claim against the Company or its subsidiaries except for claims requiring payments to be made by the Company or its subsidiaries not in excess of $2.5 million individually or $5 million in the aggregate;

•

incurring or guaranteeing any indebtedness for borrowed money (other than from the Company or its subsidiaries) except (1) for any indebtedness among the Company and its subsidiaries or among the Company’s subsidiaries, (2) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness, (3) for any guarantees by the Company of indebtedness of any of its subsidiaries or guarantees by any of the Company’s subsidiaries of indebtedness of the Company or any of its other subsidiaries and (4) with respect to any indebtedness not in accordance with clauses (1) through (3), for any indebtedness not to exceed $5 million in aggregate principal amount outstanding at the time incurred by the Company or any of its subsidiaries; provided, however, that in the case of each of clauses (1) through (4) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its subsidiaries, taken as a whole, or, following the closing date, the Parent and its subsidiaries, taken as a whole, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any of its subsidiaries is as of the date of the merger agreement subject under the terms of any indebtedness outstanding as of the date of the merger agreement.

•

except for contracts that constitute certain types of material contracts under the merger agreement (which may be entered into, terminated, amended or modified in the ordinary course of business consistent with past practice), entering into, terminating or, in any material respect, amending or modifying any material contract that, if in effect on the date of the merger agreement, would have constituted a material contract pursuant the merger agreement;

•	adopting or entering into a plan or agreement of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its subsidiaries;

•	entering into any new line of business;

•	recognizing any union or other labor organization as the representative of the Company’s employees or entering into any collective bargaining agreement; or

•	committing to do any of the foregoing.

Other Covenants and Agreements

Stockholders Meeting, Stockholder Approval

The Company has agreed to, as soon as reasonably practicable following the date the SEC confirms it has no further comments on this proxy statement, take all action to call, give notice of, and hold the special meeting for the purpose of obtaining stockholder approval of the merger agreement and the merger. The Company has also agreed to use its reasonable best efforts to obtain stockholder approval, including using its reasonable best efforts to solicit proxies from the Company’s stockholders. The Company may in its sole discretion adjourn or postpone the special meeting (A) after consultation with Parent to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the special meeting or (B) with the consent of Parent if, as of the time for which the special meeting is originally scheduled, there are insufficient shares of Company common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the special meeting.

Access and Information

Subject to certain exceptions and limitations, from the date of the merger agreement to the earlier of the effective time or the termination of the merger agreement in accordance with its terms, the Company is required to (1) afford Parent and its representatives and financing sources reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts, and records and (2) furnish such information concerning its business, personnel, assets, liabilities and properties as is reasonably requested by Parent.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the merger agreement, the Company, Parent and Merger Sub have each agreed to:

•	use its reasonable best efforts to obtain of all necessary consents, approvals or waivers from third parties;

•

use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement (other than the carveout transaction);

•	use its reasonable best efforts to execute and deliver any additional instruments necessary to completion the transactions contemplated by the merger agreement (other than the carveout transaction);

•

promptly, but in no event later than 10 business days after the date of the merger agreement, file any and all required notification and report forms under the HSR Act with respect to the merger and the other transactions contemplated by the merger agreement (other than the carveout transaction) and use its reasonable best efforts to cooperate and cause the expiration or termination of any applicable waiting periods under the HSR Act;

•

use its reasonable best efforts to cooperate with each other in determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals and expirations or terminations of waiting periods are required to be obtained from, any third parties or other governmental entities in connection with the merger agreement and the other transactions contemplated by the merger agreement (other than the carveout transaction) and to make such filings and timely obtain such consents, permits, authorizations or approvals;

•	use its reasonable best efforts to supply as promptly as practicable any additional information or documents that may be requested pursuant to law or by a governmental entity; and

•

take or cause to be taken all other actions and do, or cause to be done, all other things necessary, proper or advisable to complete and make effective the transactions contemplated by the merger agreement (other than the carveout transaction), including taking all further action as may be necessary to resolve any objections by a governmental entity or any person pursuant to any law (other than with respect to any stockholder litigation or claim related to the merger agreement, the merger or the transactions contemplated by the merger agreement (other than the carveout transaction)) with respect to the transactions contemplated by the merger agreement (other than the carveout transaction), and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible, including: (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries or affiliates or the Company or its subsidiaries and (2) otherwise taking or committing to take any actions that after the closing date would limit Parent’s or its subsidiaries’ (including the surviving corporation’s) or affiliates’ freedom of action with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case, as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the closing. However, the Company and its subsidiaries are not required to become subject to, or consent or agree to take any action with respect to, any requirement, condition, understanding, agreement or order of a governmental entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Parent, the Company or any of their respective subsidiaries, unless the requirement, condition, understanding, agreement or order is binding on Parent, the Company or any of their respective subsidiaries only in the event the closing occurs.

The parties are required to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to the foregoing provisions. The parties are also required to cooperate in all respects and use their respective reasonable best efforts to contest and resist any administrative or judicial action or proceeding, including any proceeding by a private party, that is instituted (or threatened to be instituted) challenging any transaction contemplated by the merger agreement as violative of any law, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that prohibits, prevents, delays or restricts completion of the merger and the other transactions contemplated by the merger agreement (other than the carveout transaction).

No Solicitation; Acquisition Proposals

From the date of the merger agreement, the Company and its subsidiaries has agreed to, and has agreed to cause their respective officers, directors, employees, representatives or advisors (such individuals, the “representatives”) to, subject to certain exceptions described below, (A) cease and terminate any and all activities, discussions, communications or negotiations conducted prior to the date of the merger agreement with any person (other than Parent, Merger Sub or any of their respective representatives) with respect to an acquisition proposal (as defined below), (B) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provision contained in any confidentiality or other agreement) to which it or any of its affiliates or representatives is a party, unless the board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the board to the Company’s stockholders under applicable law. The Company will promptly after the date of the merger agreement instruct each person that had executed a confidentiality agreement relating to an acquisition proposal to promptly return or destroy all confidential information, documents and materials previously provided to such person by the Company, its subsidiaries or representatives. Additionally, subject to certain exceptions, the Company and its subsidiaries will not, and will not permit their representatives to:

•

solicit, initiate or knowingly encourage or facilitate, or cooperate with respect to, the preparation or submission of inquiries, proposals or offers from any person (other than Parent) that constitute or would reasonably be expected to lead to an acquisition proposal;

•	enter into, continue or otherwise participate in any discussions, communications or negotiations in connection with any acquisition proposal; or

•	furnish to any person any non-public information relating to the Company or any of its subsidiaries’ business, properties or assets in connection with any acquisition proposal.

Under the merger agreement “acquisition proposal” means (i) any inquiry, offer or proposal for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its subsidiaries that would result in any person beneficially owning 20% or more of the voting power of the Company or (ii) any inquiry, proposal or offer to acquire, license or lease, directly or indirectly (including by merger, reorganization, consolidation, share exchange, sale of shares of capital stock, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (A) securities representing more than 20% of the voting power of the Company (including any options, rights or warrants to purchase, or securities convertible into, exchangeable or exercisable for, shares of any capital stock of the Company) or (B) more than 20% of the consolidated assets of the Company (as determined on a book-value basis) or any assets of the Company or any of its subsidiaries to which, individually or in the aggregate, 20% or more of the Company’s consolidated revenue or earnings for the most recently completed fiscal year of the Company are attributable, in each of the foregoing cases, other than the merger.

In the event the Company receives an acquisition proposal or the determination of the existence of a company intervening event (as defined below), as applicable, the Company is required to promptly, but in any event within 24 hours, (A) notify Parent of such acquisition proposal or company intervening event, as applicable, (B) communicate the material terms and conditions of any such acquisition proposal (including, if applicable, providing copies of any written inquiries, requests, proposals or offers and any proposed agreements relating thereto) or the company intervening event, as applicable, to Parent and (C) notify Parent of any request for non-public information or to engage in negotiations or discussions that could reasonably be expected to lead to or that contemplate an acquisition proposal and communicate the material terms and conditions of such request. The Company is required to keep Parent reasonably apprised of the status of any acquisition proposal or company intervening event, as applicable, and any developments, discussions and negotiations regarding the financial and any other material terms of the acquisition proposal or request (including by providing copies of all drafts of proposed agreements relating thereto).

Under the merger agreement, “company intervening event” means an event, fact, circumstance, development or occurrence that materially improves the business, assets, operations or prospects of the Company or any of its subsidiaries that is unknown to or by the board as of the date of the merger agreement, or, if known, the magnitude or material consequences of which were not reasonably foreseeable by the board as of the date of the merger agreement, which event, fact, circumstance, development or occurrence becomes known to or by the board prior to obtaining stockholder approval; provided that none of the following constitute a company intervening event: (i) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is a company intervening event) and (ii) the receipt, existence of or terms of an acquisition proposal or any inquiry relating thereto or the consequences thereof.

Notwithstanding the general restrictions described above, the board, directly or through affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to any acquisition proposal (provided that any such action or disclosure will be deemed to be a change in recommendation (as defined below), unless the board reaffirms its recommendation in connection with such action or disclosure), (ii) make the disclosure contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (iii) make any disclosure if the board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would be inconsistent with the fiduciary duties of the board to the stockholders under applicable law, and (iv) prior to receipt of the required stockholder approval and if at any time following the date of the merger agreement the Company, its subsidiaries or any of their respective representatives receive a bona fide written acquisition proposal that did not result from a breach of the merger agreement (A) engage in or enter into or otherwise participate in discussions and negotiations regarding such acquisition proposal with the person (and its representatives, advisors and intermediaries) that makes such acquisition proposal, and (B) furnish to such person non-public information relating to the Company or its subsidiaries and provide access to the Company’s and its subsidiaries’ officers, employees, agents, properties, books, contracts and records, in each case, in response to a request therefor, pursuant to a confidentiality agreement with such person containing terms that are not less favorable to the Company than those contained in a confidentiality agreement with such person and to the extent non-public information that has not been made available to Parent is made available to such person, furnish such nonpublic information to Parent prior to or substantially concurrently with the time it is provided to such person; provided that the Company, its subsidiaries and their respective representatives are permitted to take an action described in the foregoing clause (iv) if, and only if, prior to taking such particular action, the board has determined in good faith (x) after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the board to the stockholders under applicable law and (y) after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes, or could reasonably be expected to result in, a superior proposal.

Under the merger agreement, a “superior proposal” means any bona fide written acquisition proposal (on its most recently amended or modified terms, if modified or amended) made following the date of the merger agreement that the board determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors and after taking into account the terms, conditions, risks and the legal, financial, regulatory and other aspects of such proposal (including closing conditions, the likelihood and contemplated timing of closing or financing requirements) and the person making such proposal) would, if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the merger agreement and the merger; provided that the reference to “20%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

In addition, except as described below, neither the board nor any committee thereof may:

•

withhold, withdraw or modify, or propose to withhold, withdraw or modify, in any manner adverse to Parent or Merger Sub, the recommendation of the board in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement (other than the carveout transaction), including the merger (the “Company board recommendation”);

•	approve, recommend, endorse or otherwise declare advisable, or publicly propose to approve, recommend, endorse or otherwise declare advisable, an acquisition proposal;

•	fail to include the Company board recommendation in this proxy statement;

•

fail to publicly recommend against any acquisition proposal (including, for these purposes, by taking no position with respect to the acceptance of such acquisition proposal by the Company’s stockholders), or to publicly reaffirm the Company board recommendation, in each case, within 10 business days following an acquisition proposal that has been publicly announced (or such fewer number of days as remain prior to the special meeting, as it may be adjourned or postponed in accordance with the merger agreement) (any of the actions described in this and the foregoing three bullet points, a “change in recommendation”); or

•

approve, recommend, declare advisable or enter into any definitive acquisition agreement, merger agreement, joint venture agreement, partnership agreement, letter of intent, memorandum of understanding, agreement in principle, term sheet or other similar agreement relating to an acquisition proposal (such agreement, an “alternative acquisition agreement”).

Notwithstanding the restrictions described above, at any time prior to receipt of the required stockholder approval, the board may (1) effect a change in recommendation (A) in response to a company intervening event or (B) following receipt of a bone fide written acquisition proposal received after the date of the merger agreement that did not result from a breach of the merger agreement that the board determines in good faith, after consultation with its financial advisors and outside legal counsel, is a superior proposal, in the case of each of clause (A) or (B), if, and only if, prior to such change in recommendation the board has determined in good faith after consultation with its financial advisors and outside legal counsel, that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law and the Company otherwise complies with applicable provisions in the merger agreement or (2) following receipt of a bona fide written acquisition proposal after the date of the merger agreement that did not result from a breach of the merger agreement that the board determines in good faith, in consultation with its financial advisors and outside legal counsel, is a superior proposal, cause or permit the Company to terminate the merger agreement for the purpose of entering into a definitive agreement with respect to such superior proposal, if, and only if, prior to such termination the board has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, the Company otherwise complies with applicable provisions in the merger agreement and, concurrently with such termination, the Company is entering into such definitive agreement with respect to such superior proposal and pays a termination fee of $58.606 million to Parent. Prior to taking any such action described, the Company will (1) provide Parent with three business days’ prior written notice advising Parent that it intends to effect a change in recommendation and the reasons therefor and specifying the terms and conditions of the superior proposal (it being understood that any amendment to the amount or form of consideration payable in connection with the applicable acquisition proposal, or any amendment to the financial or any other material terms of the applicable acquisition proposal, will require a new notice and an additional two business day period), if applicable, and (2) have negotiated in good faith with Parent to amend the terms of the merger agreement (a), if requested by Parent, in a manner that obviates the need to effect a change in recommendation or (b) such that an acquisition proposal would no longer constitute a superior proposal, as applicable. Following the end of such three business period (or subsequent two business day period, if applicable), the board, after taking into account any modifications to the terms and conditions of the merger agreement and the merger offered by Parent, will re-determine in good faith after consultation with its financial advisors and outside counsel that such acquisition proposal continues to constitute a superior proposal and (y) failure to effect such change in recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law .

Employee Matters

For one year following the effective time (or, if shorter, during the period of employment for an employee of the surviving corporation or its subsidiaries following the effective time), Parent will provide, or will cause the surviving corporation or one of its subsidiaries to provide, to employees who continue to be employed with the surviving corporation or its subsidiaries (“continuing employees”) with:

•	a base salary or hourly wage rate that is, in each case, no less favorable than the base salary or hourly wage rate that was provided to continuing employees immediately prior to the effective time;

•

annual cash incentive compensation opportunities (excluding equity or equity-based compensation) that are no less favorable than the cash incentive compensation opportunities that were provided to continuing employees prior to the effective time; and

•

other employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially similar to the employee benefits that were provided to continuing employees, collectively, prior to the effective time;

In addition, for the 12-month period following the merger, Parent will provide, or will cause the surviving corporation or one of its subsidiaries to provide, each continuing employee who is terminated by the surviving corporation within such 12-month period with severance benefits that are no less favorable than certain severance guidelines detailed in the disclosure schedules to the merger agreement.

From and after the effective time, Parent will also cause the surviving corporation and its subsidiaries to honor certain benefit plans of the Company as in effect immediately prior to the effective time, provided that the surviving corporation may amend or terminate such benefits in accordance with their terms and the surviving corporation is not obligated to continue such benefits plan for any specific period of time following the effective date.

From and after the effective time, Parent will or will cause the surviving corporation to grant, each continuing employee credit for any service with the Company and its subsidiaries before the effective time for eligibility and vesting and benefit accrual (but not for benefit accruals or benefit levels under any defined benefit pension plan, non-qualified retirement plan, retiree welfare plan or long-term executive incentive plan) purposes in each case under any benefit or compensation plan, program, agreement or arrangement in which the continuing employee commences to participate on or after the effective time (collectively, “new plans’). Parent will also cause pre-existing condition exclusions, actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any new plans to be waived, and cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such new plan begins and prior to such commencement of participation by any continuing employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such new plan in the year of initial participation.

If the effective time occurs prior to the date on which the Company pays annual bonuses in respect of the year ended December 31, 2015, then Parent will cause the surviving corporation to pay a bonus to each employee of the Company or its subsidiaries who satisfies the eligibility criteria to receive such a bonus as promptly as practicable following the effective time or, if later, as promptly as practicable following December 31, 2015, and in any event no later than March 15, 2016. The amount of any such bonus will be calculated in good faith in the ordinary course of business, consistent with past practice, based on the actual performance of the Company and the employee through December 31, 2015.

Indemnification of Directors and Officers; Insurance

From and after the effective time, Parent will cause the surviving corporation to provide, to the fullest extent permitted by applicable law, indemnification to each person who was a director or officer of the Company or its subsidiaries or serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust at or prior to the effective time of the merger (such persons, the “indemnified persons”), with respect to all acts or omissions by such individual in such capacity at any time prior to the effective time, to the same extent and under the same conditions and procedures as such person was entitled on the date of the merger agreement under the organizational documents of the Company or its subsidiaries and as provided in employment or indemnification agreements with such person as in effect on the date of the merger agreement in connection with any applicable claim, action suit, proceeding or investigation (“proceedings”).

Parent will also cause the surviving corporation to maintain in effect for six years from the effective time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to the indemnified persons. The surviving corporation may substitute policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the indemnified persons. However, the surviving corporation is not required to incur an annual premium expense greater than 300% of the annual premiums currently paid by the Company. In the event that, but for the immediately preceding sentence, surviving corporation would be required to expend more than 300% of current annual premiums, the surviving corporation is obligated to obtain as much insurance as is available for the amount that is 300% of the Company’s current annual premiums. In lieu of the foregoing, the Company may purchase a six-year “tail” prepaid officers’ and directors’ liability insurance policy prior to the completion of the merger. If such a “tail” policy is purchased, Parent will not terminate such policy and will cause all obligations thereunder to be honored by it and the surviving corporation.

Additionally, from the effective time until the sixth anniversary of the date on which the effective time occurs, Parent and the surviving corporation will, to the fullest extent permitted under applicable requirements under law, indemnify and hold harmless each indemnified person, in his or her capacity as an officer or director of the Company or its subsidiaries, against all losses, claims, damages, liabilities, fees, expenses, judgments, or fines incurred by such person as an officer or director of the Company in connection with any pending or threatened proceeding based on or arising out of the fact that such person is or was a director or officer of the Company and its subsidiary prior to the effective time and pertaining to any and all matters pending, existing or occurring at or prior to the effective time, including any such matter arising under any claim with respect to the transactions contemplated by the merger agreement (other than the carveout transaction). Parent and the surviving corporation will also, to the fullest extent permitted under applicable requirements under law, advance reasonable out-of-pocket costs and expenses incurred by the indemnified persons in connection with any applicable proceedings.

Other Covenants

The merger agreement contains additional agreements among the Company, Parent and Merger Sub (as applicable) relating to, among other matters:

•	the filing of this proxy statement with the SEC and cooperation in response to any comments from the SEC with respect to this proxy statement;

•

the voting of all Company common stock owned by Parent or any of its subsidiaries or affiliates in favor of the merger; the obligation of the Company and Parent, as applicable, from and after the date of the merger agreement and until the earlier to occur of the closing date or the termination of the merger agreement pursuant to its terms, to promptly give notice upon having knowledge of the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the transactions contemplated by the merger agreement (other than the carveout transaction) not to be satisfied.

•

the notification of and consultation regarding stockholder litigation or claims in connection with the merger and the other transactions contemplated by the merger agreement (other than the carveout transaction);

•	the coordination of press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement (other than the carveout transaction);

•

actions to cause the disposition of equity securities of the Company held by each director or officer of the Company pursuant to the transactions contemplated by the merger agreement (other than the carveout transaction) to be exempt pursuant to Rule 16b-3 under the Exchange Act;

•

delivery of a complete and accurate list of all “employment losses” at the Company or any of its subsidiaries as such term is defined in the WARN Act and the delivery of all notices with respect to such employment losses to any employees; and

•	the delisting of the Company common stock from Nasdaq and the deregistration of the Company common stock under the Exchange Act.

Financing Efforts

Each of Parent and Merger Sub will use its reasonable best efforts to obtain the debt financing and equity financing on the terms and conditions described in the commitment letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the debt commitment letter and to:

•	maintain in effect the commitment letters;

•

negotiate and enter into definitive agreements with respect to the commitment letters on the terms and conditions (including the terms of any “market flex” provisions contained in the fee letter) contained in the commitment letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the debt commitment letter (including the terms of any “market flex” provisions contained in the fee letter);

•

satisfy on a timely basis (taking into account the timing of the marketing period) all conditions to funding that are applicable to, and within the control of, Parent and Merger Sub contained in the debt commitment letter, fee letter and such definitive agreements related thereto and to consummate the financing at or prior to the closing;

•	enforce its rights under the commitment letters; and

•	comply with its obligations under the commitment letters.

Furthermore, each of Parent and Merger Sub will not permit any amendment or modification to be made to, or any waiver of any provision under, the commitment letters if such amendment, modification or waiver (i) reduces the aggregate amount of the financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing, or otherwise expands, amends or modifies any other provision of the commitment letters, in each case in a manner that would reasonably be expected to (A) taking into account the timing of the marketing period, delay or prevent or make less likely the funding of the financing (or satisfaction of the conditions to the financing) on the closing date or (B) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the commitment letters, in each of clauses (A) and (B) in any material respect (provided that Parent and Merger Sub may amend the debt commitment letter and fee letter to add additional lenders, arrangers, book runners and agents in accordance with any “market flex” provisions therein).

Obtaining the financing (or alternative financing) is not a condition to the closing. Parent has agreed to keep the Company reasonably informed of the status of its efforts to arrange debt financing.

Prior to the closing date, the Company will, and will cause each of its subsidiaries to, provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing, including:

•

furnishing Parent and Merger Sub and their financing sources (i) as promptly as reasonably practicable following Parent’s request, with certain audited and unaudited interim consolidated financial statements of the Company and its subsidiaries required to market the debt financing (the “required information”) and such pertinent and customary information, to the extent such pertinent and customary information is reasonably available to the Company, regarding the Company and its subsidiaries and any supplements thereto, as may be reasonably requested by Parent in connection with the consummation of the debt financing and (ii) in the event that the effective time occurs after March 16, 2016, audited consolidated financial statements of the Company for the fiscal year ended December 31, 2015, no later than 90 days following the end of such fiscal year;

•

using reasonable best efforts to cause senior management and other representatives of the Company and its subsidiaries to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the debt financing;

•

reasonably assisting with the preparation of materials for rating agency presentations, bank information memoranda, related lender presentations and similar documents required in connection with the debt financing and reasonably assisting Parent with the preparation of any pro forma financial information required by the debt commitment letter;

•

using reasonable best efforts to assist Parent in connection with the preparation of definitive financing documents as reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the debt financing;

•

providing Parent all documentation and other information with respect to the Company and its subsidiaries as reasonably requested in writing by Parent at least nine business days prior to the closing date that is required in connection with the debt financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case no later than four business days prior to the closing date;

•	obtaining a certificate of the chief financial officer of the Company in the form attached to the debt commitment letter with respect to solvency matters;

•

delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to the extent, and in the manner, contemplated by the merger agreement, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the closing of all indebtedness required by the debt commitment letter to be terminated; and

•

taking all corporate actions (other than approving the debt financing or any matters related thereto) and providing and executing customary closing documents, in each case and subject to the occurrence of the closing, reasonably requested by Parent.

The Company and its subsidiaries will not be required to pay or incur any liability in connection with the financing before the effective time unless subject to reimbursement or indemnity. Except with respect to any rating agency engagement letters and authorization and representation letters, none of the Company, its subsidiaries or any of their respective directors or officers will be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the debt financing that are to become effective prior to the effective time. Parent has agreed to reimburse the expenses of and indemnify the Company and its subsidiaries from liability in connection with the financing arrangements, subject to certain exceptions.

Marketing Period

The marketing period will be the first period of 16 consecutive business days (subject to certain exceptions) commencing after the signing date and throughout which Parent will have the required information satisfying the requirements specified in the merger agreement and throughout which the required information is compliant with the below requirements. The marketing period will not begin prior to the later of (i) the date that is five business days following the date on which this proxy statement is first mailed to stockholders of the Company and (ii) January 4, 2016.

The marketing period will be deemed not to have commenced if, prior to the completion of such 16 consecutive business day period, either:

•

the Company’s accountants have withdrawn their audit opinion with respect to any year-end audited financial statements of the Company and its subsidiaries set forth in the required information in which case the marketing period will be deemed not to commence at the earliest unless and until the Company’s accountants or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements; or

•

any of the financial statements of the Company and its subsidiaries included in the required information have been restated or the Company has determined or publicly announced that a restatement of any financial statements of the Company and its subsidiaries included in the required information is required, in which case the marketing period will be deemed not to commence at the earliest unless and until such restatement has been completed and the required information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement will be required.

Carveout Transaction

Concurrently with the execution of the merger agreement, Parent entered into a separate purchase agreement for the transfer by Parent, of ownership of the Company’s and its subsidiaries’ businesses (other than the RCM business) to VHA following completion of the merger (such transaction, the “carveout transaction”). Parent and Merger Sub have agreed not to take or agree to take any action with respect to the carveout transaction or any other arrangement with respect to VHA or its affiliates that would be reasonably likely to prevent or materially delay the closing. No approval of the holders of our common stock is required in order to complete the carveout transaction and our stockholders will not receive any consideration in, or as a result of, the carveout transaction.

From the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement in accordance with its terms, the Company has agreed to, and to cause its subsidiaries and its subsidiaries’ directors, officers, employees and accountants to:

•

provide reasonable assistance with the preparation of (i) certain audited and unaudited consolidated financial statements of the Company (after giving effect to the transfer of the Company’s subsidiaries that operate the RCM business and will, following the effective time, operate the surviving corporation’s RCM business (the “RCM spinoff”)) and (ii) such other financial information regarding the Company and its subsidiaries (after giving effect to the RCM spinoff) and any supplements thereto as may be reasonably requested by VHA in connection with VHA’s debt financing necessary for VHA to consummate the carveout transaction and otherwise providing the cooperation with respect to such carveout transaction;

•

following the effective time, transfer or cause to be transferred any of the Company’s and its subsidiaries’ capital stock, partnership interests or limited liability company interests, assets, rights, properties and employees to one or more other wholly owned subsidiaries of the Company on terms designated by Parent;

•

following the effective time, transfer and assign, or cause to be transferred and assigned, the Company’s and its subsidiaries’ contracts, leases, licenses, agreements, arrangements and other business relationships with the Company’s and its subsidiaries’ customers, suppliers, vendors and other persons, and any permits, approvals, or authorizations of any governmental entity, to one or more other wholly-owned subsidiaries of the Company on terms designated by Parent; and

•

cooperate with Parent and VHA to plan and arrange for such transition and support services on the terms designated by Parent as are necessary for Parent and its subsidiaries to operate the RCM business and for VHA to operate the Company’s and its subsidiaries’ businesses (other than RCM business) during a specified transition period following the consummation of the carveout transaction.

Upon the request of the Company, Parent will promptly reimburse the Company for all out-of-pocket costs and expenses incurred by the Company or its subsidiaries in connection with the actions described in the foregoing and indemnify the Company, its subsidiaries and their respective representatives from any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with such actions (except with respect to any information provided in writing by the Company or its subsidiaries specifically for use in connection with the debt financing for the carveout transaction).

Treatment of Certain Existing Indebtedness

Credit Agreement

At least two business days prior to the closing date, the Company will cause the agent under that certain Credit Agreement, dated as of December 13, 2012, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. and the other parties thereto (the “credit agreement”) to deliver to Parent an executed payoff letter that (i) indicates the total amount required to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the credit agreement as of the anticipated closing date, (ii) states that upon receipt of such payoff amount under such payoff letter, the credit agreement and all related loan documents shall be terminated and (iii) provides that all liens and guarantees in connection therewith relating to the assets and properties of the Company or any of its subsidiaries securing such obligations shall be released and terminated upon the payment of such payoff amount on the closing date.

8% Senior Notes Due 2018

In connection with the discharge of the Company’s 8% senior notes due 2018 issued under that certain Indenture dated as of November 16, 2010, among the Company, the guarantors named on the signature pages thereto and Wells Fargo Bank, National Association (the “2018 notes”), the Company will, in compliance with such indenture, (i) simultaneously with the effective time, issue, mail or cause to be mailed a notice of optional redemption for all of the outstanding aggregate principal amount of the 2018 notes to occur 30 days after the closing date, and (ii) simultaneously with the effective time, take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the 2018 notes pursuant to the satisfaction and discharge provisions of such indenture. The Company will not be required to take the steps in the immediately preceding sentence unless Parent has, or has caused to be, deposited with the trustee under the indenture sufficient funds to effect such redemption and satisfaction and discharge in accordance with the terms and conditions of the indenture.

Conditions to the Merger

The obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the approval and adoption of the merger agreement and the merger by the stockholders of the Company;

•

the absence of any statute, rule, regulation, executive order, decree or ruling having been adopted or promulgated, or temporary restraining order, preliminary or permanent injunction or other order having been issued by a court or other United States governmental entity having the effect of making the merger illegal or otherwise prohibiting the completion of the merger; and

•	the expiration or termination of any applicable waiting period under the HSR Act (or any extension thereof).

The obligations of Parent and Merger Sub to effect the merger are subject to the satisfaction, or waiver by Parent, on or prior to the closing date, of the following additional conditions:

•

the representations and warranties of the Company with respect to (1) authorization and validity of the merger agreement, capitalization (except with respect to representations regarding authorized and issued Company common stock), affiliate transactions and state takeover laws must be true and correct in all material respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (2) authorized and issued Company common stock must be true and correct in all respects except for such inaccuracies that would not, individually or in the aggregate, cause the aggregate amount of costs, expenses or liabilities of Parent or its affiliates to increase by $5,000,000 or more, in each case both when made and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (3) the absence of brokers must be true and correct, except for such inaccuracies that would not, individually or in the aggregate, result in any obligation of the of Company or any of its subsidiaries in excess of $5,000,000, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (4) the absence of certain changes or events and vote relating to the required stockholder approval must be true and correct in all respects, in each case both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date) and (5) all other representations and warranties of the Company must be true and correct (without giving effect to any limitation as to “material,” “materiality” or “Company material adverse effect” or similar limitation set forth therein) both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company material adverse effect, and the Company must have delivered a certificate of an executive officer to Parent to such effect;

•

the Company must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date (other than with respect to the carveout transaction), and the Company must have delivered a certificate of an executive officer to Parent to such effect; and

•	a Company Material Adverse Effect must not have occurred since the date of the merger agreement.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, on or prior to the closing date, of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub must be true and correct in all material respects both when made and at and as of the closing date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a “Parent material adverse effect” (as such term is defined in the merger agreement), and Parent must have delivered a certificate of an executive officer to the Company to such effect; and

•

Parent and Merger Sub must have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the closing date, and Parent must have delivered a certificate of an executive officer to the Company to such effect.

Termination

The merger agreement may be terminated at any time prior to the effective time, and except as described below, whether before or after receipt of the required stockholder approval:

•	by mutual written consent of Parent and the Company;

•	by either the Company or Parent if:

•

the effective time has not occurred on or before May 2, 2016, so long as the party seeking to terminate has not undertaken any action or failed to fulfill any obligation under the merger agreement that has contributed to the failure of the effective time to occur on or before such date, and such action or failure to perform constituted a breach of the merger agreement in any material respect;

•

any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by the merger agreement (other than the carveout transaction) and such order, decree ruling or other action has become final and non-appealable, so long as the party seeking to terminate did not breach any provision under the merger agreement in any material respect, which breach resulted in the injunction or the failure of the injunction to be resisted, resolved or lifted; or

•	the required stockholder approval is not obtained at the special meeting (including any adjournments or postponements) at which the merger is voted upon;

•	by Parent if:

•

prior to the special meeting, (i) the board effects a change of recommendation or approves or recommends a superior proposal (or the board has resolved to do any of the foregoing); or (ii) the Company or any of its subsidiaries enters into an alternative acquisition agreement, whether or not permitted under the merger agreement; or

•

the Company breaches any representation, warranty, covenant or agreement such that the conditions to Parent’s obligations to complete the merger would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured and is not cured prior to the earlier of (A) 30 days following notice of such breach and (B) May 2, 2016, provided that Parent will not have the right to terminate the merger agreement pursuant to its right described under this bullet point if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in the merger agreement and the conditions to the Company’s obligations to complete the merger would not be satisfied (such termination, termination for “Company breach”);

•	by the Company:

•

prior to obtaining the required stockholder approval pursuant to its termination right in connection with entering into a definitive agreement with respect to a superior proposal and subject to its compliance with its obligations described under the section titled “The Merger Agreement—Other Covenants and Agreements —No Solicitation; Acquisition Proposals,” provided that in case of such termination the Company must pay the Company termination fee to Parent or Parent’s designee, as specified in the section titled The Merger Agreement—Termination Fees;

•

if Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements contained in the merger agreement (other than its representation and covenant with respect to obtaining financing), such that the conditions to the Company’s obligations to complete the merger would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations to complete the merger), if such breach is reasonably capable of being cured and is not cured prior to the earlier of (A) 30 days following notice of such breach and (b) May 2, 2016, provided that the Company will not have the right to terminate the merger agreement pursuant to its right described under this bullet point if the Company is then in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and the conditions to Parent’s obligations to complete the merger would not be satisfied (such termination, termination for “Parent breach”); or

•

if (i) the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied or waived on the date on which the closing should have occurred under the merger agreement, (ii) the Company has irrevocably confirmed to Parent in writing that such conditions have been satisfied or waived and the Company is prepared to take such actions within its control to cause the closing to occur, and (iii) Parent and Merger Sub do not complete the merger by the third business day after the date on which the closing should have occurred under the merger agreement and the Company was prepared to take such actions within its control to cause the closing to occur on each business day of such three business day period (such termination, termination for “non-completion of the merger”).

Termination Fees

The Company is required to pay to Parent or its designee a termination fee of $58.606 million in cash (less any applicable expenses previously paid to Parent by the Company) in the event that:

•

the Company terminates the merger agreement in connection with entering into a definitive agreement with respect to a superior proposal pursuant to the termination right described under the section titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals;”

•

Parent terminates the merger agreement because, prior to the special meeting, (i) there has been a change in recommendation or the board has approved or recommended a superior proposal (or has resolved to do any of the foregoing) or (ii) the Company or any of its subsidiaries has entered into an alternative acquisition agreement, whether or not permitted under the merger agreement; or

•

(i) after the date of the merger agreement, (A) any acquisition proposal has been received by the Company, any of its subsidiaries or any of their respective representatives which has become known to the public, or (B) any person has publicly proposed or disclosed any acquisition proposal or an intention (whether or not conditional) to make an acquisition proposal (and, in each case, in the case of termination by either Parent or Company for a failure to obtain the required stockholder approval, has not been withdrawn without qualification at least 10 day s before the special meeting), (ii) the merger agreement is terminated (A) by Parent or the Company due to a failure of the effective time to have occurred by May 2, 2016 (provided that the special meeting will not have occurred at or prior to the time of such termination and there has been no governmental order or injunction which prevented the special meeting from occurring prior to May 2, 2016) or (B) by Parent or Company for a failure to obtain the required stockholder approval or (C) by Parent for Company breach due to a material breach by the Company of certain specified covenants under the merger agreement, and (iii) concurrently with or within 12 months of such termination, the Company enters into a definitive agreement providing for any acquisition proposal or consummates any transaction with respect to any acquisition proposal (in each case, substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “acquisition proposal” described under the section titled “The Merger Agreement—Other Covenants and Agreements—No Solicitation; Acquisition Proposals”).

Parent is required to pay to the Company or its designee a termination fee of $117.213 million in cash in the event that:

•	the Company terminates the merger agreement:

•	for Parent breach;

•	for non-completion of the merger;

•	because the effective time did not occur on or before May 2, 2016, and at the time of such termination, (1) the mutual conditions to the completion of the merger (other than (A) the condition with respect to no injunctions, restraints or illegality, due to a statute, rule, regulation, executive order, decree or ruling, order, injunction or other order making the merger illegal or otherwise prohibiting the completion of the merger under any antitrust law, and (B) the condition with respect to the expiration or termination of the HSR waiting period) and (2) the conditions to the obligations of Parent and Merger Sub to complete the merger have been satisfied or waived (other than those conditions that by their nature are to be satisfied at closing; provided that such conditions would be capable of being satisfied assuming the closing was the date of termination); or

•

either the Company or Parent terminates the merger agreement because the effective time did not occur on or before May 2, 2016, and at the time of such termination, the Company would have been entitled to terminate the merger agreement for Parent breach or non-completion of the merger.

Expenses

If the merger agreement is terminated by Parent for Company breach, then the Company must pay Parent or its designee all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, Merger Sub or their respective affiliates) incurred by Parent, Merger Sub or any of their respective affiliates in connection with the merger agreement and the merger up to a maximum amount of $12.5 million.

Specific Performance

The Company, Parent and Merger Sub agree that irreparable damage would occur in the event that any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, unless the merger agreement has been terminated in accordance with its terms and subject to the limitations described below, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain a decree or order of specific performance of such covenant or obligation and an injunction restraining such breach or threatened breach, unless the merger agreement is terminated by either party in accordance with the provisions thereto. Additionally, it is explicitly agreed that the Company is only entitled to specific performance to cause Parent and Merger Sub to effect the closing in accordance with the terms of the merger agreement if, and only if:

•

all conditions relating to the mutual obligations to effect the merger and Parent’s and Merger Sub’s obligations to effect the merger have been satisfied or waived (other than those conditions, by their nature, are to be satisfied at the closing, provided such conditions would be capable of being satisfied as of the closing date);

•

the debt financing or alternative financing has been funded or, if the equity financing is funded on the date closing is required to have occurred (as described under the section titled “The Merger Agreement— Closing and Effective Time of the Merger”), will be funded on such date on the terms set forth in the debt commitment letter and the fee letter or the definitive agreements in respect of the debt financing; and

•

the Company has irrevocably confirmed in writing to Parent that all of the conditions to the Company’s obligation to effect the merger have been satisfied or waived (other than those conditions, by their nature, are to be satisfied at the closing, provided such conditions would be capable of being satisfied as of the closing date) and if specific performance is granted and the financing is funded, then the closing will occur.

Limitation of Liability

If Parent or Merger Sub fails to effect the closing when required under the merger agreement or otherwise breaches (whether willfully, intentionally, unintentionally or otherwise) the merger agreement or fails to perform under the merger agreement (whether willfully, intentionally, unintentionally or otherwise), then (i) unless the merger agreement is terminated in accordance with its terms, the Company’s right to seek specific performance or an injunction or other equitable relief if and to the extent permitted by the merger agreement or (ii) the Company’s right to terminate the merger agreement in circumstances in which the $117.213 million termination fee would become payable by Parent pursuant to the merger agreement and to receive payment of such termination fee from Parent and the reimbursement obligations of Parent pursuant to the merger agreement will be the sole and exclusive remedy of the Company and certain Company-related persons against Parent, Merger Sub and certain Parent-related persons.

Subject to the provisions described above, the termination of the merger agreement will not relieve any party to the merger agreement for liability for such party’s willful or intentional breach of the merger agreement or for fraud. Under the merger agreement, the Company will not, however, under any circumstances be entitled to monetary damages from Parent in excess of an amount equal to $117.213 million (plus certain interest, indemnification and expense reimbursement amounts).

Amendments; Waiver

The merger agreement may be amended by the parties, with the approval of their respective boards of directors, at any time. However, after the required stockholder approval has been obtained, no amendment will be made that by law requires further approval by the Company’s stockholders without such further approval. Subject to the terms of the merger agreement, the merger agreement may also not be modified, waived or terminated in a manner that is materially adverse to the interests of the financing sources without their prior written consent. At any time prior to the effective time, the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties and waive compliance with any of the agreements or conditions contained in the merger agreement.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION (PROPOSAL 2)

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is required to submit a proposal to the Company’s stockholders for a non-binding, advisory vote to approve the payment by the Company of certain compensation to the named executive officers of the Company that is based on or otherwise related to the merger. This proposal is commonly known as “say-on-golden parachutes,” and we refer to it as the named executive officer merger-related compensation proposal. This compensation is summarized in the Golden Parachute Compensation table under “The Merger (Proposal 1) —Interests of the Company’s Directors and Executive Officers in the Merger,” including the footnotes to that table and the related narrative discussion.

The board encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The board recommends that the Company’s stockholders approve the following resolution:

“RESOLVED, that the stockholders of MedAssets, Inc. hereby approve, on a non-binding, advisory basis, the compensation that will or may be paid or become payable to the named executive officers of MedAssets, Inc. that is based on or otherwise related to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table, the footnotes to that table and the related narrative discussion.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve and adopt the merger agreement and the merger. Accordingly, you may vote to approve and adopt the merger agreement and the merger and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on the Company or Parent. Accordingly, if the merger agreement and merger are approved and adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of the Company’s stockholders.

The above resolution approving the merger-related compensation of the Company’s named executive officers on an advisory basis will require the affirmative vote of the holders of a majority of the shares of Company common stock present or represented by proxy at the special meeting and entitled to vote thereon.

The board recommends a vote “FOR” the named executive officer merger-related compensation proposal.

VOTE ON ADJOURNMENT (PROPOSAL 3)

The Company’s stockholders are being asked to approve a proposal that will give the Company authority to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the proposal to approve and adopt the merger agreement and the merger, if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement and the merger. If this adjournment proposal is approved, the special meeting could be adjourned by the board to any date. In addition, the board could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to approve and adopt the merger agreement and the merger but do not indicate a choice on the adjournment proposal, your shares of Company common stock will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the proposal to approve and adopt the merger agreement and the merger, your shares of Company common stock will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. The Company does not intend to call a vote on this proposal if Proposal 1 has been approved at the special meeting.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Company common stock present in person or represented by proxy at the special meeting and entitled to vote thereon.

The board recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

The Company common stock is listed on Nasdaq and quoted under the ticker symbol “MDAS”.

The following table sets forth during the periods indicated the high and low sales prices of the Company common stock for each of the Company’s fiscal quarters:

	Market Price
	High		Low
2015
First Quarter		$20.50		$17.00
Second Quarter		$22.86		$18.57
Third Quarter		$23.90		$18.95
Fourth Quarter (through , 2015)	$		$
2014
First Quarter		$26.09		$19.50
Second Quarter		$25.56		$21.27
Third Quarter		$25.57		$19.99
Fourth Quarter		$23.45		$18.15
2013
First Quarter		$19.99		$16.71
Second Quarter		$19.84		$16.31
Third Quarter		$25.72		$17.37
Fourth Quarter		$26.58		$19.38

The closing sale price of the Company common stock on October 30, 2015, which was the last trading day before the announcement of the merger, was $23.68 per share. On                     , 2015, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing sale price of the Company common stock was $    .     per share. You are encouraged to obtain current market quotations for the Company common stock in connection with voting your shares of Company common stock.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of Company common stock owned, as of November 17, 2015, by each of our directors, by our named executive officers (“NEOs”), by all directors, NEOs and executive officers of the Company as a group, and by those persons who were known by us to beneficially own more than 5% of Company common stock.

Beneficial ownership of shares is determined under the rules promulgated by the SEC, and generally includes any shares over which a person exercises sole or shared voting or investment power. The percentage of beneficial ownership of Company common stock is based on 59,356,147 issued shares of Company common stock outstanding as of November 17, 2015. Except as indicated by footnote and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Company common stock held by them.

Name of Beneficial Owner (and Address if “Beneficial Ownership” Exceeds 5%)	Total Shares Beneficially Owned(1)	Percentage of Common Stock Ownership

NEOs and Directors(2)
R. Halsey Wise(3)	299,386	*
John A. Bardis(4)	257,785	*
Terrence J. Mulligan(5)	159,285	*
C.A. Lance Piccolo(6)	155,225	*
Rand A. Ballard(7)	131,973	*
Bruce F. Wesson(8)	118,698	*
Charles O. Garner(9)	102,392	*
Harris Hyman IV(10)	91,472	*
Michael P. Nolte(11)	79,389	*
Vernon R. Loucks, Jr.(12)	51,861	*
Carol J. Zierhoffer(13)	17,909	*
Amy D. Amick(14)	14,127	*
Kevin M. Twomey(15)	4,365	*
Frederick A. Hessler	2,216	*

NEOs, Executive Officers and Directors (as a group)
(18 persons)	1,570,655	2.6%

5% Stockholders
FMR, LLC(16) 245 Summer Street, Boston, Massachusetts 02210	6,355,989	10.7%

Brown Capital Management, LLC(17) 1201 N. Calvert Street, Baltimore, Maryland 21202	5,433,574	9.2%

BlackRock, Inc.(18) 40 East 52nd Street, New York, New York 10022	5,276,497	8.9%

Starboard Value LP(19) 777 Third Avenue, 18th Floor, New York, New York 10017	5,225,000	8.8%

The Vanguard Group (20) 100 Vanguard Blvd., Malvern, Pennsylvania 19355	4,129,248	7.0%

Litespeed Management, L.L.C.(21) 623 Fifth Avenue, 26th Floor, New York, New York 10022	3,032,741	5.1%

* Owns less than 1% of the total outstanding shares of Company common stock.

(1)	Pursuant to regulations of the SEC, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares, or has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any stock option, stock-settled stock appreciation right (“SSAR”), warrant or right. The number of shares of Company common stock issuable upon the exercise of SSARs as described below is based on the closing market price of the Company common stock on November 17, 2015. Any SSARs with exercise prices which are more than this price (including those which may be required upon exercise within 60 days) are excluded from the number of shares beneficially owned. The actual number of shares of Company common stock to be issued following an actual exercise of SSARs will be based on the closing market price of the Company common stock at the time of exercise.

(2)	The address of each officer or director listed in the table above is: c/o MedAssets, Inc., 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022.

(3)	Includes: (i) 44,149 unvested restricted share units (RSUs) subject to service-based vesting criteria which vest within 60 days of November 17, 2015; and (ii) 129,808 unvested RSUs which will vest on an accelerated basis within 60 days of November 17, 2015.

(4)	Mr. Bardis resigned as the Company’s Chairman and Chief Executive Officer effective February 17, 2015. Beneficial ownership information is based on data contained in the last Form 4 with transaction activity filed on behalf of Mr. Bardis with the SEC on May 6, 2015. The information reported for Mr. Bardis is based on information available to the Company and may not reflect current beneficial ownership. Includes: (i) 8,000 shares of Company common stock owned by immediate family members of Mr. Bardis; and (ii) 19,613 shares of unvested restricted Company common stock subject to service and performance-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan.

(5)	Includes: (i) 126,991 shares that Mr. Mulligan may be deemed to beneficially own through the Terrence J. Mulligan Living Trust; (ii) 734 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015; (iii) 5,242 shares of Company common stock issuable upon the exercise of stock options exercisable as of November 17, 2015; and (iv) 26,318 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015. Does not include shares of Company common stock owned by immediate family members of Mr. Mulligan; Mr. Mulligan disclaims beneficial ownership of such shares.

(6)	Includes: (i) 790 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015 and (ii) 4,292 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(7)	Includes: (i) 12,071 shares of unvested restricted Company common stock subject to service and performance-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan; and (ii) 11,084 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(8)	Includes: (i) 769 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015; (ii) 4,966 shares of Company common stock issuable upon the exercise of stock options exercisable as of November 17, 2015; and (iii) 13,094 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(9)	Includes: (i) 40,888 shares of unvested restricted Company common stock subject to service and performance-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan; (ii) 1,836 shares of Company common stock issuable upon the exercise of SSARs which are scheduled to become exercisable within 60 days of November 17, 2015; and (iii) 16,524 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(10)	Includes: (i) 619 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015; (ii) 35,106 shares of Company common stock issuable upon the exercise of stock options exercisable as of November 17, 2015; and (iii) 8,428 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(11)	Includes 4,888 shares of unvested restricted Company common stock subject to service and performance-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan.

(12)	Includes: (i) 726 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015; (ii) 3,310 shares of Company common stock issuable upon the exercise of stock options exercisable as of November 17, 2015; and (iii) 20,332 shares of Company common stock issuable upon the exercise of SSARs exercisable as of November 17, 2015.

(13)	Includes 619 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015.

(14)	Includes 3,423 shares of unvested restricted Company common stock subject to service-based vesting criteria issued under the Company’s Long Term Performance Incentive Plan.

(15)	Includes 627 unvested RSUs subject to service-based vesting criteria which vest within 60 days of November 17, 2015.

(16)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on August 24, 2015 by FMR LLC.

(17)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 5, 2015 by Brown Capital Management, LLC.

(18)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on January 22, 2015 by BlackRock, Inc.

(19)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a jointly filed Schedule 13D filed with the SEC on August 3, 2015 by Starboard Value LP, Starboard Value and Opportunity Master Fund Ltd., Starboard Value and Opportunity S LLC, Starboard Value and Opportunity C LP, Starboard Value R LP, Starboard Value R GP LLC, Starboard Value GP LLC, Starboard Principal Co LP, Starboard Principal Co GP LLC, and Messrs. Jeffrey C. Smith, Mark R. Mitchell and Peter A. Feld.

(20)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G/A filed with the SEC on February 11, 2015 by The Vanguard Group.

(21)	The number of shares beneficially owned and the description of such ownership contained herein are based solely on a Schedule 13G filed with the SEC on July 2, 2015 by Litespeed Management, L.L.C.

DISSENTERS’ RIGHTS

Under Delaware law, holders of Company common stock are entitled to dissenters’ rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the DGCL (“Section 262”). Pursuant to Section 262, stockholders of the Company who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL. Stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. Any stockholder of the Company wishing to preserve its rights to appraisal must make a demand for appraisal as described below.

The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting Company stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this document.

Under Section 262, the Company is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice. The special meeting will be held on                     , 2015.

This document constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the merger under Section 262 of the DGCL.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this document and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of Company common stock, you must:

•	NOT vote your shares of Company common stock in favor of the approval and adoption of the merger agreement and the merger;

•	deliver to the Company a written demand for appraisal of your shares before the date of the special meeting, as described further below under “— Written Demand and Notice”;

•	continuously hold your shares of Company common stock through the date the merger is consummated; and

•	otherwise comply with the procedures set forth in Section 262.

If you sign and return a proxy card, or submit a proxy by telephone or through the Internet, that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy, unless the proxy is revoked, will be voted for the approval and adoption of the merger agreement and the merger. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval and adoption of the merger agreement and the merger or abstain from voting on the approval and adoption of the merger agreement and the merger.

Only a stockholder of record of shares of Company common stock, or a person duly authorized and explicitly purporting to act on that stockholder’s behalf, is entitled to assert appraisal rights for the shares of Company common stock registered in that stockholder’s name. To be effective, a demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder’s name appears on his or her stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of Company common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

If the shares of Company common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of Company common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of Company common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement and the merger will not have a right to have the fair market value of their shares of Company common stock determined. However, failure to vote in favor of the approval and adoption of the merger agreement and the merger is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to the Company a written demand for payment of the fair value of the Company common stock held by you. In order to assist stockholders in determining whether to exercise appraisal rights, copies of the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 are incorporated by reference in this document.

Written Demand and Notice

A written demand for appraisal should be filed with the Company before the special meeting. The demand notice will be sufficient if it reasonably informs the Company of your identity and that you wish to seek appraisal with respect to your shares of Company common stock. All demands should be delivered to: MedAssets, Inc., 100 North Point Center East, Alpharetta, Georgia 30022.

The surviving corporation, within 10 days after the closing date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger of the closing date of the merger.

Judicial Appraisal

Within 120 days after the closing date of the merger, the surviving corporation or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the Company common stock held by all such stockholders. The surviving corporation is under no obligation to and the Company and Parent have no present intention to cause the surviving corporation to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of Company common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of Company common stock and with whom agreements as to the value of their shares of Company common stock have not been reached by the surviving corporation. After notice to the surviving corporation and dissenting stockholders who demanded payment of their shares of Company common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Company common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After the Delaware Court of Chancery determines the holders of Company common stock entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be “fair value” in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of Company common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the Company common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

If you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the surviving corporation within 120 days after the closing date of the merger, receive a written statement identifying (1) the aggregate number of shares of Company common stock that were not voted in favor of the adoption and approval of the merger agreement and the merger and with respect to which the Company has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The surviving corporation will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the surviving corporation or any dissenting stockholder within the 120-day period after the closing date of the merger, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file a petition with respect to the appraisal of the fair value of their shares or that the surviving corporation will initiate any negotiations with respect to the fair value of those shares. The surviving corporation will be under no obligation to take any action in this regard and the Company and Parent have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of Company common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder’s right to an appraisal to cease.

Withdrawal

Even if you submit a written demand for appraisal of your shares of Company common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the closing date of the merger, except that any such attempt to withdraw made more than 60 days after the closing date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the closing date of the merger. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this document and which agreement is attached in its entirety as Annex A.

The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex C to this document. The Company urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to: MedAssets, Inc., Attention: Investor Relations, 100 North Point Center East, Suite 200, Alpharetta, Georgia 30022 or by calling (678) 323-2500. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is completed, the Company does not expect to hold an annual meeting of stockholders in 2016. If the merger is not completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and the Company will hold a 2016 annual meeting of stockholders, in which case the Company will provide notice of or otherwise publicly disclose the date on which such 2016 annual meeting will be held. If the 2016 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2016 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.

Any proposals of stockholders of the Company intended to be included in the Company’s proxy statement and form of proxy relating to the Company’s 2016 annual meeting of stockholders must be in writing and received by the Secretary of the Company at the Company’s office at 100 North Point Center East, Suite 200, Alpharetta, Georgia, 30022 on or after February 11, 2016 but no later than March 13, 2016. In the event that the 2016 annual meeting of stockholders is called for a date that is not within 30 days before or after June 11, 2016, in order to be timely, notice by the stockholder must be received no later than a reasonable time before the Company begins to print and mail its proxy materials.

For any other proposal that a stockholder wishes to have considered at the 2016 annual meeting of the Company’s stockholders, and for any nomination of a person for election to the board at the 2016 annual meeting of the Company’s stockholders, the Company must have received written notice of such proposal or nomination during the period beginning February 11, 2016, but no later than March 13, 2016. In the event that the 2016 annual meeting of stockholders is called for a date that is not within 30 days before or after June 11, 2016, in order to be timely, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which notice of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, our bylaws, and the rules and regulations of the SEC.

Any stockholder interested in making a proposal is referred to Article II, Section 4 and Article III, Section 3 of our bylaws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

The Company will make available a copy of its public reports, without charge, on its website at www.medassets.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the address and phone number set forth below. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit to a filing may be obtained upon request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing the exhibit).

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

Attn.: Investor Relations

(678) 323-2500

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the special meeting:

•	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2014, filed on March 2, 2015;

•	Quarterly Reports on Form 10-Q filed on May 4, 2015, August 4, 2015 and November 6, 2015;

•	Definitive Proxy Statement for the Company’s 2015 Annual Meeting, filed on April 24, 2015; and

•	Current Reports on Form 8-K, filed on March 17, 2015, April 23, 2015, June 15, 2015, June 22, 2015, September 8, 2015, September 30, 2015, November 2, 2015 and November 4, 2015.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated                     , 2015. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

among

MAGNITUDE PARENT HOLDINGS, LLC

MAGNITUDE ACQUISITION CORP.

and

MEDASSETS, INC.

Dated as of November 1, 2015

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2015 (this “Agreement”), among Magnitude Parent Holdings, LLC, a Delaware limited liability company (“Parent”), Magnitude Acquisition Corp., a Delaware corporation and an indirect Wholly Owned Subsidiary of Parent (“Merger Sub”), and MedAssets, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Merger Sub will be merged with and into the Company under the Laws of Delaware (the “Merger”), with the Company surviving the Merger and becoming a Wholly Owned Subsidiary of Parent as a result of the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Managers of Parent and the Board of Directors of Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement Pamplona Capital Partners IV, L.P. (the “Guarantor”) is entering into a limited guarantee in favor of the Company (the “Limited Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the surviving corporation in the Merger and continue as a Delaware corporation (the “Surviving Corporation”) as a result of the Merger.

Section 1.2. Closing. Unless this Agreement shall have been terminated pursuant to the provisions of Section 9.1, the closing of the Merger (the “Closing”) will take place on the date that is the later of (a) the second Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Closing) set forth in Article VIII and (b) the next Business Day following the final day of the Marketing Period or such earlier Business Day during the Marketing Period as may be specified by Parent on no less than three Business Days’ prior written notice to the Company (which date set forth in such notice may be conditioned on the contemporaneous consummation of the Financing), unless another time or date is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”). The Closing shall be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, unless another place is agreed to in writing by the parties hereto.

Section 1.3. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger in accordance with the DGCL, or at such later time as is agreed by the parties hereto prior to the Closing Date and specified in the Certificate of Merger (the “Effective Time”).

Section 1.4. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided for in this Agreement and the DGCL. Under the DGCL, from and after the Effective Time: (a) the Merger of the Company and Merger Sub and their continuance as one company shall become effective; (b) the property of each of the Company and Merger Sub shall become the property of the Surviving Corporation; (c) the Surviving Corporation shall continue to be liable for the obligations and liabilities of each of the Company and Merger Sub; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against the Company or Merger Sub may be continued to be prosecuted by or against the Surviving Corporation; and (f) a conviction against, or ruling, order or judgment in favor of or against, the Company or Merger Sub may be enforced by or against the Surviving Corporation.

Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company) the certificate of incorporation and by-laws of Merger Sub, and as so amended shall be the certificate of incorporation and by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6. Directors; Officers.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

Section 1.7. Effect on Share Capital. Pursuant to the terms of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or shares referred to in Section 1.7(f)) shall be converted automatically into and shall thereafter represent the right to receive $31.35 in cash, without interest, and the Additional Per Share Consideration, if any (together, the “Merger Consideration”). For purposes of this Agreement, “Additional Per Share Consideration” means, if the Effective Time does not occur on or prior to January 30, 2016 (the “Trigger Date”) and the failure of the Effective Time to occur on or prior the Trigger Date was not caused by the failure of the Company to perform in all material respects its obligations under this Agreement, an amount (rounded down to the nearest penny) in cash equal to the product of (i) the number of days during the period commencing on, and including, the Trigger Date and ending on the day immediately preceding the Closing Date and (ii) $0.008589041 (for purposes of illustration, the Additional Per Share Consideration for a 30 day calendar month would equal $0.25).

(b) Cancellation of Company Common Stock. As of the Effective Time, all shares of Company Common Stock (other than Dissenting Shares or shares referred to in Section 1.7(f)) shall cease to be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a “Certificate”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration to be paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2, without interest.

(c) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised and perfected its, his or her appraisal rights under Section 262 of the DGCL (a “Dissenting Stockholder”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (or any successor provision) (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate, at its expense, in negotiations and proceedings with respect to such demands for appraisal. Without limiting the generality of the foregoing, prior to the Effective Time the Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any payment or agree to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for a payment.

(e) Changes to Company Stock. If after the date hereof and prior to the Effective Time, the Company should split, subdivide, consolidate, combine or otherwise reclassify the Company Common Stock, or pay a stock dividend in Company Common Stock, or otherwise change the Company Common Stock into any other securities, or pay any other such stock dividend in respect of the Company Common Stock, then any number or amount contained herein that is based upon the price of Company Common Stock or the number of shares of Company Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

(f) Cancellation of Treasury Stock and Parent-Owned Stock; Treatment of Stock Held by Company Subsidiaries. As of the Effective Time, (i) all shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent or Merger Sub immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (ii) all shares of Company Common Stock that are owned by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company shall be converted into and become validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation (except that the number of shares of Company Common Stock owned by any such Subsidiary may be adjusted following the Merger to maintain relative ownership percentages).

Section 1.8. Treatment of Equity Awards.

(a) Treatment of Company Options. Each option to purchase shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company Stock Plans, whether vested or unvested (each, a “Company Option”), shall, as of immediately prior to the Effective Time, become fully vested (to the extent not already vested) and be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock of such Company Option multiplied by (ii) the total number of shares of Company Common Stock subject to such Company Option.

(b) Treatment of Company Restricted Share Awards. Each award of Company Common Stock granted subject to vesting or other lapse restrictions pursuant to any of the Company Stock Plans that is outstanding immediately prior to the Effective Time(each, a “Company Restricted Share Award”), shall be subject to this Section 1.8(b). Each Company Restricted Share Award subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company Restricted Share Award subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance Share”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance Shares that specifies the level of performance at which the Performance Shares shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance Shares for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance Shares shall be earned in the event of a change in control, the number of Performance Shares that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance Share that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each Company Restricted Share Award that vests in accordance with this Section 1.8(b) shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such vested Company Restricted Share Award and (ii) the Merger Consideration.

(c) Treatment of Company Restricted Share Units. Each award of a restricted stock unit granted pursuant to the Company Stock Plans that is outstanding immediately prior to the Effective Time (each, a “Company Restricted Share Unit”), shall be subject to this Section 1.8(c). Each Company Restricted Share Unit subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company Restricted Share Unit subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance Unit”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance Units that specifies the level of performance at which the Performance Units shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance Units for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance Units shall be earned in the event of a change in control, the number of Performance Units that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance Unit that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each Company Restricted Share Unit that vests in accordance with this Section 1.8(c) shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to such vested Company Restricted Share Unit and (ii) the Merger Consideration.

(d) Treatment of Company SARs. Each award of a share appreciation right representing a right to acquire shares of Company Common Stock that is outstanding immediately prior to the Effective Time that was granted pursuant to any of the Company Stock Plans, whether vested or unvested (each, a “Company SAR”), shall be subject to this Section 1.8(d). Each Company SAR subject only to time vesting conditions shall become fully vested immediately prior to the Effective Time. Each Company SAR subject to performance vesting conditions for which the applicable performance period is not completed as of immediately prior to the Effective Time (each, a “Performance SAR”) shall vest subject to the following rules: (1) each agreement, plan or arrangement covering Performance SARs that specifies the level of performance at which the Performance SARs shall be earned in the event of a change in control shall be applied and enforced; (2) with respect to Performance SARs for which no applicable agreement, plan or arrangement specifies the level of performance at which the Performance SARs shall be earned in the event of a change in control, the number of Performance SARs that vest immediately prior to the Effective Time shall be based on the target performance; and (3) each Performance SAR that does not vest in accordance with clause (1) or clause (2) shall be cancelled and terminated without consideration immediately prior to the Effective Time. Each vested Company SAR shall be cancelled and of no further force or effect as of the Effective Time and automatically converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Merger Consideration over the base price per vested Company SAR multiplied by (ii) the total number of Company SARs subject to such award.

(e) Treatment of ESPP.

(i) As soon as practicable following the date of this Agreement, the Board of Directors of the Company shall adopt resolutions and take all actions necessary to (A) cause the Company’s Employee Stock Purchase Plan (the “ESPP”) not to (1) commence an offering period to purchase Company Common Stock that would otherwise begin after the end of the offering period in effect as of the date hereof or (2) accept payroll deductions to be used to purchase Company Common Stock under the ESPP after the end of the offering period in effect as of the date hereof, (B) provide that (1) each individual participating in the offering period in effect as of the date hereof will not be permitted to increase his or her payroll contribution rate pursuant to the ESPP from the rate in effect when such offering period commenced and (2) no individual will be allowed to commence participation in the ESPP following the date of this Agreement and (C) cause the ESPP to terminate immediately after the purchases set forth in Section 1.8(e)(ii).

(ii) No later than five days prior to the Effective Time, in the case of any outstanding purchase rights under the ESPP, (A) the offering period (if any) under the ESPP shall end and each participant’s accumulated payroll deduction shall be used to purchase newly issued Company Common Stock in accordance with the terms of the ESPP and (B) such Company Common Stock shall be treated the same as all other Company Common Stock in accordance with Section 1.7 of this Agreement. The Company shall make any pro rata adjustments that may be necessary to reflect the shortened offering period.

(f) The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of Company Options, Company Restricted Share Awards, Company Restricted Share Units, and Company SARs the cash amounts described in this Section 1.8 less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to the vesting of the award or making of such payment, on the first payroll date following the Effective Time. To the extent that amounts are so withheld or deducted, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the holders of Company Options, Company Restricted Share Awards, Company Restricted Share Units, and Company SARs in respect of which such deduction and withholding was made. For each Company Option or Company SAR, if the applicable exercise price per share of Company Common Stock or base price per Company SAR equals or exceeds the Merger Consideration, such Company Option or Company SAR, as applicable, shall be cancelled without payment of any consideration, and all rights with respect to such Company Option or Company SAR, as applicable, shall terminate as of the Effective Time.

(g) Prior to the Effective Time, the Company shall take all actions in its control necessary (including adopting any required resolutions and seeking any required holder consents) to (i) effectuate the provisions of this Section 1.8 and (ii) to provide that all Company Options, Company Restricted Share Awards, Company Restricted Share Units, Company SARs and Company Stock Plans shall terminate as of the Effective Time and shall no longer have any force or effect, and the provisions in any other Company Benefit Plan or contract providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries will be cancelled as of the Effective Time and shall no longer have any force or effect.

ARTICLE II.

EXCHANGE OF CERTIFICATES

Section 2.1. Exchange Fund. At or prior to the Effective Time, Parent shall deposit with a bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.7(a), immediately available funds equal to the aggregate Merger Consideration, and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration subject to and in accordance with the terms of Section 2.2 of this Agreement. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” Such aggregate cash deposited with the Exchange Agent shall, pending its disbursement to such holders, be invested by the Exchange Agent as directed by Parent in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

Section 2.2. Exchange Procedures. As promptly as practicable after the Effective Time (but in no event more than three (3) Business Days thereafter), the Exchange Agent will send to each record holder of shares of Company Common Stock other than Dissenting Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent and shall be in a reasonable and customary form) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate or Book-Entry Shares, upon surrender of a Certificate or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate and Book-Entry Share so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.7(a) or Section 1.8. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

Section 2.3. No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates or Book-

Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Book-Entry Shares.

Section 2.4. Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.7. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable abandoned property, escheat, or other similar Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.5. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.6. Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

Section 2.7. Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Merger Sub and Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Exchange Agent, Merger Sub or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

Section 2.8. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver any deeds, bills of sale, assignments or assurances and to take and do any other actions and things in each case to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.9. Stock Transfer Books. At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be exchanged for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Reports filed or furnished on or prior to the date hereof (other than information that is contained solely in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Reports or other forward-looking statements in such Company SEC Reports to the extent such information is general, nonspecific, forward-looking or cautionary in nature, in each case, other than specific factual information contained therein) or (b) the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Corporate Organization. Each of the Company and its Significant Subsidiaries is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its business as now conducted. Copies of the Company Organizational Documents and the organizational documents of the Company’s Significant Subsidiaries, with all amendments thereto to the date hereof, have been made available to Parent or its representatives, and such copies are accurate and complete as of the date hereof.

Section 3.2. Qualification to Do Business. Each of the Company and its Significant Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership (as the case may be) and is in good standing or similar concept in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.3. No Conflict or Violation. The execution, delivery and, subject to the receipt of the Required Company Vote, performance by the Company of this Agreement do not and will not (i) violate or conflict with any provision of any Company Organizational Documents or any of the organizational documents of the Company’s Significant Subsidiaries, (ii) subject to the receipt of any consents set forth in Section 3.4, violate any provision of Law, or any order, judgment or decree of any Governmental Entity, (iii) subject to the receipt of any consents set forth on Schedule 3.4, result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any of the Company or its Significant Subsidiaries or (iv) except as set forth on Schedule 3.3, violate or result in a breach of or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of notice, consent, termination, amendment, acceleration or cancellation of, any Material Contract, except with respect to clauses (ii), (iii) and (iv), for any such violations, Liens, breaches, defaults or rights that would not individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.4. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder, except for: (i) the filing of the Certificate of Merger with the Secretary of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent, the Company or any of its Significant Subsidiaries is qualified to do business as set forth on Schedule 3.4; (ii) the filing of a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”); (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 3.4; (iv) compliance with the applicable provisions of the Exchange Act of 1934, as amended (the “Exchange Act”) and the NASDAQ Global Select Market; and (v) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

Section 3.5. Authorization and Validity of Agreement.

(a) The Company has the requisite corporate power and authority to execute, deliver and, subject to receipt of the Required Company Vote, perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the Transactions have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the Required Company Vote, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of, and performance by the Company under, this Agreement or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(b) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors, (i) approved this Agreement and the Transactions, (ii) determined that this Agreement and the Transactions are advisable and in the best interests of the Company and the Company’s stockholders, (iii) directed that this Agreement be submitted to a vote of the holders of Company Common Stock for its adoption, (iv) resolved to recommend that the holders of Company Common Stock adopt this Agreement and approve the Transactions, including the Merger (the “Company Board Recommendation”), and (v) approved the amendment to the Company’s bylaws to include the provision set forth in Exhibit A attached hereto. Such resolutions are in full force and effect and have not subsequently been rescinded or withdrawn in any way.

Section 3.6. Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock. As of October 28, 2015:

(i) 58,990,547 shares of Company Common Stock (other than shares of Company Common Stock underlying Company Restricted Share Awards set forth in clause (iii) below) and no shares of preferred stock are issued and outstanding;

(ii) 318,548 shares of Company Common Stock are underlying Company Options;

(iii) 296,766 shares of Company Common Stock are underlying Company Restricted Share Awards (assuming maximum performance of Performance Shares);

(iv) 2,584,394 shares of Company Common Stock are underlying Company Restricted Share Units (assuming maximum performance of Performance Units); and

(v) 1,015,076 shares of Company Common Stock are underlying Company SARs (assuming (i) maximum performance of Performance SARs and (ii) the Additional Per Share Consideration is not paid with respect to the Company Common Stock).

From October 28, 2015 through the date of this Agreement, the Company has not (A) issued any shares of Company Common Stock or shares of preferred stock, other than shares of Company Common Stock issued in connection with the exercise or settlement of Company Options, Restricted Share Awards, Restricted Share Units and Company SARs outstanding on or prior to the date of this Agreement or (B) granted any Company Options, Restricted Share Awards, Restricted Share Units or Company SARs.

(b) No shares of capital stock of the Company are held by any of the Company’s Subsidiaries. As of October 28, 2015, other than 4,373,079 shares of Company Common Stock reserved for issuance under the

Company Stock Plans and the ESPP, the Company has no shares of Company Common Stock reserved for issuance. Except as set forth in Section 3.6(a), there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company to issue or sell any shares of capital stock or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company’s stockholders on any matter. The Company is not a party to any contract, agreement or arrangement with respect to the voting of, or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of the Company. The Company does not own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

(c) The issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights. Except as set forth above in Section 3.6(a), there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by the Company or its Subsidiaries), that are convertible into or exercisable for a share of Company Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of shares of Company Common Stock. All Company Options and Company SARs have been granted having a per share exercise or base price at least equal to the fair market value of the underlying equity on the date of grant, and have not otherwise been subject to “modification” or “extension” within the meaning of Section 409A of the Code and associated Treasury Department guidance. All grants of Company Options, Company Restricted Share Awards, Company Restricted Share Units and Company SARs were validly issued and properly approved by the Board of Directors of the Company (or compensation committee or other designee thereof) in accordance in all material respects with the applicable Company Stock Plan and applicable Laws, including the applicable requirements of the NASDAQ. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

(d) Schedule 3.6(d) contains a correct and complete list, as of the October 28, 2015, of (A) outstanding Company Options, (B) outstanding Company Restricted Share Awards (identifying Company Restricted Share Awards as Performance Shares and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance Shares assuming target and maximum performance), (C) outstanding Company Restricted Share Units (identifying Company Restricted Share Units as Performance Units and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance Units assuming target and maximum performance) and (D) outstanding Company SARs (identifying Company SARs as Performance SARs and identifying, as applicable, the number of shares of Company Common Stock underlying such Performance SARs assuming target and maximum performance and that the Additional Per Share Consideration is not paid with respect to the Company Common Stock), including in each case, the name of the Company Stock Plan under which such award was granted, the name or employee ID of the holder, and with respect to Company Options and Company SARs, the exercise price or base price of such Company Options and Company SARs, respectively.

(e) As of September 30, 2015, there was no outstanding indebtedness for borrowed money of the Company or any Subsidiary of the Company, in excess of $5 million other than indebtedness in the principal amounts identified by instrument on Schedule 3.6(e).

(f) The Company has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in the Company Organizational Documents that is, or at the Effective Time shall be, applicable to Parent, the Merger or the other Transactions.

Section 3.7. Subsidiaries.

(a) The Company has no direct or indirect Subsidiaries except as set forth on Schedule 3.7, which sets forth the name and jurisdiction of organization of each such Subsidiary.

(b) All of the outstanding shares of capital stock, or membership interests or other ownership interests of, the Company’s Subsidiaries, as applicable, are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights and are owned of record and beneficially by the Company, directly or indirectly. The Company has, as of the date hereof and shall have on the Closing Date, valid and marketable title to all of the shares of capital stock of, or membership interests or other ownership interests in, its Subsidiaries, free and clear of any Liens other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, the Company’s Subsidiaries, as applicable, are the sole outstanding securities of such Subsidiary. Neither the Company nor any of its Subsidiaries has any obligation to acquire securities or equity interest of, or make an investment in (in the form of a loan, capital contribution or similar transaction), any Person. There are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of the Company’s Subsidiaries to issue or sell any shares of capital stock or other securities of such Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of such Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement with respect to the voting of, restrictions on the transfer of, or that provides registration rights in respect of, any shares of capital stock or other voting securities or equity interests of any such Subsidiary. No Subsidiary of the Company owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 3.8. Company SEC Reports.

(a) The Company has filed with or furnished to the SEC, on a timely basis, each report, definitive proxy statement and other documents (together with all amendments thereof and supplements thereto) required to be filed or furnished by the Company with the SEC pursuant to the Exchange Act since December 31, 2013 (as such documents have since the time of their filing been amended or supplemented and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Reports”). As of their respective effective dates (in the case of registration statements), as of their respective dates of mailing (in the case of definitive proxy statements) and as of their respective filing dates (in the case of all other Company SEC Reports), after giving effect to any amendments or supplements thereto filed on or prior to the date hereof, the Company SEC Reports (i) complied in all material respects with the requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is, or has been at any time since December 31, 2013, subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act or is otherwise required to file any reports, proxy statements or other documents with the SEC.

(b) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or as permitted by Regulation S-X, and except with respect to unaudited statements as permitted by Form 10-Q or Form 8-K of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal and recurring year-end adjustments, which, individually or in the aggregate, were not and would not be reasonably expected to be material, and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(c) The management of the Company has (i) implemented and maintains (x) disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (y) a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (X) any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and has identified for the Company’s auditors any material weaknesses in internal controls and (Y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has made available to Parent all such disclosures made by management to the Company’s auditors and audit committee since December 31, 2013.

(d) The Proxy Statement relating to the matters to be submitted to the holders of Company Common Stock at the Company stockholders meeting to approve and adopt this Agreement and the Merger (the “Company Stockholders Meeting”) and any amendments or supplements thereto (the “Proxy Statement”), to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting (including any amendment or supplement or document incorporated by reference) shall not, on the date the Proxy Statement (including any amendment or supplement thereto) is first distributed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will, on the date the Proxy Statement (including any amendment or supplement thereto) is first distributed to stockholders of the Company or at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

Section 3.9. Absence of Certain Changes or Events.

(a) Since June 30, 2015 through the date hereof, there has not been any Company Material Adverse Effect.

(b) Except as set forth on Schedule 3.9(b), and, except for discussions, negotiations, and transactions related to the Transactions and the Carve-Out Transaction, since June 30, 2015 through the date hereof, the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice and have not:

(i) incurred or guaranteed any indebtedness for borrowed money in excess of $5.0 million in the aggregate, other than between the Company or its Subsidiaries;

(ii) failed to pay or satisfy any obligation or liability or accounts payable in excess of $2.5 million, other than Permitted Liens and obligations and liabilities being contested in good faith and for which adequate reserves have been provided in accordance with GAAP;

(iii) sold, licensed or transferred any of its material assets or rights or canceled any material debts or claims or waived any material rights in excess of $2.5 million except for licenses of any material assets or rights in the ordinary course of business consistent with past practice;

(iv) other than (x) pursuant to the ESPP or any stock repurchase or buyback program disclosed in the Company SEC Reports or (y) in connection with the exercise or settlement of any Company Options, Company Restricted Share Awards or Company SARs, declared, paid, or set aside for payment any dividend or other distribution in respect of shares of its capital stock or other securities, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of its capital stock or other securities, or agreed to do so; or

(v) taken any action that, if taken during the period from the date of this Agreement to the Effective Time, would constitute a breach of clauses (iv), (vii), (viii) or (xi) of Section 5.1(a).

(vi) entered into any agreement or made any commitment to do any of the foregoing.

Section 3.10. Tax Matters. Except as set forth on Schedule 3.10 or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(a) (i) each of the Company and its Subsidiaries has each filed when due all Tax Returns required by applicable Law to be filed by it; (ii) all such Tax Returns are true, correct and complete; (iii) all Taxes that are due and payable (whether or not shown on such Tax Returns) have been duly and timely paid; and (iv) as of the date of the latest financial statements of the Company, any liability of the Company or any of its Subsidiaries for accrued Taxes not yet due and payable, or that are being contested in good faith, has been provided for as a reserve on the financial statements of the Company in accordance with GAAP;

(b) there is no action, suit, proceeding, investigation or audit now pending with respect to the Company or any of its Subsidiaries in respect of any Tax, nor has any claim for additional Tax been asserted in writing by any taxing authority; and no taxing authority has threatened in writing to commence any such action, suit, proceeding, investigation or audit;

(c) since January 1, 2010, no claim has been made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction;

(d) (i) there is no outstanding request for any extension of time for the Company or any of its Subsidiaries to pay any Taxes or file any Tax Returns, other than any such request made in the ordinary course of business; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that is currently in force; and (iii) neither the Company nor or any of its Subsidiaries is a party to, has any obligation under or is bound by any agreement with a Person other than the Company or its Subsidiaries (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements) providing for the payment of or in respect of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters;

(e) each of the Company and its Subsidiaries have withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;

(f) within the last two years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(g) there is no Lien, other than a Permitted Lien, on any of the assets or properties of the Company and its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax;

(h) neither the Company nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), as a transferee or successor or by contract (other than any customary commercial contract not primarily related to Taxes or commercial lending arrangements);

(i) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) election under Section 108(i) of the Code (or any comparable provisions of state, local or foreign law), or (F) prepaid amount received or paid on or prior to the Closing Date;

(j) neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4; and

(k) the Company and its Subsidiaries have not entered into, or permitted to be entered into, any closing or other agreement or settlement with respect to any Taxes affecting or relating to the Company and its Subsidiaries.

Section 3.11. Absence of Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) of a type that would be required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except for liabilities or obligations (a) that were incurred after June 30, 2015 in the ordinary course of business consistent with past practice, (b) that were set forth on the Company’s consolidated balance sheet for the fiscal quarter ended June 30, 2015 included in the Company Financial Statements in the Company SEC Reports on or prior to the date hereof, (c) that were incurred under this Agreement as a result of actions expressly required by this Agreement or in connection with the discussions and negotiations of the Transactions or (d) that do not have and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.12. Company Property.

(a) Neither the Company nor any of its Subsidiaries owns in fee any real property or interests in real property or has any option to purchase any material real property. Schedule 3.12(a) sets forth a true and complete list of all material real property leased, subleased or otherwise occupied by the Company and its Subsidiaries or used or held for use in the conduct of the business of the Company (each, a “Company Lease” and collectively, the “Company Leases”; the real property subject to the Company Leases, collectively, the “Company Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Company Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or the applicable Subsidiary, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy, creditor’s rights or similar Laws, and subject to Permitted Liens, (ii) neither the Company nor any of its Subsidiaries is in material breach or material default under any of the Company Leases and (iii) no event has occurred or circumstance exists that, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Company Lease.

(b) To the Knowledge of the Company, all buildings, structures, fixtures, building systems and equipment, and all components that are part of the Company Property (i) are in material compliance with all applicable Laws and are in good operating condition in all material respects and in a state of good and working maintenance and repair in all material respects, and (ii) are reasonably adequate and reasonably suitable for the operation of the Company’s business except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, there is no pending or written or oral threat of condemnation or similar action affecting any of the Company Property as of the date hereof.

Section 3.13. Intellectual Property.

(a) Except as set forth on Schedule 3.13(a) or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Significant Subsidiaries own all right, title and interest in and to, or have the valid and enforceable right to use, all Company Intellectual Property necessary to the operation of their businesses as presently conducted; (ii) to the Knowledge of the Company, no third party is infringing, misappropriating or violating any Company Owned Intellectual Property as of the date hereof; (iii) the Company and its Significant Subsidiaries are not infringing, misappropriating or violating any Intellectual Property right of any third party; and (iv) for the past three years, there has been no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened (including “cease and desist” letters and invitations to take a patent license) against the Company or any of its Significant Subsidiaries: (x) alleging any such violation, misappropriation or infringement of a third party’s Intellectual Property rights, or (y) challenging the Company’s or any of its Significant Subsidiaries’ ownership or use of, or the validity or enforceability of, any Company Owned Intellectual Property.

(b) Schedule 3.13(b) sets forth a true, correct and complete list of all (i) Patents, registered trademarks and service marks, registered copyrights, and applications for any of the foregoing, in each case issued by, filed with, or recorded by, any Governmental Entity and (ii) domain names and social media account identifiers, in each case, constituting Company Owned Intellectual Property (the foregoing (i) and (ii), “Company Registered Intellectual Property”) and the owner of record, date of application, registration or issuance, and relevant jurisdiction as to each item listed for (i) above, and (iii) all material proprietary software owned by the Company and its Significant Subsidiaries, and all such items are solely owned by the Company and/or any of its Significant Subsidiaries, free and clear of all Liens other than Permitted Liens. Each Person (whether alone or together with others) who has created, invented or developed any material Intellectual Property owned by or intended to be proprietary to the Company or its Significant Subsidiaries has executed an agreement that assigns to the Company or its Significant Subsidiary all rights in and to such Intellectual Property.

(c) The Company and its Significant Subsidiaries have taken commercially reasonable measures to protect and preserve the confidentiality of their trade secrets and other material confidential information and to maintain the security, integrity and continuous operation of their material software and systems (and the data stored thereon), and, to the Knowledge of the Company, there have been no material breaches, violations, unauthorized accesses or outages of same within the past three years. The material, proprietary software and systems of the Company and its Significant Subsidiaries do not incorporate or interact with any “open source” or similar software in any manner that would require any of them to license, distribute or offer to make available their material proprietary source code as such software or systems are licensed, distributed or conveyed in the ordinary course of business consistent with past practice, and, except as set forth on Schedule 3.13(c), no source code for a material proprietary product has been placed into escrow or otherwise made accessible on a current or contingent basis to any third party.

Section 3.14. Licenses and Permits. The Company and its Subsidiaries own or possess all right, title and interest in and to each of their respective licenses, permits, franchises, registrations, authorizations and approvals issued or granted to any of the Company or its Subsidiaries by any Governmental Entity as of the date hereof (the “Company Licenses and Permits”) except where failure to so own or possess such Company Licenses and Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company Licenses and Permits are, in all material respects, valid and in full force and effect.

Section 3.15. Compliance with Law.

(a) Since January 1, 2013, the operations of the business of the Company and its Subsidiaries have been conducted in all material respects in accordance with all applicable Laws and other requirements of all Governmental Entities having jurisdiction over such entity and its assets, rights, properties and operations. Since January 1, 2013, the Company and its Subsidiaries have operated the group purchasing organization in compliance with all applicable Health Care Laws in all material respects.

(b) Except as set forth on Schedule 3.15 or as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect:

(i) the Company is in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and the related rules and regulations promulgated under such act or the Exchange Act, (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market and (iii) the Company and its Significant Subsidiaries’ internal and posted policies related to privacy and data security;

(ii) each of the Company, its Subsidiaries, and, to the Company’s Knowledge, and their officers, directors and employees has been at all times since January 1, 2013, in compliance with all Health Care Laws applicable to such Company or Subsidiary;

(iii) to the Knowledge of the Company, (x) none of the Company or any of its Subsidiaries is under investigation or review with respect to any violation of any Health Care Law applicable to the Company or any of its Subsidiaries and (y) since January 1, 2013, none of the Company or any of its Subsidiaries has been threatened to be charged with or identified as a target or subject in a criminal investigation or inquiry;

(iv) none of the Company or any of its Subsidiaries has been given notice of any potential criminal, civil or administrative violation of any Health Care Law applicable to such Company or Subsidiary;

(v) none of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors or employees: (i) has been convicted of or charged with any violation of any Health Care Law related to any Governmental Program; (ii) has been convicted of, charged with, or investigated for any violation of a Health Care Law related to fraud, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, or controlled substances; or (iii) is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any Governmental Program or has committed any violation of a Health Care Law that is reasonably expected to serve as the basis for any such exclusion, suspension, debarment or other ineligibility;

(vi) the Company and its Subsidiaries have established and maintained a corporate compliance program which addresses the requirements of Health Care Laws and Governmental Programs;

(vii) since January 1, 2013, the Company and its Subsidiaries have timely filed all reports required to be filed prior to the date hereof with respect to the Governmental Programs, and all such reports are complete and accurate and have been prepared in compliance with all applicable Health Care Laws and contractual obligations; and

(viii) since January 1, 2013, none of the Company or any of its Subsidiaries has had a breach of unsecured protected health information or breach of personally identifiable information that would require notification to any individual and/or to any state and/or federal regulatory authority.

Section 3.16. Litigation. Except as set forth on Schedule 3.16, there are no claims, actions, suits, proceedings, or, to the Knowledge of the Company, investigations pending or, to the Knowledge of the Company, threatened, before any Governmental Entity, brought by or against any of the Company or its Subsidiaries or any of their officers or directors involving or relating to the Company or any of its Significant Subsidiaries, other than any such claim, action, suit, proceeding, or investigation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of the Company, threatened, against either the Company or any of its Significant Subsidiaries that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.17. Contracts.

(a) Except for this Agreement, each Company Benefit Plan and the contracts filed as exhibits to the Company SEC Reports, Schedule 3.17(a) sets forth a list of all Material Contracts as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means all contracts to which the Company or any of its Subsidiaries is a party or by which the Company, or any of its Subsidiaries or any of their respective properties, rights or assets is bound (other than Company Benefit Plans and Company Leases) that are currently in effect and:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) relate to indebtedness having an outstanding amount in excess of $7.5 million individually or $15 million in the aggregate, other than any indebtedness between the Company and any of its Subsidiaries;

(iii) prohibits (A) the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, (B) the pledging of the capital stock of the Company or any of its Subsidiaries or (C) the incurrence of indebtedness for borrowed money or guarantees by the Company or any of its Subsidiaries;

(iv) relates to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(v) contains a commitment by the Company or any of its Subsidiaries to make any capital expenditure in excess of $1.5 million;

(vi) contains any covenant that (A) restricts in any material respect the ability of the Company or any of its Affiliates to engage in any line of business or to compete with any Person or operate at any location other than customary nonsolicitation covenants or (B) prohibits or restricts in any material respect the right of the Company or any of its Affiliates to make, sell, supply, market or distribute any products or services;

(vii) contains any covenant granting “most favored nation” or “exclusivity” status;

(viii) involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), of (A) any material assets or capital stock or other equity interests (x) for aggregate consideration under such contract (or series of related contracts) in excess of $7.5 million or (y) pursuant to which the Company or any of its Subsidiaries has continuing “earn-out”, indemnification or other similar contingent payment obligations or (B) rights in or to material Intellectual Property, other than non-exclusive licenses entered into in the ordinary course of business;

(ix) are contracts (or a series of related contracts, with a supplier or a group of a suppliers) for the purchase or sale of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company and any of its Subsidiaries or to the Company and any of its Subsidiaries,

respectively, of $3.5 million or more, other than those that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any of its Subsidiaries of any material penalty;

(x) is a settlement or conciliation or similar agreement (A) with any Governmental Entity or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $2.5 million after the date of this Agreement or which imposes material obligations upon the Company or any of its Subsidiaries;

(xi) grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or any of its Subsidiaries; or

(xii) are contracts between the Company or any of its Subsidiaries, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or five percent (5%) stockholders of the Company, on the other hand, other than employment, indemnification, stock option or similar contracts set forth on Schedule 3.18(a).

(b) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries party thereto has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract in any material respect. Since December 31, 2014, neither the Company nor any of its Subsidiaries has received written notice of any material default under any Material Contract, and neither the Company nor any of its Subsidiaries has received any notice in writing, nor has the Company Knowledge of the intention of any Person, to terminate any Material Contract.

Section 3.18. Employee Benefit Plans; Employees.

(a) Schedule 3.18(a) lists all material Company Benefit Plans. With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent favorable determination letter from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code; and (v) a summary of material modification and other material written communications by the Company or any its Subsidiaries to any Service Provider concerning the extent of benefits provided under a Company Benefit Plan.

(b) Neither the Company nor any of its Subsidiaries has (i) now or at any time within the last six years contributed to (or had an obligation to contribute to), sponsored, participated in or maintained a Multiemployer Plan, a “multiple employer plan” (as defined in Section 4063 of ERISA) or a plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its Subsidiaries has any obligation or liability with respect to post-termination health or other welfare, accident or life insurance benefits, other than health continuation coverage pursuant to COBRA or health coverage up to 24 months post-termination pursuant to the severance provisions of an employment or similar agreement listed on Schedule 3.18(a). Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance in all respects with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Benefit Plan and, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan. No material liability under Title IV of ERISA has been or, to the Knowledge of the Company, is reasonably expected to be incurred by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Service Providers has engaged in any transaction with respect to any Company Benefit Plan that would be reasonably likely to subject the Company or any of its Subsidiaries to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(c) There is no material pending or, to the Company’s Knowledge, threatened proceedings or litigation relating to the Company Benefit Plans, other than routine claims for benefits.

(d) Except as set forth on Schedule 3.18(d) or as required pursuant to the terms of this Agreement or applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event (whether contingent or otherwise) (i) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any Service Provider, (ii) limit or restrict the right to amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing Date or (iii) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any Service Provider. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any Service Provider for any Taxes incurred by such Service Provider, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(e) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Schedule 3.18(e), (i) the Company and each of its Subsidiaries are in compliance, in all respects, with all applicable Laws, agreements, and policies regarding employment and the termination thereof, labor and wage and hour matters, including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state or local “mass layoff” or “plant closing” Law) (the “WARN Act”) and the classification of employees as exempt or non-exempt from overtime pay requirements or as non-employee contractors or consultants; (ii) with respect to each employee of the Company or its Subsidiaries, no labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract with any labor organization or other representative of any of its employees, nor is any such contract or agreement presently being negotiated; (iv) there are no strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, unfair labor practices charges or other labor disputes, pending or, to the Knowledge of the Company, threatened against or involving any of the employees of the Company or its Subsidiaries; (v) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; and (vi) neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any mass layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor has the Company or any of its Subsidiaries planned any such action or program for the future.

(f) The Company Subsidiaries identified on Schedule 3.18(f) do not sponsor or maintain any Company Benefit Plans (other than any Company Benefit Plan that is assigned or transferred to any such Subsidiary pursuant to Section  7.13).

Section 3.19. Insurance. Except as would not, individually or in the aggregate, be reasonably be expected to have a Company Material Adverse Effect, all surety bonds, fidelity bonds and all policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance insuring each of the Company and its Subsidiaries and their assets, rights, properties and operations are in full force and effect and were in full force and effect during the periods of time such insurance policies were purported to be in effect and all premiums due and payable thereon have been paid. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in default under any provisions of any such policy of insurance nor has the Company or its Subsidiaries taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such default nor has the Company or its Subsidiaries received notice of cancellation of or canceled any such insurance.

Section 3.20. Affiliate Transactions. Except as set forth in the Company SEC Reports filed on or prior to the date hereof or as set forth on Schedule 3.20, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director or executive officer of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act other than ordinary course of business employment agreements and similar employee arrangements otherwise set forth on Schedule 3.17(a).

Section 3.21. Environmental Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect: (a) since January 1, 2013, each of the Company and its Subsidiaries is and has been in compliance with all applicable Laws relating to the protection of the environment or human health and safety (“Environmental Laws”), which compliance includes obtaining, maintaining or complying with all permits required under Environmental Laws for the operation of their respective businesses, (b) there is no investigation, suit, claim, action or proceeding relating to or arising under any Environmental Law or relating to Hazardous Materials that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property owned or leased by the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries has received any written notice of or entered into any agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements on the part of the Company or its Subsidiaries relating to or arising under Environmental Laws or relating to Hazardous Materials and (d) to the Company’s Knowledge, there are and have been no Hazardous Materials present on any real property owned or leased by the Company or its Subsidiaries or any other location for which the Company may be liable in a manner or concentration that would reasonably be expected to result in any claim against, or liability to, the Company or its Subsidiaries under any Environmental Law. The Company has made available to Parent all reports of any environmental audits, site assessments, reviews or studies, or other similar documents (insofar as any such reports or documents contain material environmental information) that are dated or were prepared since January 1, 2013 or, to the Knowledge of the Company, prior thereto, to the extent such reports or documents are within the possession or control of the Company or any of its Subsidiaries.

Section 3.22. No Brokers. Except as set forth on Schedule 3.22, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, the Company or its Subsidiaries in connection with this Agreement or the Transactions other than Goldman, Sachs & Co. and Deutsche Bank Securities Inc.

Section 3.23. State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other Transactions.

Section 3.24. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Goldman, Sachs & Co. and Deutsche Bank Securities Inc., dated as of the date hereof, to the effect that, as of such date, and subject to the limitations, qualifications and assumptions set forth therein, the $31.35 per share to be paid to the holders of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. Written copies of such opinions will be made available to Parent solely for informational purposes.

Section 3.25. Vote Required. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting, or any adjournment or postponement thereof, in each case at which a quorum is present in accordance with the by-laws of the Company, in favor of the adoption of this Agreement (the “Required Company Vote”) is the only vote or consent of the holders of any class or series of the Company’s share capital necessary to approve and adopt this Agreement and the Transactions, including the Merger.

Section 3.26. Anti-Corruption Compliance.

(a) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other Person acting on behalf of any of the foregoing has taken any action that would cause any of the foregoing to be in violation of any provision of the United States Foreign Corrupt Practices Act (the “FCPA”) or the UK Bribery Act 2010.

(b) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other person acting on behalf of the foregoing has offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to any officer, employee, agent, or any other Person acting in an official capacity for any Governmental Entity (each, a “Government Official”), or to any other Person under circumstances where the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, promised, or given to any Government Official, for the purpose of (i) influencing any act or decision of such Government Official in his or her official capacity; (ii) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, in each case in order to assist the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any of their officers, directors, agents, employees, or Persons acting on behalf of any of the foregoing in obtaining or retaining business for or with, or directing business to, any Person.

(c) None of the Company, any of its Subsidiaries, or, to the Company’s Knowledge, any officer, director, agent, employee or other Person acting on behalf of any of the foregoing has made, offered, authorized, or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of the FCPA, the UK Bribery Act 2010, or any other applicable anticorruption laws.

Section 3.27. Economic Sanctions Compliance.

(a) The Company and each of its Subsidiaries are and have been in material compliance with all applicable economic sanctions laws and regulations, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”).

(b) Except as set forth in Schedule 3.27, none of the Company or its Subsidiaries has engaged in any dealings or transactions with (i) any Person that at the time of the dealing or transaction is or was the subject or the target of sanctions administered by OFAC, or (ii) any person in Cuba, Iran, Sudan, Syria, North Korea, or the Crimea region of Ukraine.

Section 3.28. Export Controls Compliance.

(a) The Company and each of its Subsidiaries has conducted its export transactions in material accordance with all applicable United States export and re-export control laws, economic sanctions laws, and all other applicable export control laws in other countries in which the Company and its Subsidiaries conduct business (collectively, “Export Control Laws”).

(b) No licenses or approvals pursuant to any Export Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent, Purchaser or the Surviving Corporation in connection with the consummation of the Transactions, except for any such licenses or approvals the failure of which to contain would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

Section 3.29. Acknowledgement by the Company. Neither the Company nor any of its Subsidiaries is relying, and neither the Company nor any of its Subsidiaries has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in ARTICLE IV or as set forth in the Limited Guarantee or the Equity Commitment Letter. Such representations and warranties constitute the sole and exclusive representations and warranties of Parent and its Affiliates, equity holders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of the Company and its Subsidiaries understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Parent and Merger Sub.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise set forth in the Parent Disclosure Schedule, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing or similar concept under the Laws of the jurisdiction of its organization, and has all requisite corporate, limited liability company or limited partnership power (as the case may be) to own its properties and assets and to conduct its businesses as now conducted except where the failure to be so qualified or in good standing in such jurisdiction would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. Copies of the Parent Organizational Documents and the organizational documents of Merger Sub, with all amendments thereto to the date hereof, have been made available to the Company or its representatives, and such copies are accurate and complete as of the date hereof.

Section 4.2. No Conflict or Violation. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not and will not (i) violate or conflict with any provision of any Parent Organizational Document or any of the organizational documents of Merger Sub, (ii) subject to the receipt of any consents set forth in Section 4.3, violate any provision of Law, or any order, judgment or decree of any Governmental Entity applicable to Parent or Merger Sub, (iii) result in the creation or imposition of any Lien (other than any Permitted Lien) upon any of the assets, properties or rights of either of Parent, Merger Sub or any of Parent’s other Subsidiaries or result in or give to others any rights of cancellation, modification, amendment, acceleration, revocation or suspension of any of the Parent licenses and permits or (iv) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, agreement or instrument to which Parent, Merger Sub or any of Parent’s Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject except in each case with respect to clauses (ii) and (iii), for any such violations, breaches or defaults that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 4.3. Consents and Approvals. No consent, waiver, authorization or approval of any Governmental Entity, and no declaration or notice to or filing or registration with any Governmental Entity, is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the performance by Parent or Merger Sub of their obligations hereunder, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent or Merger Sub is qualified to do business; (ii) the filing of a Notification and Report Form under the HSR Act and other filings under applicable antitrust, competition or similar Laws of other jurisdictions; (iii) the consents, waivers, authorizations or approvals of any Governmental Entity set forth on Schedule 4.3 and (iv) such consents, waivers, authorizations, approvals, declarations, notices, filings or registrations, which if not obtained or made would not be reasonably expected to have, a Parent Material Adverse Effect.

Section 4.4. Authorization and Validity of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation of the Transactions have been duly authorized by the Board of Directors or similar governing body of each of Parent and Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement and the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, shall constitute a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.5. Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect Wholly Owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a Wholly Owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other Transactions and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 4.6. Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries or Affiliates in writing specifically for inclusion in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first distributed to the stockholders of the Company or at the time of the Company Stockholders Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.7. No Brokers. Except as set forth on Schedule 4.7, the Company will not be liable for any brokerage, finder’s or other fee or commission to any consultant, broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.8. Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) an executed commitment letter (the “Equity Commitment Letter” from Pamplona Capital Partners IV, L.P. to invest, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed commitment letter (the “Debt Commitment Letter”) from Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Macquarie Capital (USA) Inc., MIHI LLC and GCI Capital Markets LLC (each such financial institution and its Affiliates, together with any Person and its Affiliates that becomes a party to the Debt Commitment Letter and any joinder agreement related thereto after the date hereof, the “Financing Sources”), together with the Equity Commitment Letter, the “Commitment

Letters”) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”). As of the date hereof, (A) neither the Equity Commitment Letter nor the Debt Commitment Letter has been amended or modified, (B) no such amendment or modification is contemplated (other than amendments or modifications that are not prohibited by Section 7.9(a)), and (C) the respective obligations and commitments contained in such letters have not been withdrawn or rescinded. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Equity Commitment Letter and the Debt Commitment Letter that are due and payable on or prior to the date hereof. Assuming that the Financing contemplated by the Commitment Letters is fully funded, the net proceeds contemplated by the Commitment Letters will, in the aggregate (and when combined with the cash on hand at the Company and its Subsidiaries on the Closing Date), be sufficient for Merger Sub to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses. The Commitment Letters are in full force and effect as of the date hereof. As of the date of this Agreement to the Knowledge of the Parent, no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to cause any of the conditions to the Financing not to be satisfied or the full amount of the Financing not to be funded. As of the date of this Agreement, assuming that each of the conditions set forth in Article VIII of the Agreement are satisfied at Closing, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the date of the Closing. The Commitment Letters contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. Except for a fee letter with respect to fees relating to the Debt Financing (a copy of which has been provided to the Company on or prior to the date hereof, redacted in a customary manner as to fees and market flex) (the “Fee Letter”), as of the date hereof there are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.

Section 4.9. Solvency. Assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, and after giving effect to the Merger, including the Financing (as some or all of such Financing may be amended or replaced in compliance herewith) and the payment of the aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement or the Commitment Letters, (c) the accuracy of the representations and warranties of the Company set forth in Article III and any certificate delivered hereunder and compliance in all material respects by the Company with the covenants and other agreements of the Company contained herein, (d) that the Company is Solvent immediately prior to the Effective Time before giving effect to the Transactions, (e) payments of all amounts required to be paid in connection with the consummation of the Merger, (f) payment of all related fees and expenses, (g) that any estimates, projections, forecasts, forward-looking information or business plans of the Company and its Subsidiaries that have been provided by the Company to Parent prior to the date hereof were prepared based upon assumptions that were, at the time made, and continue to be, at the Effective Time, reasonable, and (h) that the indebtedness and other obligations under the Debt Financing incurred on the Closing Date will become due on their respective stated maturities, each of Parent and the Company and its Subsidiaries (on a consolidated basis) will be Solvent as of the Effective Time and immediately after the consummation of the Merger. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

Section 4.10. Board Approval. The Board of Directors of Parent, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Parent, and (ii) approved this Agreement and the Transactions, including the Merger.

Section 4.11. No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by applicable Law, the Parent Organizational Documents or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.

Section 4.12. Litigation. There are no claims, actions, suits, proceedings, or, to the Knowledge of Parent, investigations pending or, to the Knowledge of Parent, threatened, against Parent or Merger Sub before any Governmental Entity, except as would not reasonably be expected to have a Parent Material Adverse Effect. There is no material judgment, decree, injunction, rule or order of any Governmental Entity outstanding, or to the Knowledge of Parent, threatened, against either Parent or Merger Sub, except as would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13. Ownership of Company Common Stock. Neither Parent nor, to Parent’s Knowledge, any of Parent’s Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor, to Parent’s Knowledge, any of Parent’s Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 4.14. Acknowledgement by Parent and Merger Sub.

(a) Neither Parent nor Merger Sub is relying, and neither Parent nor Merger Sub has relied on, any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article III. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors in connection with the Merger and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

(b) In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Merger Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof from the Company and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its Subsidiaries and their businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that except for the representations and warranties contained in ARTICLE III and except in the case of fraud, Parent and Merger Sub will have no claim against any of the Company and its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other person with respect thereto. Accordingly, Parent and Merger Sub hereby acknowledge and agree that, except for the representations and warranties contained in ARTICLE III, none of the Company and its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, nor any other person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans.

Section 4.15. Certain Arrangements. Except as set forth on Schedule 4.15, there are no contracts or other agreements, arrangements or understandings (whether oral or written) or commitments to enter into agreements, arrangements or understandings (whether oral or written) (a) between Parent, Merger Sub, the Guarantor or any of their Affiliates, on the one hand, and any member of the Company’s management or directors or the Carve-Out Buyer or any of its Affiliates, on the other hand, as of the date hereof that relate in any way to the Company or any of its Subsidiaries or the Merger or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 5.1. Conduct of Business Before the Closing Date.

(a) The Company covenants and agrees that, during the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (except as specifically contemplated by the terms of this Agreement or required by applicable Law), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed, or conditioned): (i) the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business; and (ii) the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries and keep available the services of its officers and employees. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as specifically contemplated by the terms of this Agreement, required by applicable Law, or as set forth on Schedule 5.1(a)), between the date of this Agreement and the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) make any change in any of its organizational documents;

(ii) (A) issue, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) any additional shares of capital stock (other than pursuant to the ESPP (subject to Section 1.8(e)) or upon the exercise or settlement of Company Options, Company Restricted Shares, Company Restricted Share Units or Company SARs outstanding on the date hereof in accordance with their terms in effect on the date hereof) or other equity securities, any option, warrant or right to acquire any capital stock or other equity securities, any security convertible into or exchangeable or exercisable for or evidence the right to subscribe such securities or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of its capital stock on a deferred basis or other rights linked to the value of any shares of its capital stock or (B) alter in any way any of its outstanding securities or make any change in outstanding shares of capital stock, or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii) directly or indirectly make any sale, assignment, license, transfer, abandonment, lease, sublease, or subject to any Lien (other than Permitted Liens) or other conveyance (including by merger, consolidation, sale of stock or assets or similar transaction) of any material asset, right or property, including the Company Property (other than (A) sales, transfers, and dispositions of obsolete or worthless equipment; (B) extensions to any Company Lease; and (C) sales, leases, transfers or other dispositions in the ordinary course of business that do not exceed $5 million in the aggregate);

(iv) except for cash management activities performed in the ordinary course of business, directly or indirectly make any acquisition (including by merger, consolidation, purchase of stock or assets or similar transaction) of the capital stock or a material portion of the assets, rights or properties of any other Person, except (A) for inventory and equipment to be acquired in the ordinary course of business consistent with past practice and (B) pursuant to contracts in force on the date of this Agreement;

(v) redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to acquire any shares of its capital stock, or declare, authorize, set aside or pay any dividend or other distribution in respect of such shares or interests other than for the purchase, redemption or other acquisition of shares of Company Common Stock from current or former employees or directors of the Company pursuant to the terms of any employment agreement or Company Benefit Plan;

(vi) except as required by Company Benefit Plans, or as otherwise required by applicable Law, shall not, and shall not permit its Subsidiaries to, (A) except in the ordinary course of business consistent with past practice for employees of the Company or its Subsidiaries who have an annual base salary below $200,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any Service Provider, (B) enter into any employment, consulting, change of control, severance or retention agreement with any employee of the Company or its Subsidiaries (except for severance agreements or employment agreements terminable on no more than 60 days’ notice without penalty or expense, in each case, that are entered into with employees who are Non-Management Employees in the ordinary course of business consistent with past practice), (C) hire any employees other than Non-Management Employees, (D) take any action to fund or secure the payment of any amounts under any Company Benefit Plan, (E) loan or advance any money or other property to any Service Provider, other than routine advances for business expenses in the ordinary course of business, (F) grant any cash bonus or any cash incentive compensation outside the ordinary course of business consistent with past practices, (G) discretionarily accelerate the vesting or payment of any cash or equity award held by any former or current Service Provider, including any vesting or payment in connection with the Transactions, or (H) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) except for routine amendments or renewals to health and welfare plans (other than severance plans) that would not result in a material increase in benefits or in cost to the Company and its Subsidiaries;

(vii) shall not, and shall not permit its Subsidiaries to, authorize or enter into any agreement, contract, or commitment (or series of such similar transactions) for or make any capital expenditures in excess of $2.5 million, except for expenditures of the category and nature contemplated by, and in an aggregate amount not exceeding the excess of (A) the aggregate amount provided in the Company’s 2015 and 2016 financial model (which financial model is set forth on Schedule 5.1(a)(vii)) over (B) the amount that is equal to 5% of the aggregate amount provided in the Company’s 2015 and 2016 financial model (whether or not such capital expenditure is made during the 2015 or 2016 fiscal year);

(viii) make any loans, advances or capital contributions to, or investments in, any Person other than (A) the Company or any direct or indirect Wholly-Owned Subsidiary, (B) immaterial advances to employees in the ordinary course of business consistent with past practice or (C) in an amount not in excess of $2.5 million, in the aggregate, pursuant to, and in accordance with the terms of, contracts in effect as of the date hereof (other than to any employees of the Company or any of its Subsidiaries);

(ix) make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

(x) (A) make or change any material Tax election, (B) change an annual accounting period, (C) file any amended material Tax Return, (D) enter into any closing agreement with respect to a material amount of Tax, (E) settle any material Tax claim or assessment relating to the Company or its

Subsidiaries, (F) consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries, or (G) surrender any right to claim a refund of material Taxes;

(xi) (A) commence any litigation other than in the ordinary course of business consistent with past practice; (B) settle, release or forgive any claim requiring payments to be made by the Company or its Subsidiaries in excess of $2.5 million individually, or $5 million in the aggregate, other than intercompany claims, or (C) waive any right with respect to any material claim held by the Company or its Subsidiaries other than in the ordinary course of business, or (D) settle or resolve any claim against the Company or its Subsidiaries except for claims requiring payments to be made by the Company or its Subsidiaries not in excess of $2.5 million individually or $5 million in the aggregate;

(xii) incur or guarantee any indebtedness for borrowed money (other than from the Company or its Subsidiaries) except (A) for any indebtedness among the Company and its Subsidiaries or among the Company’s Subsidiaries; (B) for any indebtedness incurred to replace, renew, extend, refinance or refund any existing indebtedness; (C) for any guarantees by the Company of indebtedness of any of its Subsidiaries or guarantees by any of the Company’s Subsidiaries of indebtedness of the Company or any of its other Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(a)(xii); and (D) with respect to any indebtedness not in accordance with clauses (A) through (C), for any indebtedness not to exceed $5 million in aggregate principal amount outstanding at the time incurred by the Company or any of its Subsidiaries; provided, however, that in the case of each of clauses (A) through (D) such indebtedness does not impose or result in any additional restrictions or limitations that would be material to the Company and its Subsidiaries, taken as a whole, or, following the Closing Date, the Parent and its Subsidiaries, taken as a whole, other than any obligation to make payments on such indebtedness and other than any restrictions or limitations to which the Company or any of its Subsidiaries is currently subject under the terms of any indebtedness outstanding as of the date hereof;

(xiii) except for contracts that constitute Material Contracts under clauses (v), (ix) or (x) of Section 3.17(a) (which may be entered into, terminated, amended or modified in the ordinary course of business consistent with past practice), enter into, terminate or, in any material respect, amend or modify any Material Contract or contract that, if in effect on the date hereof, would have constituted Material Contract;

(xiv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, restructuring or other reorganization of the Company or any of its Subsidiaries;

(xv) enter into any new line of business;

(xvi) recognize any union or other labor organization as the representative of any of the employees of the Company or any of its Subsidiaries, or enter into any collective bargaining agreement with any labor organization; or

(xvii) commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Closing Date. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 5.2. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, the Company shall promptly give notice upon having Knowledge of the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the Transactions not to be satisfied.

ARTICLE VI.

COVENANTS OF PARENT AND MERGER SUB

Section 6.1. Conduct of the Business Before the Closing Date. Nothing contained in this Agreement shall give to the Company, directly or indirectly, rights to control or direct the operations of Parent or its Subsidiaries prior to the Closing Date.

Section 6.2. Indemnification Continuation.

(a) For purposes of this Section 6.2, (i) “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Effective Time, (x) an officer or director of the Company or its Subsidiaries or (y) serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust and (ii) “Proceeding” shall mean any claim, action, suit, proceeding or investigation.

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation to the fullest extent permitted by applicable Law, to provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company Organizational Documents (or the corresponding organizational documents of the Company’s Subsidiaries) and as provided in employment or indemnification agreements with such Indemnified Person as in effect on the date hereof (true and complete copies of which have been provided to Parent prior to the date hereof and are listed on Schedule 3.18(a)) in connection with any Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of the Company or its Subsidiaries, or is or was serving at the request of the Company as an officer or director of another corporation, joint venture or other enterprise or general partner of any partnership or a trustee of any trust, whether pertaining to any matter pending, existing or occurring at or prior to the Effective Time. The Surviving Corporation shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company Organizational Documents or the corresponding organizational documents of the Company’s Subsidiaries as in effect immediately prior to the Effective Time or in any indemnification contracts of the Company or its Subsidiaries with any of their respective directors, officers or employees as in effect immediately prior to the Effective Time, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries.

(c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Corporation may substitute therefor policies with reputable carriers of at least the same coverage containing terms, conditions and exclusions that are not less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.2(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 300% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person; provided, however, that in no event shall the Company expend on such “tail” policy more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance; provided, further, that in the event, but for the immediately preceding proviso, the Company would be required to expend more than 300% of current annual premiums, the Company may obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums. If such “tail” policy has been established by the Company, Parent shall not terminate such policy and shall cause all obligations thereunder to be honored by it and the Surviving Corporation.

(d) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with its successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under applicable requirements under Law, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of the Company and its Subsidiaries against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such Indemnified Person as an officer or director of the Company in connection with any pending or threatened Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company and its Subsidiaries at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable requirements under Law, advance reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.2(d) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.2(d).

(e) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of the Surviving Corporation or, at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.2.

(f) The provisions of this Section 6.2 shall survive the consummation of the Merger for a period of six years and are (i) expressly intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 6.3. Notice of Breach. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX hereof, Parent shall promptly give notice upon having Knowledge of the existence of any event or circumstance that would be likely to cause any condition to the obligations of any party hereto to effect the Transactions not to be satisfied.

ARTICLE VII.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.1. Preparation of Proxy Statement; Company Stockholders Meeting.

(a) As promptly as practicable, the Company shall prepare and cause to be filed with the SEC the Proxy Statement, and Parent shall furnish all information concerning itself and Merger Sub and their respective officers, directors, Affiliates and agents that is required to be included in the Proxy Statement as reasonably requested by the Company. The Proxy Statement shall include the Company Board Recommendation, except to the extent the Board of Directors of the Company shall have effected a Change in Recommendation to the extent such action is permitted by Section 7.4. The Company shall cause the Proxy Statement to be distributed to the Company’s stockholders as promptly as practicable after the date the SEC confirms that it has no further comments on the Proxy Statement.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any written request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company, on the one hand, and Parent, on the other hand, shall, and Parent shall cause its Affiliates to, provide the other(s) with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Transactions. The Company shall (i) cause the Proxy Statement to comply as to form with the requirements of the Exchange Act applicable thereto and (ii) use reasonable best efforts to respond, with the assistance of, and after consultation with, Parent, as provided by this Section 7.1(b), as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Prior to the filing or distribution of the Proxy Statement (or any amendment or supplement thereto) or responding to any SEC comments on the Proxy Statement, each of the Company, on the one hand, and Parent and its Affiliates, on the other hand, shall (A) provide each other with a reasonable opportunity to review and comment on the Proxy Statement and all amendments or supplements to the foregoing documents and (B) consider in good faith such comments reasonably proposed by the Company, on the one hand, or Parent and its Affiliates, on the other hand, as applicable.

(c) The Company shall, as soon as reasonably practicable following the date the SEC confirms that it has no further comments on the Proxy Statement, take all action necessary to call, give notice of, and hold, the Company Stockholders Meeting for the purpose of obtaining the Required Company Vote. In connection with such meeting, the Company will, subject to Section 7.4(b) and Section 7.4(c), use its reasonable best efforts to obtain the Required Company Vote (including using its reasonable best efforts to solicit proxies from the Company’s stockholders). The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. The information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement (including by incorporation by reference), shall not, on the date(s) the Proxy Statement is filed with the SEC, on the date(s) the Proxy Statement is first distributed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company in its sole discretion may adjourn or postpone the Company Stockholders Meeting (A) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (B) with the consent of Parent, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting. The Company agrees that, unless this Agreement has been terminated in accordance with Section 9.1, its obligations pursuant to this Section 7.1 shall not be affected by the making of any Change in Recommendation by the Board of Directors of the Company or the occurrence of a Company Intervening Event except as expressly set forth in this Section 7.1.

(d) Parent agrees to cause all shares of Company Common Stock owned by Parent or any Subsidiary or Affiliate of Parent, if any, to be voted in favor of the adoption of the Agreement at the Company Stockholders Meeting.

Section 7.2. Access to Information. During the period from the date hereof to the earlier of the termination of this Agreement in accordance with its terms and the Effective Time, subject to applicable Laws, upon reasonable advance written notice, the Company shall afford to Parent and Parent’s representatives and Financing Sources reasonable access during normal business hours to the Company’s officers, employees, agents, properties, books, contracts and records and the Company shall furnish promptly to Parent such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its representatives shall conduct any such activities at its expense and in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a contract or obligation of confidentiality owing to a third party, jeopardize the protection of an attorney-client privilege, or expose the Company to risk of liability for disclosure of sensitive or personal information; provided, however, that the parties hereto shall attempt in good faith to make such alternative arrangements as may be reasonably necessary so that the restrictions in the immediately preceding proviso would not apply. Each party hereto will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain agreement, dated as of September 14, 2015 (the “Confidentiality Agreement”), between the Company and Pamplona Capital Management LLC, together with that certain addendum to the Confidentiality Agreement dated as of October 12, 2015.

Section 7.3. Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company, Parent or any their respective Subsidiaries be required to pay any fee, penalty or other consideration to any third party (other than, with respect to Parent and Merger Sub, any filing fees, to any Governmental Entity) for any consent or approval required for the consummation of the Transactions under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act with respect to the Merger and the other Transactions, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (y) making all such filings and timely obtaining all such consents, permits, authorizations or approvals as promptly as practicable, (iii) use their reasonable best efforts to supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the FTC, the DOJ, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under any Law (other than with respect to any stockholder litigation or claim related to this Agreement, the Merger or the other Transactions) with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates’ or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing (any such action, a “Remedial Action”); provided that neither Parent, the Company nor any of their respective Subsidiaries shall become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of Parent, the Company or any of their respective Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on Parent, the Company or any of their respective Subsidiaries only in the event that the Closing occurs. Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action with respect to the Carve-Out Transaction or any other arrangement with respect to the Carve-Out Buyer or any of its Affiliates (individually or in conjunction with the Carve-Out Buyer or any of its Affiliates) that would be reasonably likely to prevent or materially delay the Closing.

(c) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 7.3, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such Transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be redacted (x) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (y) as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information regarding Parent and its operations; provided that Parent shall contemporaneously provide summaries to the Company’s counsel of the information redacted pursuant to this subclause (y). Each of the Company, Parent and Merger Sub agrees not to participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the Transactions unless it consults with the other party in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 7.3, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Transaction as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and, subject to Section 7.3(b), shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party’s right to terminate this Agreement pursuant to Section 9.1(b) or Section 9.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 7.3 in all material respects.

Section 7.4. No Solicitation; Acquisition Proposals.

(a) Except as otherwise provided in this Agreement, from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, none of the Company or its Subsidiaries shall, nor shall the Company authorize or permit any of its or their respective officers, directors, employees, representatives or advisors (such individuals, the “Representatives”) to: (i) solicit, initiate or knowingly encourage or facilitate, or cooperate with respect to, the preparation or submission of inquiries, proposals or offers from any Person (other than Parent) that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or (ii) enter into, continue or otherwise participate in any discussions, communications or negotiations in connection with any Acquisition Proposal or furnish to any Person any non-public information with respect to its or any of its Subsidiaries’ business, properties or assets in connection with any Acquisition Proposal. From and after the date of this Agreement, the Company and its Subsidiaries shall, and shall cause their respective Representatives to, (A) immediately cease and terminate, any and all existing activities, discussions, communications or negotiations with any parties (other than Parent, Merger Sub or any of any of their respective Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) take such action as is necessary to enforce any confidentiality provisions or provisions of similar effect to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary and (C) not terminate, waive, amend, release or modify any provision of any standstill agreement (including any standstill provision contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party, unless, solely, with respect to this clause (C), the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law. The Company shall promptly after the date of this Agreement instruct each Person which has heretofore executed a confidentiality agreement relating to any Acquisition Proposal with or for the benefit of the Company to promptly return or destroy all confidential information, documents and materials relating to an Acquisition Proposal or to the Company, its Subsidiaries or its businesses, operations or affairs heretofore furnished by or on behalf of the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of any confidentiality agreement with such Person and terminate any “data room” or similar access of such Persons and their Representatives. For purposes of this Section 7.4, the term “Person” means any person, corporation, entity or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Subsidiaries of Parent and, with respect to Parent, the Company.

“Acquisition Proposal” means (i) any inquiry, offer or proposal for a merger, reorganization, recapitalization, consolidation, tender offer, share exchange, business combination or other similar transaction involving the Company or its Subsidiaries that would result in any Person beneficially owning 20% or more of the voting power of the Company or (ii) any inquiry, proposal or offer to acquire, license or lease, directly or indirectly (including by merger, reorganization, consolidation, share exchange, sale of shares of capital stock, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction), (A) securities representing more than 20% of the voting power of the Company (including any options, rights or warrants to purchase, or securities convertible into, exchangeable or exercisable for, shares of any capital stock of the Company) or (B) more than 20% of the consolidated assets of the Company (as determined on a book-value basis) or any assets of the Company or any of its Subsidiaries to which, individually or in the aggregate, 20% or more of the Company’s consolidated revenue or earnings for the most recently completed fiscal year of the Company are attributable, in each of the foregoing cases, other than the Merger contemplated by this Agreement.

(b) Notwithstanding the foregoing, the Board of Directors of the Company, directly or indirectly through Affiliates, directors, officers, employees, representatives, advisors or other intermediaries, may (i) take and disclose to the Company’s stockholders a position contemplated by Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to any Acquisition Proposal (provided, that any such action or disclosure shall be deemed to be a Change in Recommendation, unless the Board of Directors of the Company reaffirms the Company Board Recommendation in connection with such action or disclosure), (ii) make the disclosure contemplated by Rule 14d-9(f) promulgated under the Exchange Act and (iii) make any disclosure if the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, and (ii) prior to the time the Required Company Vote is obtained and if at any time following the date of this Agreement the Company, its Subsidiaries or any of their respective Representatives receive a bona fide written Acquisition Proposal that did not result from a breach of Section 7.4(a) (A) engage in or enter into or otherwise participate in discussions and negotiations regarding such Acquisition Proposal with the Person (and its representatives, advisors and intermediaries) that makes such Acquisition Proposal, and (B) furnish to such Person non-public information relating to the Company or its Subsidiaries and provide access to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, contracts and records, in each case, in response to a request therefor, pursuant to a confidentiality agreement with such Person (a copy of which shall be provided to Parent) containing terms that are not less favorable to the Company than those contained in the Confidentiality Agreement (except that (1) it shall not be required to prohibit the making of an Acquisition Proposal and (2) such confidentiality agreement may include terms that are less favorable to the Company than those contained in the Confidentiality Agreement so long as the Company offers to amend the Confidentiality Agreement substantially concurrently with the execution of such confidentiality agreement to include such terms for the benefit of Pamplona Capital Management LLC) and to the extent nonpublic information that has not been made available to Parent is made available to such Person, furnish such nonpublic information to Parent prior to or substantially concurrently with the time it is provided to such Person; provided that the Company, its Subsidiaries and their respective Representatives shall be permitted to take an action described in the foregoing clause (ii) if, and only if, prior to taking such particular action, the Board of Directors of the Company has determined in good faith (x) after consultation with its financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and (y) after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or could reasonably be expected to result in, a Superior Proposal.

“Superior Proposal” means any bona fide written Acquisition Proposal made following the date hereof (on its most recently amended or modified terms, if amended or modified) that the Board of Directors of the Company determines in its good faith judgment (after consultation with the Company’s outside legal counsel and financial advisors and after taking into account the terms, conditions, risks and the legal, financial, regulatory and other aspects of such proposal (including closing conditions, the likelihood and contemplated timing of closing or financing requirements) and the Person making such proposal) would if consummated, result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than this Agreement and the Merger; provided, that the reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.” Reference to “this Agreement” and “the Merger” in this paragraph shall be deemed to include any proposed alteration of the terms of this Agreement or the Merger that are proposed in writing by Parent pursuant to Section 7.4(c).

(c) Except as permitted by this Section 7.4(c), the Board of Directors of the Company will not (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in any manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve, recommend, endorse or otherwise declare advisable, or publicly propose to approve, recommend, endorse or otherwise declare advisable, an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement, (iv) fail to publicly recommend against any Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such Acquisition Proposal by the Company’s stockholders, which shall constitute a failure to recommend against such Acquisition Proposal), or to publicly re-affirm the Company Board Recommendation, in each case, within ten Business Days following an Acquisition Proposal that has been publicly announced (or such fewer number of days as remain prior to the Company Stockholders Meeting, as it may be adjourned or postponed in accordance with this Agreement) (any of the actions described in the foregoing clauses (i), (ii), (iii) and (iv), a “Change in Recommendation”) or (v) approve, recommend, declare advisable or enter into any definitive acquisition agreement, merger agreement, joint venture agreement, partnership agreement, letter of intent, memorandum of understanding, agreement in principle, term sheet or other similar agreement relating to an Acquisition Proposal (such agreement, an “Alternative Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to the receipt of the Required Company Vote, the Board of Directors of the Company may (x) effect a Change in Recommendation (A) in response to a Company Intervening Event, or (B) following receipt of a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 7.4(a) that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal, in each case of clauses (A) and (B) if, and only if, prior to effecting such Change in Recommendation, (xx) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law and (yy) the Company complies with Section 7.4(d) or (y) following receipt of a bona fide written Acquisition Proposal after the date hereof that did not result from a breach of Section 7.4(a) and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, is a Superior Proposal, cause or permit the Company to terminate this Agreement pursuant to Section 9.1(f) for the purpose of entering into a definitive acquisition agreement, merger agreement or similar definitive agreement (an “Alternative Definitive Acquisition Agreement”) with respect to such Superior Proposal, if, and only if, (xx) prior to such termination, the Board of Directors of the Company has determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, (yy) prior to such termination, the Company complies with Section 7.4(d), and (zz) concurrently with such termination, (1) the Company is entering into such Alternative Acquisition Definitive Agreement with respect to such Superior Proposal and (2) the Company pays the Company Termination Fee.

(d) Prior to the Company taking any of the actions (i) under clause (x)(A) in the second sentence of Section 7.4(c), (A) the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent it intends to effect a Change in Recommendation in response to a Company Intervening Event and specifying, in reasonable detail, the reasons therefor, (B) during such three (3) Business Day period, if requested by Parent, the Company shall engage in good faith negotiations with Parent to amend the terms and conditions of this Agreement in a manner that obviates the need to effect a Change in Recommendation and (C) following the end of such three (3) Business Day period, the Board of Directors of the Company, after taking into account any modifications to the terms and conditions of this Agreement and the Merger offered by Parent, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Intervening Event continues to necessitate a Change in Recommendation, even if the modifications offered by Parent were to be given effect and (y) failure to effect such Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law, or (ii) under clause (x)(B) or clause (y) in the second sentence or Section 7.4(c), (A) the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any amendment to the amount or form of consideration payable in connection with the applicable Acquisition Proposal, or any amendment to the financial or any other material terms of the applicable Acquisition Proposal, shall require a new notice and an additional two (2) Business Day period) advising Parent that the Board of Directors of the Company intends to take such action, and if applicable, specifying the material terms and conditions of, and attaching a complete copy of, the Acquisition Proposal, (B) the Company shall, during such three (3) Business Day period (or subsequent two (2) Business Day period), negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Acquisition

Proposal would no longer constitute a Superior Proposal and (C) following the end of such three (3) Business period (or subsequent two (2) Business Day period), the Board of Directors of the Company, after taking into account any modifications to the terms and conditions of this Agreement and the Merger offered by Parent, shall re-determine in good faith after consultation with its financial advisors and outside counsel that (x) such Acquisition Proposal continues to constitute a Superior Proposal and (y) failure to effect such Change in Recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Board of Directors of the Company to the Company’s stockholders under applicable Law.

(e) The Company shall promptly (but in any event within 24 hours) after receipt or occurrence of any Acquisition Proposal or the determination of the existence of a Company Intervening Event, as applicable (i) notify Parent of such Acquisition Proposal or Company Intervening Event, as applicable, and (ii) communicate the material terms and conditions of any such Acquisition Proposal (including, if applicable, providing copies of any written inquiries, requests, proposals or offers and any proposed agreements relating thereto, which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) or the Company Intervening Event, as applicable, to Parent and (iii) notify Parent of any request for non-public information or to engage in negotiations or discussions that could reasonably be expected to lead to or that contemplate an Acquisition Proposal and communicate the materials terms and conditions of such request. The Company shall keep Parent reasonably apprised of the status of any Acquisition Proposal or Company Intervening Event, as applicable, and any developments, discussions and negotiations regarding the financial and any other material terms of the Acquisition Proposal or request (including by providing copies of all drafts of proposed agreements relating thereto which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal).

Section 7.5. Stockholder Litigation. Each of the Company and Parent shall keep the other party hereto informed of, and consult and cooperate with such party in connection with, any stockholder litigation or claim against such party and/or its directors or officers relating to the Merger or the other Transactions. No settlement of any such stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Each of Parent and the Company shall notify the other promptly (and in any event within 24 hours) of the commencement of any such stockholder litigation of which it has received written notice.

Section 7.6. Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release or otherwise making any public statement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or any of the other Transactions. Notwithstanding the foregoing: (a) each of the foregoing parties may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in Company SEC Reports, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), (b) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by requirements under Law, and (c) the Company need not consult with Parent in connection with any press release, public statement or filing to be issued or made with respect to any Change in Recommendation, Acquisition Proposal or Superior Proposal.

Section 7.7. Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.8. Employee Matters.

(a) During the period beginning on the Effective Time and ending on the first (1st) anniversary of the Effective Time or, if shorter, during the period of employment for an employee of the Surviving Corporation or its Subsidiaries following the Effective Time, Parent shall provide, or shall cause the Surviving Corporation or its Subsidiaries to provide, employees who continue to be employed by the Surviving Corporation or its Subsidiaries (collectively, the “Continuing Employees”) with (i) a base salary or hourly wage rate and annual cash incentive compensation opportunities (excluding equity or equity-based compensation) that, in each case, are no less favorable than those as were provided to such Continuing Employees immediately prior to the Effective Time and (ii) to the Continuing Employees, collectively, employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially similar to the employee benefits (excluding equity or equity-based compensation) provided to such Continuing Employees immediately prior to the Effective Time. Any other provision of this Agreement to the contrary notwithstanding, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee who is terminated by the Surviving Corporation or one of its Subsidiaries without cause during the twelve (12) month period following the Effective Time, severance benefits no less than the severance benefits provided pursuant to the severance guidelines set forth on Schedule 7.8(a).

(b) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, the Company Benefit Plans set forth on Schedule 3.18(a) as in effect immediately before the Effective Time; provided, however, that (x) nothing herein shall prevent the Surviving Corporation from amending or terminating any such Company Benefit in accordance with its terms and (y) nothing contained in this Section 7.8(b) is intended to confer upon any employee any right to continued receipt of any specific employee benefit for any specific period of time nor require the Surviving Corporation or any of its Subsidiaries to continue any Company Benefit Plan for any specific period of time after the Effective Date.

(c) From and after the Effective Time, Parent shall or shall cause the Surviving Corporation to, grant all Continuing Employees credit for any service with the Company or its Subsidiaries earned prior to the Effective Time for eligibility and vesting and benefit accrual (but not for benefit accruals or benefit levels under any defined benefit pension plan, nonqualified retirement plan, retiree welfare plan or long-term executive incentive plan) purposes in each case under any benefit or compensation plan, program, agreement or arrangement in which the Continuing Employees commence to participate on or after the Effective Time (collectively, the “New Plans”), except as would result in a duplication of benefits. In addition, Parent shall (x) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Company Benefit Plan as of the date on which commencement of participation in such New Plan begins, and (y) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year in which commencement of participation in such New Plan begins and prior to such commencement of participation by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under such New Plan in the year of initial participation.

(d) If the Effective Time occurs prior to the date on which the Company pays annual bonuses for the performance year ended December 31, 2015, then Parent shall cause the Surviving Corporation to pay a bonus to each employee of the Company or its Subsidiaries who satisfies the eligibility criteria to receive such a bonus for the year ended December 31, 2015 (the “2015 Bonus”) as promptly as practicable following the Effective Time or, if later, as promptly as practicable following December 31, 2015, and in any event no later than March 15, 2016. The amount of any such 2015 Bonus shall be calculated in good faith in the ordinary course of business, consistent with past practice, based on the actual performance of the Company and the employee through December 31, 2015.

(e) Nothing contained in this Section 7.8, express or implied, is intended to confer upon any employee any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Company Benefit Plan or other benefit or compensation plan, program, agreement or arrangement. Further, this Section 7.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.8, express or implied, is intended to create or confer upon any other Person (including, for the avoidance of doubt, any Service Provider) any rights, benefits, liabilities, obligations or remedies of any nature whatsoever under or by reason of this Section 7.8.

Section 7.9. Financing/Financing Assistance.

(a) Parent and Merger Sub acknowledge and agree that, other than the obligations expressly set forth in this Section 7.9, the Company and the Company Related Parties have no responsibility for any financing that Parent and Merger Sub may raise in connection with the Transactions. Each of Parent, Merger Sub and the Company acknowledges and agrees that Parent’s and Merger Sub’s obligation to consummate the Transactions is not subject to a financing condition under Article VIII or otherwise.

(b) (i) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Financing on the terms and conditions (including the terms of the so-called “market flex” provisions contained in the Fee Letter described in the Commitment Letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the Debt Commitment Letter (including the terms of the so-called “market flex” provisions contained in the Fee Letter), and shall not permit any amendment or modification (it being agreed that any Alternative Financing shall not be deemed an amendment, modification or waiver) to be made to, or any waiver of any provision under, the Commitment Letters if such amendment, modification or waiver (A) reduces the aggregate amount of the Financing or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letters, in each case in a manner that would reasonably be expected to (x) taking into account the timing of the Marketing Period, delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Commitment Letters, in each of clauses (x) and (y) in any material respect (provided that Parent and Merger Sub may amend the Debt Financing Letters to add additional lenders, arrangers, book runners and agents that have not executed the Debt Commitment Letter as of the date hereof or in accordance with any “market flex” provisions of the Debt Financing Letters). Parent shall promptly deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 7.9, references to “Financing” shall include the financing contemplated by the Debt Financing Letters as permitted to be amended, modified or replaced by this Section 7.9.

(ii) Each of Parent and Merger Sub shall use its reasonable best efforts (A) to maintain in effect the Commitment Letters, (B) to negotiate and enter into definitive agreements with respect to the Commitment Letters on the terms and conditions (including the terms of the so-called “market flex” provisions contained in the Fee Letter) contained in the Commitment Letters or on such other terms that are no less favorable to Parent and Merger Sub than the terms and conditions contained in the Debt Commitment Letter (including the terms of the so-called “market flex” provisions contained in the Fee Letter), (C) to satisfy on a timely basis (taking into account the timing of the Marketing Period) all conditions to funding that are applicable to, and within the control of, Parent and Merger Sub in the Debt Financing Letters and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a result of the Company’s failure to comply with this Section 7.9) and (taking into account the timing of the Marketing Period) to consummate the Financing at or prior to the Closing, including if the conditions set forth in the Debt Financing Letters have been satisfied, using its reasonable best efforts to cause the lenders and the other persons committing to fund the Financing to fund the Financing at the Closing, (D) to enforce its rights under the Commitment Letters and (E) to comply with its obligations under the Commitment Letters. Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide upon reasonable written request, to the Company copies of executed material agreements for the Debt Financing. Without limiting the generality of the foregoing, if it could reasonably be expected to adversely affect the timely availability of the Financings (taking into account the timing of the Marketing Period) or the aggregate amount of the Financing to be funded at Closing, Parent and Merger Sub shall give the Company prompt notice (x) of any breach or default by any party to any of the Commitment Letters or definitive agreements related to the Financing of which Parent or Merger Sub becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) actual or threatened breach, default, early termination or repudiation by any party to any of the Commitment Letters or definitive agreements related to the Financing of any provisions of the Commitment Letters or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Commitment Letters or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at the Closing (but excluding ordinary course negotiations with respect to the terms of the Financing), and (z) if at any time for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the conditions or from the sources contemplated by any of the Commitment Letters. As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause “(x),” “(y)” or “(z)” of the immediately preceding sentence. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent will use its reasonable best efforts to obtain, as promptly as reasonably practicable following the occurrence of such event, alternative financing (in an amount sufficient to consummate the Transactions and to pay related fees and expenses due and payable as of the Closing Date) from the same or other sources and on terms and conditions (including the terms of any so-called “market flex” provisions) not materially less favorable to Parent than the terms and conditions in the Debt Financing Letter (including the terms of any so-called “market flex” provisions contained in any Fee Letter) (the “Alternative Financing”). Notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require Parent or Merger Sub to, and Parent and Merger Sub shall not be required to, (i) pay any fees or include an additional discount in excess of those contemplated by the Debt Financing Letters, or (ii) agree to any term that is outside of, or less favorable than, any economic provision (including those applicable to interest rate, margins, discounts, premiums, additional amortization or shorter or longer tenor) that those included in the Debt Financing Letters (including any term included in any so-called “market flex” provisions therein). For the purposes of this Agreement, (1) the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Financing arranged in compliance herewith or any amendment, modification or supplement to any Debt Commitment Letter made in compliance with this Section 7.9, (2) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any alternative debt Financing arranged in compliance with this Section 7.9(b)(ii) and any amendment, modification or supplement to any Fee Letter made in compliance with this Section 7.9, (3) the term “Financing Source” shall be deemed to include any lenders providing the Alternative Financing arranged in compliance herewith.

(c) Prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to, provide to Parent and Merger Sub, at Parent’s sole expense, all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (provided in all cases that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which shall include:

(i) furnishing Parent and Merger Sub and their Financing Sources (A) as promptly as reasonably practicable following Parent’s request, with the Required Information and such pertinent and customary information, to the extent such pertinent and customary information is reasonably available to the Company, regarding the Company and its Subsidiaries and any supplements thereto, as may be reasonably requested by Parent in connection with the consummation of the Debt Financing and (B) in the event that the Effective Time occurs after March 16, 2016, audited consolidated financial statements of the Company for the fiscal year ended December 31, 2015 no later than ninety (90) days following the end of such fiscal year;

(ii) using reasonable best efforts to cause senior management and other Representatives of the Company and its Subsidiaries participate in a reasonable number of meetings (including any customary one-on-one meetings), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, including direct contact between senior management and other Representatives of the Company and its Subsidiaries on the one hand and the actual and prospective Financing Sources and potential lenders and investors in the Debt Financing on the other hand;

(iii) reasonably assisting with the preparation of materials for rating agency presentations, bank information memoranda (including the delivery of customary authorization and representation letters as required by the Debt Commitment Letter), related lender presentations and similar documents required in connection with the Debt Financing and reasonably assisting Parent with the preparation of any pro forma financial information required by the Debt Commitment Letter (so long as the Company shall have been furnished information relating to the proposed aggregate amount of debt and equity financing, together with assumed indicative interest rates and assumed fees and expenses related to the incurrence of such debt or equity financing, and assumed cost savings, synergies and similar adjustments (in each case, if any) for the Transactions); provided that any rating agency presentations, bank information memoranda, lender presentation and similar documents required in connection with the Debt Financing shall contain disclosure reflecting that, after giving effect to the Merger, the Surviving Corporation and/or its Subsidiaries will be the obligors in respect of such Debt Financing;

(iv) using reasonable best efforts to assist Parent in connection with the preparation of definitive financing documents (including pledge and security agreements and including by providing any information necessary for the preparation and completion of any schedules to any such definitive financing agreements) as reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing; provided that such documents will not take effect with respect to the Company and/or its Subsidiaries until the Effective Time;

(v) provide Parent all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case no later than four (4) Business Days prior to the Closing Date;

(vi) obtain a certificate of the chief financial officer of the Company in the form attached to the Debt Commitment Letter with respect to solvency matters;

(vii) deliver notices of prepayment within the time periods required by the relevant agreements governing indebtedness and obtaining customary payoff letters, lien terminations and instruments of discharge to the extent, and in the manner, contemplated by Section 7.10, and give any other necessary notices, to allow for the payoff, discharge and termination in full at the Closing of all indebtedness required by the Debt Commitment Letters to be terminated; and

(viii) taking all corporate actions and providing and executing customary closing documents, in each case and subject to the occurrence of the Closing, reasonably requested by Parent; provided that the foregoing shall not require the Board of Directors of the Company to approve the Debt Financing or any matters related thereto.

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including attorneys’ and accountants’ costs and expenses) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.9 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 7.9 and any information used in connection therewith (except with respect to any information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), and the Limited Guarantee shall guarantee the reimbursement and indemnification obligations of Parent pursuant to this paragraph of this Section 7.9.

(e) Notwithstanding anything to the contrary contained in this Section 7.9, (i) except with respect to any rating agency engagement letters and authorization and representation letters, none of the Company, its Subsidiaries or any of their respective directors or officers shall be obligated to adopt or approve resolutions or execute consents to approve or authorize the execution of the Debt Financing that are to become effective prior to the Effective Time, (ii) no obligation of the Company or its Subsidiaries under any agreement, certificate, document or instrument (other than rating agency engagement letters and the authorization and representation letters referred to above) shall be effective until the Effective Time (and nothing contained in this Section 7.9 or otherwise shall require the Company or its Subsidiaries, prior to the Effective Time, to be an obligor with respect to the Debt Financing) and (iii) none of the Company or its Subsidiaries or representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the Debt Financing prior to the Effective Time unless subject to reimbursement or indemnity.

(f) Nothing in this Section 7.9 shall require such cooperation by the Company to the extent it would (i) cause any covenant of this Agreement to fail to be satisfied or otherwise cause any breach of this Agreement (unless waived by Parent), (ii) require the Company or its Subsidiaries to take any action that will conflict with or violate the Company Organizational Documents or any requirements under applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Material Contract to which the Company or its Subsidiaries is a party (in each case prior to the Effective Time) or (iii) result in any officer or director of the Company or its Subsidiaries incurring any personal liability with respect to any matters relating to the Financing.

Section 7.10. Treatment of Existing Indebtedness.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall cause the agent under the Company Credit Agreement to deliver to Parent a copy of an executed payoff letter (the “Payoff Letter”) (subject to delivery of funds as arranged by Parent) with respect to the Credit Agreement, in customary form, which Payoff Letter shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (ii) state that upon receipt of the Payoff Amount under such Payoff Letter, the Credit Agreement and all related loan documents shall be terminated, and (iii) provide that all Liens and all guarantees in connection therewith relating to the assets and properties of the Company or any of its Subsidiaries securing such obligations shall be, released and terminated upon the payment of the Payoff Amount on the Closing Date. The Surviving Corporation shall repay any outstanding amount of indebtedness of the Company and its Subsidiaries pursuant to the Credit Agreement by wire transfer of immediately available funds as provided for in the Payoff Letter.

(b) The Company shall comply with Section 11.01 of the Indenture, dated as of November 16, 2010, among the Company, the guarantors named on the signature pages thereto and Wells Fargo Bank, National Association, as Trustee (as amended and supplemented from time to time, the “2018 Indenture”), governing the Company’s 8% Senior Notes due 2018 (the “2018 Notes”) at the Effective Time in connection with the Discharge (as described below), and in connection therewith the Company shall (i) simultaneously with the

Effective Time issue, mail or cause to be mailed a notice of optional redemption for all of the outstanding aggregate principal amount of the 2018 Notes (together with all accrued and unpaid interest and applicable premium related to the 2018 Notes) to occur 30 days after the Closing Date pursuant to the applicable redemption provisions of the 2018 Indenture, and (ii) simultaneously with the Effective Time, take any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the 2018 Notes pursuant to the satisfaction and discharge provisions of the 2018 Indenture and related provisions of the Indenture; provided that prior to or simultaneously with the Company’s being required to take any of the actions described in clauses (i) and (ii) above, Parent shall have, or shall have caused to be, deposited with the trustee under the 2018 Indenture in a timely manner sufficient funds to effect such redemption and satisfaction and discharge in accordance with the terms and conditions of the 2018 Indenture, such funds to be held in trust by the trustee and applied to the payment of the 2018 Notes as required by the satisfaction and discharge provisions of the 2018 Indenture. The redemption and satisfaction and discharge of the 2018 Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the 2018 Notes. Subject to the foregoing two (2) sentences, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with any such Discharge, including providing any officer’s certificates as may be reasonably requested in connection with such Discharge. In connection with the foregoing and subject to the Parent’s satisfaction of its obligation in the proviso to the first sentence of this Section 7.10(b), the Company will cause its counsel to provide any legal opinions required by the 2018 Indenture in connection with such Discharge.

Section 7.11. WARN Act Compliance. The Company shall provide to Parent at the Closing a complete and accurate list of all “employment losses” at the Company or any of its Subsidiaries, as that term is defined in the WARN Act, which occurred in the 90 calendar days preceding the Closing, which list shows the name, date of separation, reason for separation, and facility or operating unit of each employee of the Company or any of its Subsidiaries who suffered such an employment loss in such period (the “WARN List”). The Company (or applicable Subsidiary of the Company) shall give all necessary WARN Act notices with respect to employment losses that occur prior to the Closing Date with respect to any employees employed by the Company or any of its Subsidiaries.

Section 7.12. Stock Exchange De-Listing. Each of the Company and Parent shall take such actions reasonably required to cause the Company Common Stock to be de-listed from The Nasdaq Stock Market LLC and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Section 7.13. Carve-Out Cooperation. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms (provided, in all cases, that the following actions shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), the Company shall, and the Company shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers, employees and accountants to: (A) provide reasonable assistance with the preparation of (including, if requested by Parent, engaging KPMG LLP to audit the Carve-Out Financials), (i) the Carve-Out Financials and (ii) such other financial information regarding the Company and its Subsidiaries (after giving effect to the RCM Spinoff) and any supplements thereto as may be reasonably requested by Carve-Out Buyer in connection with Carve-Out Buyer’s debt financing necessary for Carve-Out Buyer to consummate the Carve-Out Transaction (the “Carve-Out Debt Financing”) and otherwise providing the cooperation of the type described in Section 7.9(c) (other than clause (ii) thereof) mutatis mutandis with respect to the Carve-Out Debt Financing; (B) transfer or cause to be transferred any of the Company’s and its Subsidiaries’ capital stock, partnership interests or limited liability company interests, assets, rights, properties and employees to one or more other wholly owned Subsidiaries of the Company on terms designated by Parent; (C) transfer and assign, or cause to be transferred and assigned, the Company’s and its Subsidiaries’ contracts, leases, licenses, agreements, arrangements and other business relationships with the Company’s and its Subsidiaries’ customers, suppliers, vendors and other persons, and any permits, approvals, or authorizations of any Governmental Entity, to one or more other wholly-owned Subsidiaries of the Company on terms designated by Parent; and (D) cooperate with Parent and Carve-Out Buyer to plan and arrange for such transition and support services on the terms designated by Parent as are necessary for Parent and its Subsidiaries to operate the RCM Business and for Carve-Out Buyer to operate the Carve-Out Business during a specified transition period following the consummation of the Carve-Out Transaction; provided, that (i) none of the Carve-Out Transaction or actions contemplated by clauses (B) or (C) in this Section 7.13 shall be completed prior to the Effective Time; (ii) Parent shall promptly, upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses (including attorneys’ and accountants’ costs and expenses) incurred by the Company or its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 7.13 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any action contemplated by this Section 7.13 and any information used in connection therewith (except with respect to any information provided in writing by the Company or its Subsidiaries specifically for use in connection with the Carve-Out Debt Financing); (iii) Parent shall require Carve-Out Buyer to provide employees of the Carve-Out Business with protections that are substantially similar to the protections applicable to Continuing Employees pursuant to Section 7.8; (iv) the provisions of Section 7.9(e) and Section 7.9(f) shall apply mutatis mutandis with respect to the Company’s and its Subsidiaries’ cooperation in connection with the Carve-Out Debt Financing; and (v) the actions contemplated by this Section 7.13 (or the inability to complete such actions) shall not affect or modify in any respect the obligations of Parent and Merger Sub under this Agreement, including payment of the Merger Consideration and any such actions or transactions shall be contingent upon the occurrence of the Effective Time and none of the Company or its Subsidiaries or representatives shall be required to pay or incur any liability, fee, expense (including fees and expenses in connection with the preparation of any financial statements), penalty or other consideration to any Person prior to the Effective Time in respect thereto unless the Company and its Subsidiaries are reimbursed or indemnified therefor. None of the representations, warranties or covenants of the Company or any of its Subsidiaries shall be deemed to apply to, or deemed breached or violated by, any of the transactions contemplated by, or required by Parent or Carve-Out Buyer pursuant to, this Section 7.13. Each of Parent, Merger Sub and the Company acknowledges and agrees that Parent’s and Merger Sub’s obligation to consummate the Transactions is not subject to the consummation of the Carve-Out Transaction or the Carve-Out Debt Financing under ARTICLE VIII or otherwise.

ARTICLE VIII.

CONDITIONS PRECEDENT

Section 8.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Required Company Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

(b) No Injunctions or Restraints, Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other Transactions under the HSR Act shall have been terminated or shall have expired.

Section 8.2. Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.5 (Authorization and Validity of Agreement), Section 3.6 (Capitalization) (other than

Section 3.6(a)), Section 3.20 (Affiliate Transactions) and Section 3.23 (State Takeover Statutes) shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (ii) the representations and warranties of the Company contained in Section 3.6(a) shall be true and correct in all respects except for such inaccuracies that would not, individually or in the aggregate, cause the aggregate amount of costs, expenses or liabilities of Parent or its Affiliates under this Agreement to increase by $5,000,000 or more, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (iii) the representations and warranties of the Company contained in Section 3.22 (No Broker) shall be true and correct in all respects except for such inaccuracies that would not, individually or in the aggregate, result in any obligation of the Company or any of its Subsidiaries in excess of $5,000,000, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date), (iv) the representation and warranties of the Company contained in Section 3.9(a) (Absence of Certain Changes or Events) and Section 3.25 (Vote Required) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case, as of such date) and (v) all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “material”, “materiality” or “Company Material Adverse Effect” or similar limitation set forth therein) both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (v), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “material”, “materiality” or “Company Material Adverse Effect” or similar limitation set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(b) No Company Material Adverse Effect. Since the date hereof, there has not been any Company Material Adverse Effect. Parent shall have received a certificate of an executive officer of the Company to such effect.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects and complied in all material respects with all agreements and covenants (other than those contained in Section 7.13) required to be performed or complied with by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate of an executive officer of the Company to such effect.

Section 8.3. Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date. The Company shall have received a certificate of an executive officer of Parent to such effect.

ARTICLE IX.

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as provided below, whether before or after the Required Company Vote:

(a) By mutual written consent of Parent and the Company;

(b) By either the Company or Parent if the Effective Time shall not have occurred on or before May 2, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has contributed to the failure of the Effective Time to occur on or before the Termination Date, and such action or failure to perform constitutes a breach of this Agreement in any material respect (for the avoidance of doubt, Parent’s or Merger Sub’s failure to close the Transactions due to the unavailability of the Debt Financing shall be deemed to be a breach of their obligations for purposes of this Section 9.1(b));

(c) By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party hereto whose breach of any provision of this Agreement in any material respect results in the imposition of such order, decree or ruling or the failure of such order, decree or ruling to be resisted, resolved or lifted;

(d) By either the Company or Parent if the approval by the stockholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at the Company Stockholders Meeting (or any adjournments or postponements thereof) at which the Merger is voted upon;

(e) By Parent prior to the Company Stockholders Meeting, if (i) there shall have been a Change in Recommendation or the Board of Directors of the Company shall have approved or recommended a Superior Proposal (or the Board of Directors of the Company resolves to do any of the foregoing) or (ii) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement, in each case, whether or not permitted by Section 7.4;

(f) By the Company, pursuant to clause (y) of the second sentence of Section 7.4(c) prior to obtaining the Required Company Vote, subject to the Company’s compliance in all material respects with Section 7.4, provided, that the termination of this Agreement by the Company pursuant to this Section 9.1(f) shall not be effective unless and until the Company has paid, or has caused to be paid, the Company Termination Fee pursuant to Section 9.2(a)(iii) to Parent or its designee;

(g) By the Company if there shall have been a breach on the part of Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement (other than any breach of Section 4.8 or Section 7.9) such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement (other than an intentional breach of Parent’s obligations under Article I), if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(g) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied;

(h) By Parent if there shall have been a breach on the part of the Company of any representation, warranty, covenant or agreement contained in this Agreement such that the conditions set forth in Section 8.2(a), Section 8.2(b) or Section 8.2(c) would not be satisfied and (i) such breach is not reasonably capable of being cured or (ii) in the case of a breach of a covenant or agreement, if such breach is reasonably capable of being cured, such breach shall not have been cured prior to the earlier of (A) 30 days following notice of such breach and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(h) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in either Section 8.3(a) or Section 8.3(b) would not be satisfied; or

(i) By the Company if (i) all the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied at the Closing) on the date the Closing should have occurred pursuant to Section 1.2, (ii) the Company has irrevocably confirmed to Parent in writing that all the conditions set forth in Sections 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied at the Closing) and that the Company is prepared to take such actions within its control to cause the Closing to occur and (iii) Parent and Merger Sub do not complete the Merger by the third Business Day after the time set forth in Section 1.2 and the Company was prepared to take such actions within its control to cause the Closing to occur on the date the Closing should have occurred pursuant to Section  1.2 and on each Business Day of such three Business Day period.

Section 9.2. Termination Fee.

(a) In the event that:

(i) (A) after the date of this Agreement, (x) any Acquisition Proposal has been received by the Company, any of its Subsidiaries or any of their respective Representatives which has become known to the public, or (y) any Person shall have publicly proposed or publicly disclosed any Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (and, in each case, in the case of a termination pursuant to Section  9.1(d), such Acquisition Proposal shall not have been publicly withdrawn without qualification at least ten (10) days before the Company Stockholders Meeting), (B) this Agreement is terminated (x) by Parent or the Company pursuant to Section 9.1(b) (provided that (I) the Company Stockholders Meeting shall not have occurred at or prior to the time of such termination and (II) there has been no injunction, order, ruling, decree, judgment or similar order by any Governmental Entity of competent jurisdiction which prevented the Company Stockholders Meeting from having occurred at or prior to the Termination Date), or (y) by Parent or the Company pursuant to Section 9.1(d), or (z) by Parent pursuant to Section 9.1(h) due to a material breach by the Company of any covenant set forth in Article VII hereof and (C) concurrently with or within twelve (12) months after such termination, the Company shall have entered into a definitive agreement providing for any Acquisition Proposal (substituting fifty percent (50%) for the twenty percent (20%) threshold set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) or any Qualifying Transaction shall have been consummated;

(ii) Parent shall terminate this Agreement pursuant to Section 9.1(e); or

(iii) the Company shall terminate this Agreement pursuant to Section 9.1(f);

then, the Company shall pay the Company Termination Fee (as defined below) to Parent or its designee by wire transfer of same day funds, (1) in the case of Section 9.2(a)(i), within two Business Days after the earlier of entering into a definitive agreement providing for such Qualifying Transaction and consummating such Qualifying Transaction, (2) in the case of Section 9.2(a)(ii), within two Business Days after such termination and (3) in the case of Section 9.2(a)(iii), concurrently with such termination; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. As used herein, “Company Termination Fee” shall mean a cash amount equal to $58,606,000 (less any Parent Expenses previously paid by the Company pursuant to Section 9.3). In the event that Parent or its designee shall receive full payment pursuant to this Section 9.2(a), together with reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) and Section 9.3, the receipt of the Company Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) and Section 9.3 shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions and the Carve-Out Transaction (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the Transactions and the Carve-Out Transaction or any matters forming the basis for such termination, and none of the Company or any of its Affiliates shall have any further liability or obligation relating to or arising out of this Agreement (and the termination hereof), the Transactions and the Carve-Out Transaction (and the abandonment thereof) or any matter forming the basis for such termination.

(b) In the event that:

(i) the Company shall terminate this Agreement pursuant to Section 9.1(g);

(ii) the Company shall terminate this Agreement pursuant to Section 9.1(i);

(iii) the Company or Parent shall terminate this Agreement pursuant to Section 9.1(b) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(i); and

(iv) the Company shall terminate this Agreement pursuant to Section 9.1(b) if, at the time of such termination all the conditions set forth in Section 8.1 (other than (A) Section 8.1(b) due to a statute, rule, regulation, executive order, decree or ruling, order, injunction or other order making the Merger illegal or otherwise prohibiting the consummation of the Merger under any antitrust Law, and (B) Section 8.1(c)) and Section 8.2) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing; provided, that such conditions would be capable of being satisfied assuming the Closing was the date of termination);

then Parent shall pay a termination fee of $117,213,000 in cash (the “Parent Termination Fee”) to the Company or its designee by wire transfer of same day funds within two Business Days after such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. In the event that Company or its designee shall receive full payment pursuant to this Section 9.2(b), together with reimbursement of applicable expenses or interest pursuant to Section 9.2(c), the receipt of the Parent Termination Fee and reimbursement of any applicable expenses and interest pursuant to Section 9.2(c) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any Company Related Party in connection with this Agreement, the Debt Financing Letters, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any of the Company Related Parties shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub, any Financing Sources or other financing sources of Parent or any other Parent Related Party of any of the foregoing arising out of or in connection with this Agreement, the Debt Financing Letters, any of the Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination, and none of Parent, Merger Sub, any Financing Sources or other financing sources of Parent or any other Parent Related Party of any of the foregoing shall have any further liability or obligation relating to or arising out of this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination.

(c) Each of the parties hereto acknowledge that the agreements contained in this Section 9.2 and Section 9.3 are an integral part of the Transactions, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.2 or Section 9.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an action that results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 9.2 or Section 9.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. If either party fails to timely pay an amount due pursuant to this Section 9.2 or Section 9.3, as applicable, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(d) Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub fails to effect the Closing when required by Section 1.2 for any reason or for no reason or otherwise breaches (whether willfully, intentionally, unintentionally or otherwise) this Agreement or fails to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (A) unless this Agreement is terminated pursuant to Section 9.1, the Company’s right to seek a decree or order of specific performance or an injunction or injunctions or other equitable relief if and solely to the extent permitted by Section 10.4(c) or (B) the Company’s right to terminate this Agreement pursuant to Section 9.1(g), Section 9.1(i) or Section 9.1(b) (if, at the time of or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 9.1(g) or Section 9.1(i)) or under the circumstances specified in Section 9.2(b)(iv) and to receive payment of the applicable Parent Termination Fee from Parent pursuant to Section 9.2(b) in respect thereof and the reimbursement obligations of Parent under Section 9.2(c) hereof, in each case, shall be the sole and exclusive remedy of the Company and the Company Related Parties against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, affiliated (or commonly advised) funds, representatives, agent or any their respective assignees or successors or any former, current or future general or limited partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, affiliated (or commonly advised) fund, representative, agent, assignee or successor of any of the foregoing (collectively, the “Parent Related Parties”) or Financing Source Related Parties for any loss or damage suffered as a result of the failure of the Merger to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith (including the Limited Guarantee, the Equity Commitment Letter and the Debt Financing Letters) or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and none of the Parent Related Parties or Financing Source Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (except that Parent shall also be obligated with respect to the reimbursement obligations set forth in Section 7.9 and Section 7.13), the Limited Guarantee, the Equity Commitment Letter or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement but subject to Section 10.4(c), Parent’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 9.2(a) and the Parent Expenses pursuant to Section 9.3 shall be the sole and exclusive remedy of the Parent Related Parties and the Financing Source Related Parties against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach (other than for willful or intentional breach of this Agreement or fraud) or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, the Transactions or the Carve-Out Transaction (except that the Company shall also be obligated with respect to Section 9.2(c)). Notwithstanding anything to the contrary contained in this

Agreement, under no circumstances will the Company be entitled to, and in no event shall the Company seek to recover, monetary damages from any Parent Related Party (other than Parent) or Financing Source Related Party and in no event shall such amount recovered from Parent be in excess of the amount equal to the Parent Termination Fee (and any costs and expenses and interest pursuant to Section 7.9, Section 7.13 and Section 9.2(c)).

Section 9.3. Parent Expenses. Notwithstanding anything to the contrary in this Agreement and in addition to any Company Termination Fee that may become payable hereunder, if this Agreement is terminated by Parent pursuant to Section 9.1(h), then the Company shall pay to Parent (or its designee(s)) all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Parent, Merger Sub or their respective Affiliates) incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement and the Transactions up to a maximum amount of $12.5 million (the “Parent Expenses”) by wire transfer of immediately available funds within two Business Days of such termination to an account designated by Parent.

Section 9.4. Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub, the Financing Sources, any other financing sources of Parent or their respective Subsidiaries or Affiliates under this Agreement. Notwithstanding the foregoing: (i) no such termination shall relieve any party of its obligation to pay the Company Termination Fee, the Parent Termination Fee or the Parent Expenses, if, as and when required pursuant to Section 9.2 and Section 9.3; (ii) subject to the limitations set forth in Section 9.2 (including Section 9.2(d)) no such termination shall relieve any party for liability for such party’s willful or intentional breach of this Agreement or for fraud; and (iii) (A) the Confidentiality Agreement, (B) the Parent’s reimbursement and indemnification obligations pursuant to Section 7.9 and Section 7.13 and (C) the provisions of Section 7.9, Section 7.13, Section 9.2, Section 9.3, this Section 9.4, and Article X will survive the termination of this Agreement.

Section 9.5. Amendment. This Agreement may be amended by the parties hereto, with the approval of their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made that by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Provided that, notwithstanding anything to the contrary contained herein, Section 9.2(d), this proviso to Section 9.5, the last sentence in Section 10.4(a), Section 10.4(b) and Section 10.9, may not be modified, waived or terminated in a manner that is materially adverse to the interests of the Financing Sources without the prior written consent of the adversely impacted Financing Sources.

Section 9.6. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X.

MISCELLANEOUS

Section 10.1. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2. Disclosure Schedules.

(a) The inclusion of any information in the Disclosure Schedules accompanying this Agreement will not be deemed an admission or acknowledgment, in and of itself, solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such information is material to any party or the conduct of the business of any party.

(b) The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

(c) Any item set forth in the Disclosure Schedules with respect to a particular representation, warranty or covenant contained in the Agreement will be deemed to be disclosed with respect to all other applicable representations, warranties and covenants contained in the Agreement to the extent any description of facts regarding the event, item or matter is disclosed in such a way as to make reasonably apparent from such description or specified in such disclosure that such item is applicable to such other representations, warranties or covenants whether or not such item is so numbered.

Section 10.3. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided, however, that Merger Sub may assign its rights and obligations under this Agreement to another direct Wholly Owned Subsidiary of Parent without the consent of the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

Section 10.4. Governing Law; Jurisdiction; Specific Performance.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by applicable Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Section 10.4 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Each of the parties to this Agreement agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources or any of their respective Financing Source Related Parties in any way relating to this Agreement or any of the Transactions, in any forum other than a New York state or Federal court sitting in the borough of Manhattan, City of New York, New York.

(b) EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF, OR RELATING TO, THE DEBT FINANCING LETTERS OR THE FINANCING OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.4(b).

(c) Specific Performance.

(i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, unless this Agreement has been terminated in accordance with Section 9.1 and subject to Section 10.4(c)(iii), in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that, subject to Section 9.2(d) and Section 10.4(c)(iii) (x) unless this Agreement has been terminated in accordance with Section 9.1, each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (y) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (z) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Each party further agrees that (A) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity and (B) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.4(c), and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(iii) Notwithstanding anything herein to the contrary, it is explicitly agreed that the Company shall only be entitled to specific performance to cause Parent and Merger Sub to effect the Closing in accordance with Article I and II, if and only if (A) all conditions in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the

Closing (provided such conditions would be capable of being satisfied as of the Closing Date) at the time when the Closing would be required to have occurred pursuant to Section 1.2, (B) the Debt Financing (or Alternative Financing in accordance with Section 7.9) has been funded or, if the Equity Financing is funded on the date the Closing is required to have occurred pursuant to Section 1.2, will be funded on the date the Closing is required to have occurred pursuant to Section 1.2 on the terms set forth in the Debt Financing Letters or the definitive agreements in respect of the Debt Financing, and (C) the Company has irrevocably confirmed in writing to Parent that (x) all conditions to the Company’s obligation to consummate the Closing set forth in Section 8.3 have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing (provided such conditions would be satisfied or waived by the Company as of such date)) and (y) if specific performance is granted and the Financing is funded, then the Closing will occur; provided that under no circumstances shall the Company be permitted or entitled to receive both a grant of (1) specific performance of the consummation of the Merger and the other Transactions and (2) the payment of the Parent Termination Fee.

Section 10.5. Expenses. All fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, shall be the obligation of the respective party incurring such fees and expenses, except (a) as provided in Section 7.9, (b) as provided in Section 7.13, (c) as provided in Section 9.2 and (d) as provided in Section 9.3.

Section 10.6. Severability; Construction.

(a) In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect. Upon such declaration by any court or other judicial or administrative body that any part of this Agreement is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible. Notwithstanding the foregoing, the parties hereto intend that the provisions of Article IX and Section 10.4(c), including the remedies and limitations thereon (including Section 9.2(d)) be construed as an integral provision of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a party’s rights hereunder or increases a party’s liability or obligations hereunder or under the Debt Financing Letters or the Limited Guarantee.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

(c) All references to “$” or USD herein shall be references to U.S. Dollars. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iii) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to the Company:

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

Attn:  Jonathan H. Glenn

Copy to (such copy not to constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:   Steven J. Gartner

           Morgan D. Elwyn

If to Parent or Merger Sub:

Magnitude Parent Holdings, LLC

c/o Pamplona Capital Management LLC

375 Park Avenue, 23rd Floor

New York, New York 10152

Attn:  Jeremy Gelber

and

Magnitude Acquisition Corp.

c/o Pamplona Capital Management LLC

375 Park Avenue, 23rd Floor

New York, New York 10152

Attn:  Jeremy Gelber

Copy to (such copy not to constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York NY 10017

Attn:  Peter Martelli

Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.

Section 10.8. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the Transactions and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to the Transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

Section 10.9. Parties in Interest. Except for (i) the rights of the holders of Company Common Stock, Company Options, Company Restricted Share Awards, Company Restricted Share Units and Company SARs to receive the Merger Consideration and other payments pursuant to Section 1.8 (following the Effective Time) in accordance with the terms of this Agreement (of which such holders are the intended beneficiaries following the Effective Time), (ii) the rights to continued indemnification and insurance pursuant to Section 6.2 hereof (of which the Persons entitled to indemnification or insurance, as the case may be, are the intended beneficiaries following the Effective Time), (iii) the rights of the Financing Sources and their respective Financing Source Related Parties in Section 9.2(b), Section 9.2(d), the proviso to Section 9.5, the last sentence of Section 10.4(a), Section 10.4(b) and this Section 10.9 hereof (of which the Financing Sources and their respective Financing Source Related Parties are intended beneficiaries and shall be entitled to enforce) and (iv) the rights of the Parent Related Parties in Section 9.2(d) and Section 10.12 (of which the Parent Related Parties and their respective successors and assigns are intended beneficiaries and shall be entitled to enforce), nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent. No provision of this Agreement shall give any third person any right of subrogation or action over or against the Company or Parent.

Section 10.10. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 10.11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.12. Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon or under this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and, in accordance with and subject to the terms and conditions of the Limited Guarantee, the Guarantor, and no Parent Related Party (other than the Guarantor in accordance with and subject to the terms and conditions of the Limited Guarantee) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim against the parties to this Agreement (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the Transactions or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to, and cause its Affiliates and its and its Affiliates’ Representatives not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Parent Related Party (other than from the Guarantor in accordance with and subject to the terms and conditions set forth in the Limited Guarantee).

Section 10.13. Definitions. As used in this Agreement:

“2015 Bonus” shall have the meaning set forth in Section 7.8(d).

“2018 Indenture” shall have the meaning set forth in Section 7.10(b).

“2018 Notes” shall have the meaning set forth in Section 7.10(b).

“Acquisition Proposal” shall have the meaning set forth in Section 7.4(a).

“Additional Per Share Consideration” shall have the meaning set forth in Section 1.7(a).

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Alternative Definitive Acquisition Agreement” shall have the meaning set forth in Section 7.4(c).

“Alternative Financing” shall have the meaning set forth in Section 7.9(b)(ii).

“Board of Directors” shall mean the Board of Directors of any specified Person.

“Book-Entry Shares” shall mean non-certificated shares of Company Common Stock represented by book-entry.

“Business Day” shall mean any day other than (a) Saturday or Sunday or (b) any other day on which banks in the City of New York are permitted or required to be closed.

“Carve-Out Business” means the Company’s and its Subsidiaries’ businesses as now conducted (other than the Company’s and its Subsidiaries’ Revenue Cycle Management business as that business is described in the Company SEC Reports (the “RCM Business”)).

“Carve-Out Buyer” means VHA-UHC Alliance Holdco, LLC.

“Carve-Out Debt Financing” shall have the meaning set forth in Section 7.13.

“Carve-Out Financials” means (i) audited consolidated balance sheets of the Company (or the predecessor thereto) (after giving effect to the transfer of the Company’s Subsidiaries that operate the Company’s, and will, following the Effective Time, operate the Surviving Corporation’s, RCM Business such that they are no longer Subsidiaries of the Company (the “RCM Spinoff”)) as at the end of, and related audited consolidated statements of operations and cash flows of the Company (or the predecessor thereto) (after giving effect to the RCM Spinoff) for, the fiscal years required pursuant to Rule 3-05(b) of Regulation S-X for an acquired business (determined using the conditions specified in the definition of significant subsidiary in §210.1-02(w)) and each subsequent fiscal year of the Company (after giving effect to the RCM Spinoff) subsequent to December 31, 2014 and ended at least 120 days prior to the Closing Date, and (ii) unaudited consolidated balance sheet of the Company (after giving effect to the RCM Spinoff) as at the end of, and related unaudited consolidated statements of operations and cash flows of the Company (after giving effect to the RCM Spinoff) for the nine-month interim period ended September 30, 2015 and the comparable nine-month interim period ended September 30, 2014, and for each subsequent fiscal quarter (other than the fourth fiscal quarter of any fiscal year) of the Company (after giving effect to the RCM Spinoff) subsequent to December 31, 2015 and ended at least 60 days prior to the Closing Date (in the case of this clause (ii), without footnote disclosure.

“Carve-Out Transaction” means the sale and transfer of the Carve-Out Business to Carve-Out Buyer.

“Certificate” shall have the meaning set forth in Section 1.7(b).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Change in Recommendation” shall have the meaning set forth in Section 7.4(c).

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“COBRA” shall mean Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” shall have the meaning set forth in Section 2.7.

“Commitment Letters” shall have the meaning set forth in Section 4.8.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Benefit Plan” shall mean (i) an “employee benefit plan” within the meaning of Section 3(3) of ERISA, (ii) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or other equity-based plan, program, policy, agreement or arrangement or (iii) any other compensation, retention, change in control, termination, collective bargaining, insurance, employee assistance, disability or sick leave, employment, severance, deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe benefit plan, policy, program, agreement or arrangement, in each case, that is sponsored, maintained, participated in or contributed to (or for which there is an obligation to contribute to) by the Company or any of its Subsidiaries for the benefit of any Service Provider, or with respect to which the Company or any of its Subsidiaries has, or could reasonably be expected to have, any direct or indirect liability or obligation.

“Company Board Recommendation” shall have the meaning set forth in Section 3.5(b).

“Company Common Stock” shall mean each share of common stock, $0.01 par value, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company on the date hereof.

“Company Financial Statements” shall mean each of the financial statements (including, in each case, any notes thereto) of the Company contained in or incorporated by reference into the Company SEC Reports.

“Company Intellectual Property” shall mean all Intellectual Property owned, used or held for use by the Company or any of its Subsidiaries.

“Company Intervening Event” shall mean an event, fact, circumstance, development or occurrence that materially improves the business, assets, operations or prospects of the Company or any of its Subsidiaries that is unknown to or by the Board of Directors of the Company as of the date of this Agreement, or, if known, the magnitude or material consequences of which were not reasonably foreseeable by the Board of Directors of the Company as of the date of this Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the Board of Directors of the Company prior to obtaining the Required Company Vote; provided, however, that none of the following will constitute a Company Intervening Event: (i) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is a Company Intervening Event) and (ii) the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto or the consequences thereof.

“Company Leases” shall have the meaning set forth in Section 3.12(a).

“Company Licenses and Permits” shall have the meaning set forth in Section 3.14.

“Company Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is or is reasonably likely to become, materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that Company Material Adverse Effect shall not include the effect of any event, change, circumstance, effect, development or state of facts occurring after the date hereof and arising out of or attributable to (i) general economic, business, financial or market conditions in any country or region in which the Company or any of its Subsidiaries conducts business, (ii) any change in the general conditions in any of the industries in which the Company and its Subsidiaries operate, (iii) changes in Law, (iv) changes in GAAP, (v) the negotiation, execution, announcement, pendency or performance of this Agreement, the Transactions, the Carve-Out Transaction or the consummation of the Transactions contemplated by this Agreement or the actions contemplated by Section 7.13, including any disruption in or loss of supplier, distributor, partner, customer or similar relationships or any loss of employees resulting therefrom (provided, that the exceptions in this clause (v) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the negotiation, execution, announcement, pendency or the performance of this Agreement or the Transactions), (vi) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement, (vii) earthquakes, hurricanes, floods, or other natural disasters, (viii) any change in the market price or trading volume of the Company’s stock (it being understood that the facts giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Company Material Adverse Effect), (ix) the failure of the Company to meet internal or analysts’ estimates, guidance, projections or forecasts of the results of operations of the Company (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there is or is reasonably likely to be a Company Material Adverse Effect), or (x) any adverse effect arising directly from any action specifically required to be taken by the Company by the terms of this Agreement; except, in the case of the foregoing clauses (i), (ii), (iii), (iv), (vi) and (vii), to the extent that such event, change, circumstance, effect, development or state of facts adversely affects the Company and its Subsidiaries in a materially disproportionate manner when compared to the effect of such event, change, circumstance, effect, development or state of facts on other Persons in the industries in which the Company and its Subsidiaries operate, or (b) would, or would reasonably be expected to, prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions.

“Company Option” shall have the meaning set forth in Section 1.8(a).

“Company Organizational Documents” shall mean the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company, together with all amendments thereto.

“Company Owned Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Property” shall have the meaning set forth in Section 3.12(a).

“Company Registered Intellectual Property” shall have the meaning set forth in Section 3.13(b).

“Company Related Parties” shall have the meaning set forth in Section 9.2(d).

“Company Restricted Share Award” shall have the meaning set forth in Section 1.8(b).

“Company Restricted Share Unit” shall have the meaning set forth in Section 1.8(c).

“Company SAR” shall have the meaning set forth in Section 1.8(d).

“Company SEC Reports” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the Company’s 1999 Stock Incentive Plan, the 2004 Long-Term Incentive Plan, 2008 Long-Term Performance Incentive Plan, as amended, the 2010 Special Stock Incentive Plan and any other plan, program, agreement or arrangement under which outstanding Company Options, Company Restricted Share Awards, Company Restricted Share Units or Company SARs were granted.

“Company Stockholders Meeting” shall have the meaning set forth in Section 3.8(d).

“Company Termination Fee” shall have the meaning set forth in Section 9.2(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 7.2.

“Continuing Employees” shall have the meaning set forth in Section 7.8(a).

“Credit Agreement” shall collectively mean (i) the Credit Agreement, dated as of December 13, 2012, among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and L/C issuer, and the other parties thereto and (ii) the First Increase Joinder to Credit Agreement, dated as of September 8, 2014, by and among the Company, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, collateral agent and L/C issuer, and the other parties thereto, in each case, as amended from time to time.

“Debt Commitment Letter” shall have the meaning set forth in Section 4.8.

“Debt Financing” shall have the meaning set forth in Section 4.8.

“Debt Financing Letters” shall mean the Debt Commitment Letter and the Fee Letter.

“DGCL” shall have the meaning set forth in the Recitals hereto.

“Disclosure Schedules” shall mean the Parent Disclosure Schedule and the Company Disclosure Schedule, collectively.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(d).

“Dissenting Stockholder” shall have the meaning set forth in Section 1.7(d).

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Environmental Laws” shall have the meaning set forth in Section 3.21.

“Equity Commitment Letter” shall have the meaning set forth in Section 4.8.

“Equity Financing” shall have the meaning set forth in Section 4.8.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ESPP” shall have the meaning set forth in Section 1.8(e)(i).

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Agent” shall have the meaning set forth in Section 2.1.

“Exchange Fund” shall have the meaning set forth in Section 2.1.

“Export Control Laws” shall have the meaning set forth in Section 3.28(a).

“FCPA” shall have the meaning set forth in Section 3.26(a).

“Fee Letter” shall have the meaning set forth in Section 4.8.

“Financing” shall have the meaning set forth in Section 4.8; provided that, after the date of this Agreement, in the event that Parent obtains Alternative Financing in accordance with Section 7.9(b)(ii), the term “Financing” shall mean the Alternative Financing.

“Financing Sources” shall have the meaning set forth in Section 4.8.

“Financing Source Related Parties” shall mean the Financing Sources, their Affiliates and their respective directors, officers, employees, agents, advisors, other representatives and successors and permitted assigns of each of the foregoing.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Governmental Entity” shall mean any national, federal, state, or local, domestic or foreign, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal or judicial body.

“Governmental Official” shall have the meaning set forth in Section 3.26(b).

“Governmental Programs” shall mean Titles XVIII and XIX of the Social Security Act (the Medicare and Medicaid Programs), the TriCare/CHAMPUS Program, and such other similar federal, state or local reimbursement or governmental programs.

“Guarantor” shall have the meaning set forth in the Recital hereto.

“Hazardous Materials” means any substance or material presently listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or terms of similar meaning under any Environmental Law.

“Health Care Laws” shall mean any law relating to health care regulatory matters, including, without limitation (a) 42 U.S.C. §1320a-7, 7a and 7b; (b) 42 U.S.C. §1395nn; (c) 31 U.S.C. §§ 3729-3733; (d) 42 U.S.C. §§1320d through 1320d-8 and 42 C.F.R. §§160, 162 and 164, which is commonly referred to as the Health Insurance Portability and Accountability Act of 1996; (e) 18 U.S.C. section 1347; (f) 45 C.F.R § 1001.952(j); and (g) any related federal, state or local statutes, rules, regulations or Governmental Programs requirements.

“HSR Act” shall have the meaning set forth in Section 3.4.

“Indemnified Person” shall have the meaning set forth in Section 6.2(a)(i).

“Indemnifying Parties” shall have the meaning set forth in Section 6.2(d).

“Indenture” shall mean the Indenture, dated as of November 16, 2010, among the Company, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as trustee.

“Intellectual Property” shall mean all of the following, whether registered or unregistered, including any and all applications to register: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) Patents, inventions (whether or not patentable), and know-how; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted and copyrightable works, including all rights in computer software, database rights, documentation and manuals, and applications or registrations in any jurisdiction for the foregoing; and (v) domain names and social media account identifiers and registrations pertaining thereto and all intellectual property used in connection with or contained in web sites.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, (i) with respect to the Company, the actual knowledge (after due inquiry) of the executive officers of the Company, including those listed on Schedule 10.13(i), or (ii) with respect to Parent, the actual knowledge (after due inquiry) of the executive officers of Parent.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, judgment, settlement, order, injunction, decree, arbitration award or agency requirement of any Governmental Entity.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance or title defect, adverse ownership claim, lien (statutory or other), conditional sale agreement, claim, charge, limitation or restriction.

“Limited Guarantee” shall have the meaning set forth in the Recital hereto.

“Marketing Period” means the first period of sixteen (16) consecutive Business Days commencing after the date hereof and throughout which Parent shall have the Required Information (for the avoidance of doubt, if at any time during the sixteen (16) consecutive Business Days, the information provided at the commencement of such period ceases to be Required Information, then the Marketing Period shall be deemed not to have commenced until information is provided that constitutes Required Information); provided, however, that (1) such sixteen (16) consecutive Business Day period shall not begin prior to the later of (x) the date which is five (5) Business Days following the date on which the Proxy Statement is first mailed to stockholders of the Company and (y) January 4, 2016, and (2) the Marketing Period shall be deemed not to have commenced if, prior to the completion of such sixteen (16) consecutive Business Day period, (A) the Company’s accountants shall have withdrawn its audit opinion with respect to any year end audited financial statements of the Company and its Subsidiaries set forth in the Required Information in which case the Marketing Period shall be deemed not to commence at the earliest unless and until the Company’s accountants or another nationally recognized independent accounting firm reasonably acceptable to Parent has issued an unqualified audit opinion with respect to such financial statements or (B) any of the financial statements of the Company and its Subsidiaries included in the Required Information shall have been restated or the Company shall have determined or publicly announced that a restatement of any financial statements of the Company and its Subsidiaries included in the Required Information is required, in which case the Marketing Period shall be deemed not to commence at the earliest unless and until such restatement has been completed and the Required Information has subsequently been amended and delivered to Parent or the Company has determined in writing or publicly announced, as applicable, that no such restatement shall be required. If at any time the Company shall in good faith believe that it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement in the foregoing clause (i) to deliver the Required Information will be deemed to have been satisfied as of the date of such delivery of such Required Information as has been identified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered).

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Merger” shall have the meaning set forth in the Recitals hereto.

“Merger Consideration” shall have the meaning set forth in Section 1.7(a).

“Merger Sub” shall have the meaning set forth in the Preamble hereto.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“New Plans” shall have the meaning set forth in Section 7.8(c).

“Non-Management Employees” shall have the meaning set forth in Section 5.1(a)(vi).

“OFAC” shall have the meaning set forth in Section 3.27(a).

“Parent” shall have the meaning set forth in the Preamble hereto.

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent and Merger Sub on the date hereof.

“Parent Expenses” shall have the meaning set forth in Section 9.3.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, would or would reasonably be expected to prevent or materially delay the Closing or prevent or materially delay or materially impair the ability of Parent or Merger Sub to satisfy its obligations under this Agreement, including the satisfaction of the conditions precedent to the Merger, obtaining the Financing and consummating the Merger and the other Transactions.

“Parent Organizational Documents” shall mean the certificate of formation and limited liability company agreement of Parent, together with all amendments thereto.

“Parent Related Parties” shall have the meaning set forth in Section 9.2(d).

“Parent Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Patents” shall mean all patent and patent applications in any jurisdiction, and all re-issues, continuations, divisionals, reexaminations, renewals, provisionals and continuations-in-part or extensions of any of the foregoing.

“Payoff Amount” shall have the meaning set forth in Section 7.10(a).

“Payoff Letter” shall have the meaning set forth in Section 7.10(a).

“Performance SAR” shall have the meaning set forth in Section 1.8(d).

“Performance Share” shall have the meaning set forth in Section 1.8(b).

“Performance Unit” shall have the meaning set forth in Section 1.8(c).

“Permitted Liens” shall mean (a) liens for utilities or Taxes not yet due and payable or being contested in good faith and by appropriate proceedings and, in each case, for which appropriate reserves have been included on the financial statements of the applicable Person in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessors’, landlords’ and other similar liens arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith and by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person in accordance with GAAP, (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants, non-exclusive licenses and similar Liens or impediments against any assets, rights or properties of an entity that individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (e) minor irregularities and defects of title that individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply, (f) matters that would be disclosed by an inspection, current title policies, title commitments and/or accurate surveys of each property, as applicable, that individually or in the aggregate do not materially interfere with the occupancy, operation or use of the applicable property as currently occupied, operated or used in the conduct to business of the Company as currently conducted, (g) Liens granted in respect of any debt or securing any obligations with respect thereto and other Liens in each case as set forth on Schedule 10.13(g), (h) Liens arising out of pledges or deposits under worker’s compensation Law, unemployment insurance, old age pensions or other social security or retirement benefits or similar legislation, (i) Liens and deposits securing liability to insurance carriers under insurance or self-insurance arrangements, (j) Liens and deposits to secure the performance of bids, tenders, trade contracts (other than contracts for indebtedness for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (k) Liens arising from protective filings, (l) Liens in favor of a banking institution arising as a matter of applicable Law encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business and that are within the general parameters customary in the banking industry, (m) Liens in favor of the Company or Parent, as the case may be, or any of their respective Subsidiaries, (n) Liens constituting any interest of title of a lessor, a licensor or either’s creditors in the property subject to any lease (other than a capital lease) for amounts not yet due, (o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods incurred in the ordinary course of business, (p) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof incurred in the ordinary course of business, (q) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods entered into in the ordinary course of business, (r) zoning, entitlement, building and other land use regulations or ordinances imposed by Governmental Entities having jurisdiction over the Company Property that are not violated by the current use and operation of the Company Property, and (s) title to any portion of the premises lying within the right of way or boundary of any public road or private road that, individually or in the aggregate, do not materially adversely affect the value or the continued use of the Company Property.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).

“Proceeding” shall have the meaning set forth in Section 6.2(a)(ii).

“Proxy Statement” shall have the meaning set forth in Section 3.8(d).

“Qualifying Transaction” shall have the meaning set forth in Section 9.2(a)(i).

“RCM Business” shall have the meaning set forth in the definition of “Carve-Out Business”.

“RCM Spinoff” shall have the meaning set forth in the definition of “Carve-Out Financials”.

“Remedial Action” shall have the meaning set forth in Section 7.3(b).

“Representatives” shall have the meaning set forth in Section 7.4(a).

“Required Information” shall mean (a) the audited consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports for the fiscal years ended December 31, 2013 and December 31, 2014 and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) subsequent to December 31, 2014 and ended at least 45 days prior to the Closing Date (in the case of this clause (b), without footnote disclosure).

“Required Company Vote” shall have the meaning set forth in Section 3.25.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.8(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Service Provider” shall mean any current or former director, officer, employee, or individual independent contractor of the Company or any of its Subsidiaries.

“Significant Subsidiary” shall mean a “significant subsidiary” within the meaning of Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Solvent” shall have the meaning set forth in Section 4.9.

“Subsidiary” when used with respect to any Person shall mean (a) any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business entity, of which at least 50% of the partnership, joint venture or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Superior Proposal” shall have the meaning set forth in Section 7.4(b).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Return” shall mean any report, return, information return, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing, supplied or required to be supplied to a taxing authority in connection with Taxes.

“Taxes” shall mean all U.S. federal, state, or local or non-U.S. taxes, charges, fees, levies or other assessments, including income, gross income, gross receipts, profits, capital gains, capital stock, production, excise, sales, use, transfer, ad valorem, value added, goods and services, profits, license, capital stock, franchise, severance, occupation, stamp, withholding, Social Security, employment, unemployment, disability, worker’s compensation, payroll, utility, environmental, windfall profit, custom duties, personal property, real property, taxes required to be collected from customers on the sale of services, registration, alternative or add-on minimum, estimated, and other taxes, customs, duties, governmental fees or like assessments or charges of any kind whatsoever, including any interest, penalties or additions thereto; and “Tax” shall mean any one of them.

“Termination Date” shall have the meaning set forth in Section 9.1(b).

“Transactions” shall mean the transactions contemplated by this Agreement, including the Merger but excluding (x) the Carve-Out Transaction, (y) any other transaction to which the Carve-Out Buyer or any of its Affiliates is a party or a third-party beneficiary and (z) any action contemplated by Section 7.13.

“Trigger Date” shall have the meaning set forth in Section 1.7(a).

“the other party” shall mean, with respect to the Company, Parent and shall mean, with respect to Parent, the Company.

“WARN Act” shall have the meaning set forth in Section 3.18(e).

“WARN List” shall have the meaning set forth in Section 7.11.

“Wholly Owned Subsidiary” of any specified Person shall mean a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

MAGNITUDE PARENT HOLDINGS, LLC

By	/s/ Jeremy Gelber
	Name:	Jeremy Gelber
	Title:	President

MAGNITUDE ACQUISITION CORP.

By:	/s/ Jeremy Gelber
	Name:	Jeremy Gelber
	Title:	President

MEDASSETS, INC.

By:	/s/ Anthony Colaluca, Jr.
	Name:	Anthony Colaluca, Jr.
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDMENT TO THE BYLAWS OF MEDASSETS, INC.

(As amended effective             , 2015)

A new Section 9 is hereby appended to Article VIII of the Bylaws of MedAssets, Inc., a Delaware corporation, as follows:

Section 9. Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these Bylaws (in each case, as may be amended from time to time); (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any other internal corporate claim as defined in Section 115 of the DGCL or any successor provision, shall be in the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware, subject to the court’s having personal jurisdiction over the indispensable parties named therein. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9. If any action the subject matter of which is within the scope of this Section 9 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the preceding sentence and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.

ANNEX B-1

[GOLDMAN, SACHS & CO. LETTERHEAD]

PERSONAL AND CONFIDENTIAL

November 1, 2015

Board of Directors

MedAssets, Inc.

100 North Point Center, East, Suite 200

Alpharetta, GA 30022

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Magnitude Parent Holdings, LLC (“Magnitude Holdings”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of MedAssets, Inc. (the “Company”) of the $31.35 in cash per Share (the “Consideration”) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 1, 2015 (the “Agreement”), by and among Magnitude Holdings, Magnitude Acquisition Corp., an indirect, wholly owned subsidiary of Magnitude Holdings (“Acquisition Sub”), and the Company. The Consideration is subject to adjustment pursuant to Section 1.7(a) of the Agreement, as to which adjustment we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Magnitude Holdings, any of their respective affiliates and third parties, including any of the respective affiliates and portfolio companies of Pamplona Capital Management LLP (“PCM”), an affiliate of Magnitude Holdings, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to PCM and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint lead arranger for a term loan financing (aggregate principal amount of $700,000,000) for Alvogen, Inc., a portfolio company of PCM, in September 2015; as joint lead arranger for senior secured notes (aggregate principal amount of $375,000,000) issued by KCA Deutag, a portfolio company of PCM, in May 2014; and as joint lead arranger for a term loan refinancing (aggregate principal amount of $375,000,000) for KCA Deutag in May 2014. We may also in the future provide financial advisory and/or underwriting services to the Company, Magnitude Holdings, PCM, and their respective affiliates and portfolio companies, as applicable, for which our Investment Banking Division may receive compensation. Affiliates of Goldman, Sachs & Co. may have co-invested with PCM, and its respective affiliates and may have invested in limited partnership units of affiliates of PCM from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other

Board of Directors

MedAssets, Inc.

November 1, 2015

communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the hospital outsourcing, healthcare services, and healthcare information technology industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Magnitude Holdings and its affiliates) of Shares, as of the date hereof, of the $31.35 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $31.35 in cash per Share to be paid to the holders (other than Magnitude Holdings and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Magnitude Holdings or the ability of the Company or Magnitude Holdings to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

B-2

Board of Directors

MedAssets, Inc.

November 1, 2015

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $31.35 in cash per Share to be paid to the holders (other than Magnitude Holdings and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

B-3

Annex B – 2

Deutsche Bank Securities Inc. 60 Wall Street New York, NY 10005

November 1, 2015

Board of Directors

MedAssets, Inc.

100 North Point Center East, Suite 200

Alpharetta, Georgia 30022

Lady and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to MedAssets, Inc. (the “Company”) in connection with the Agreement and Plan of Merger, dated as of November 1, 2015 (the “Merger Agreement”), among Magnitude Parent Holdings, LLC (”Parent”), Magnitude Acquisition Corp., a subsidiary of Parent (“Merger Sub”) and the Company, which provides, among other things, for the merger of Merger Sub with and into the Company, as a result of which the Company will become a wholly owned subsidiary of Parent (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company, other than dissenting shares, shares owned directly by the Company, Parent or Merger Sub or shares owned by any direct or indirect subsidiary of Parent (other than Merger Sub) or the Company, will be converted into the right to receive $31.35 in cash, without interest (the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to the holders of the outstanding shares of Company Common Stock, excluding the Company and its direct or indirect subsidiaries, Parent and its direct or indirect subsidiaries and Merger Sub.

In connection with our role as financial advisor to the Company, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning the Company, and certain internal analyses, financial forecasts and other information relating to the Company prepared by management of the Company. We have also held discussions with certain senior officers and other representatives and advisors of the Company regarding the businesses and prospects of the Company. In addition, we have (i) reviewed the reported prices and trading activity for the Company Common Stock, (ii) to the extent publicly available, compared certain financial and stock market information for the Company with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, the Limited Guarantee, dated as of November 1, 2015 (the “Guarantee”), between Pamplona Capital Partners IV, L.P., a Cayman exempted limited partnership (“Pamplona”), and the Company, the Equity Commitment Letter, dated as of November 1, 2015 (the “Equity Commitment Letter”), between Pamplona and Parent, the Credit Facilities Commitment Letter, dated as of November 1, 2015 (the “Debt Commitment Letter” and, together with the Guarantee and the Equity Commitment Letter, the “Ancillary Agreements”), between Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Macquarie Capital (USA) Inc., MIHI LLC, GCI Capital Markets LLC and Parent, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Chairman of the Supervisory Board: Paul Achleitner.

Management Board: John Cryan (Co-Chairman), Jürgen Fitschen (Co-Chairman), Stuart Lewis, Sylvie Matherat, Henry Ritchotte, Karl von Rohr, Marcus Schenck, Christian Sewing.

Deutsche Bank Aktiengesellschaft domiciled in Frankfurt am Main; Local Court of Frankfurt am Main, HRB No 30 000; VAT ID No DE114103379; www.db.com

MedAssets, Inc.

November 1, 2015

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning the Company, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of the Company or Parent or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of the Company under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by the Company and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of the Company in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to the holders of Company Common Stock (other than the Company and its direct or indirect subsidiaries, Parent and its direct or indirect subsidiaries and Merger Sub) as of the date hereof. This opinion does not address any other terms of the Transaction, the Merger Agreement or the Ancillary Agreements. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any other class of securities, creditors or other constituencies of the Company, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Company Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, in connection with the Transaction relative to the Merger Consideration to be received by the holders of Company Common Stock.

MedAssets, Inc.

November 1, 2015

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, which is contingent upon (i) consummation of the Transaction or (ii) termination of the Merger Agreement prior to consummation of the Transaction or the Transaction otherwise not being consummated and the receipt by the Company or its affiliates of any payment or other consideration (excluding expense reimbursement for out-of-pocket expenses incurred by the Company in connection with the Transaction) at any time related to such termination or non-consummation. The Company has also agreed to reimburse Deutsche Bank for certain of its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Parent or its affiliates for which they have received, and in the future may receive, compensation, including having acted as (i) financial advisor to an affiliate of Parent on an acquisition in July 2015, (ii) arranger and bookrunner on a $125 million term loan for an affiliate of Parent in March 2015, (iii) arranger on a $125 million term loan for an affiliate of Parent in February 2014, (iv) bookrunner on a $495 million term loan in January 2014, (v) financial advisor to an affiliate of Parent on an acquisition in December 2013, (vi) arranger on a $770 million term loan, $75 million revolving credit facility and $325 million term loan, each for an affiliate of Parent, in May 2013. In addition, one or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to the Company or its affiliates for which they have received, and in the future may receive, compensation, including having acted as (i) financial advisor to the Company on an acquisition in September 2014, (ii) arranger of an amendment and increase in a revolving credit facility of $100 million for the Company in September 2014 and (iii) bookrunner on a $200 million revolving credit facility, $250 million term loan, and $300 million term loan, each for the Company, in February 2014. A portion of the proceeds from the Transaction will be used to repay indebtedness of the Company which has been extended in part by one or more members of the DB Group. The DB Group may also provide investment and commercial banking services to Parent and the Company in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Parent, the Company and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock, excluding the Company and its direct or indirect subsidiaries, Parent and its direct or indirect subsidiaries and Merger Sub.

Very truly yours,

/s/ Deutsche Bank Securities Inc.

DEUTSCHE BANK SECURITIES INC.

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title and, subject to paragraph (b)(3) of this section, §251(h) of this title), §252, §254, §255, §256, §257, §258, §263 or §264 of this title:

(1) Provided, however, that, except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PRELIMINARY PROXY MATERIALS—SUBJECT TO COMPLETION

Electronic Voting Instructions
MEDASSETS, INC. 100 North Point Center East, Suite 200 Alpharetta, Georgia 30022			Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by , Eastern Time, on , 2015.

		[QR CODE]	Vote by Internet

• Go to

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website
Vote by telephone

• Call toll free within the USA, US territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals —	The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.

		For	Against	Abstain			For	Against	Abstain

1.	To approve and adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”), dated as of November 1, 2015, by and among MedAssets, Inc. (the “Company”), Magnitude Parent Holdings, LLC (“Parent”), and Magnitude Acquisition Corp., an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the merger of Merger Sub with and into the Company.	☐	☐	☐	2.	To approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the Company’s named executive officers in connection with the merger.	☐	☐	☐

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — MedAssets, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Jonathan H. Glenn and R. Halsey Wise and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of stock of MedAssets, Inc. (the “Company”), which the undersigned is entitled to vote at the special meeting of stockholders of the Company to be held at                     on             , 2015 at (local time) and at all adjournments or postponements thereof (the “Special Meeting”), hereby revoking any proxy heretofore given with respect to such stock.

I hereby authorize the Company’s designated proxies to vote, in their discretion, on such other business and matters incident to the conduct of the meeting as may properly come before the Special Meeting or any adjournments or postponements thereof.

This Proxy when properly executed will be voted in the manner directed herein and in the discretion of the aforementioned proxies on all other matters which may properly come before the Special Meeting and any adjournments or postponements thereof. If no instruction to the contrary is indicated, this Proxy will be voted FOR Proposals 1, 2 and 3.

PLEASE COMPLETE THIS PROXY AND DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE EITHER BY INTERNET OR TELEPHONE.

Please return this proxy in the accompanying business reply envelope even if you expect to attend in person.

(continued and to be signed on reverse side)